Exhibit 10.18
CREDIT AGREEMENT
dated as of
October 12, 2005
among
• CORE-MARK HOLDING COMPANY, INC.
• CORE-MARK INTERNATIONAL, INC.
• CORE-MARK HOLDINGS I, INC.
CORE-MARK HOLDINGS II, INC.
CORE-MARK HOLDINGS III, INC.
CORE-MARK MIDCONTINENT, INC.
CORE-MARK INTERRELATED COMPANIES, INC.
HEAD DISTRIBUTING COMPANY
MINTER-WEISMAN CO.
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
GENERAL ELECTRIC CAPITAL CORPORATION,
as Co-Syndication Agent,
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
as Co-Syndication Agent,
BANK OF AMERICA, N.A.,
as Co-Documentation Agent,
and
WELLS FARGO FOOTHILL, LLC,
as Co-Documentation Agent,
J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger
CHASE BUSINESS CREDIT

-i-

(continued)

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(continued)

-iii-

(continued)

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SCHEDULES:

Commitment Schedule
Schedule 2.06 — Existing Letters of Credit
Schedule 3.05 — Properties
Schedule 3.06 — Disclosed Matters
Schedule 3.10 — ERISA Matters
Schedule 3.12 — Material Agreements
Schedule 3.14 — Insurance
Schedule 3.15 — Capitalization and Subsidiaries
Schedule 3.18 — Affiliate Transactions
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Borrowers’ Counsel
Exhibit C — Form of Borrowing Base Certificate
Exhibit D — Form of Compliance Certificate
Exhibit E-1 — Loan Party Joinder Agreement
Exhibit E-2 — Borrower Joinder Agreement
Exhibit F — Form of Borrowing Request
Exhibit G — Form of Revolving Note
Exhibit H — Form of Interest Election Request

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CREDIT AGREEMENT dated as of October 12, 2005 (as it may be amended or modified from time to time, this “Agreement”), among Core-Mark Holding Company, Inc. (“Holdings”), Core-Mark International, Inc. (“International”), Core-Mark Holdings I, Inc. (“Holdings I”), Core-Mark Holdings II, Inc. (“Holdings II”), Core- Mark Holdings III, Inc. (“Holdings III”), Core-Mark Midcontinent, Inc. (“Midcontinent”), Core-Mark Interrelated Companies, Inc. (“Interrelated”), Head Distributing Company (“Head”), Minter-Weisman Co. (“Minter-Weisman”; each of Holdings, International, Holdings I, Holdings II, Holdings III, Midcontinent, Interrelated, Head and Minter-Weisman shall be a “Borrower”, International shall be the “Canadian Borrower” and collectively such entities shall be the “Borrowers”), the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, General Electric Capital Corporation and Wachovia Capital Finance Corporation (Western), as Co-Syndication Agents, and Bank of America, N.A. and Wells Fargo Foothill, LLC, as Co-Documentation Agents.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Account” has the meaning assigned to such term in the Security Agreement.
“Account Debtor” means any Person obligated on an Account.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which any Loan Party (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Borrower” has the meaning assigned to such term in Section 11.12.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Canadian Credit Exposure” means, at any time, the aggregate Canadian Credit Exposure of all Canadian Lenders.
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Percentage” means, with respect to any Lender (that is not a Canadian Lender), (a) with respect to Revolving Loans (that are not Canadian Revolving Loans), LC Exposure, Swingline Loans or Overadvances, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time), and (b) with respect to Protective Advances or with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments.
“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or CDOR Revolving Loan, or with respect to the unused commitment fees payable under Section 2.12(a) hereof or the participation fees payable under Section 2.12(b) hereof, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “CDOR Spread” or “Unused Commitment Fee Rate”, as the case may be, based upon Holdings’ consolidated EBITDA for the trailing 12 month period as of the most recent determination date:

	Eurodollar Spread	Unused Commitment Fee
EBITDA	and CDOR Spread	Rate

Category 1 >$60,000,000	1.00%	0.25%
Category 2 ≤$60,000,000 >$53,000,000	1.25%	0.25%
Category 3 ≤$53,000,000 >$48,000,000	1.50%	0.25%
Category 4 ≤$48,000,000	1.75%	0.30%
For purposes of the foregoing, (a) the initial Applicable Rate shall be the applicable rate per annum set forth above in Category 3, (b) thereafter, the Applicable Rate shall be determined as of the end of each fiscal quarter of Holdings based upon Holdings’ annual or quarterly consolidated financial statements delivered pursuant to Section 5.01, commencing with the later of (i) delivery of the quarterly consolidated financial statements for the fiscal quarter ending September 30, 2005, or (ii) 90 days after the Effective Date, and (c) each change in the Applicable Rate resulting from a change in EBITDA shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by them pursuant to Section 5.01 (and if no waiver or consent with respect thereto has been delivered) EBITDA shall be deemed to be in the Category that is one Category higher than the Category corresponding to EBITDA reported by Holdings in its most recently delivered required financial statements at the option of the Administrative Agent or at the request of the Required Lenders, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability” means, at any time, an amount equal to (a) the lesser of the Revolving Commitment and the Borrowing Base minus (b) the Revolving Exposure of all Revolving Lenders minus (c) fees and expenses payable hereunder that have not been paid when due minus (d) all Exposure Reserves that have been established in compliance with Section 2.22(a) and that have not been deducted or taken into account in the calculation of the Borrowing Base or any element or component thereof.
“Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Revolving Exposure of all Revolving Lenders at such time.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Backstop Letter of Credit” has the meaning assigned to such term in Section 2.06(j).
“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) commercial credit cards, stored value cards, and treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), and (b) interest rate, commodities or foreign exchange derivative and hedging products, including Swap Agreements; provided that in order for any of the foregoing provided by any Lender or its Affiliates to be included within the Banking Services by the Administrative Agent: (i) such Lender shall provide to the Administrative Agent written notice of (A) the existence of such Banking Services, (B) such Lender’s (or its Affiliate’s) and the Administrative Borrower’s agreement as to the maximum dollar amount of the applicable Borrower’s obligations arising under such Banking Services that will be included in an Exposure Reserve under Availability (the “Banking Services Amount”) and (C) the methodology agreed upon by such Lender (or its Affiliate) and the Administrative Borrower to determine the Banking Services Amount, and (ii) the applicable Borrower must be permitted to enter into such arrangement under this Agreement or must not be restricted from entering into such arrangement under this Agreement. The Administrative Agent shall send notice to the Lenders of the establishment of any Banking Services. After any of the foregoing have been established as Banking Services hereunder and as long as no Event of Default exists, the Banking Services Amount may thereafter be changed by written notice to the Administrative Agent pursuant to an agreement between the applicable Lender (or its Affiliate) and the Administrative Borrower, provided that no change in a Banking Services Amount may cause Availability to be less than zero.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Banking Services Reserves” means all Exposure Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” and “Borrowers” have the meanings set forth in the introductory paragraph of this Agreement.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans or CDOR Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Canadian Swingline Loan, (d) a Protective Advance and (e) an Overadvance.
“Borrowing Base” means, at any time, the sum of (a) the product of (i) 85% multiplied by (ii) the Borrower’s Eligible Accounts at such time minus the Dilution Reserve, plus (b) the lesser of (i) the product of (x) 65% multiplied by (y) the Borrower’s Eligible Inventory (excluding Eligible Inventory consisting of unaffixed tax stamps), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, and (ii) the product of (x) 85% multiplied by (y) the Net Orderly Liquidation Value of the Borrower’s Inventory identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent (excluding Eligible Inventory consisting of unaffixed tax stamps), plus (c) 90% of Eligible Unaffixed Tax Stamps on hand, plus (d) 100% of unrestricted cash and cash equivalents held at, and subject to a first-priority lien in favor of, the Administrative Agent, plus (e) the PP&E Component, minus (f) Collateral Reserves; provided that up to two times per calendar year (but never more than once in any six-month period or more than a total of 60 days during any calendar year), the Borrowers may include in the Borrowing Base an Inventory overadvance in an amount not to exceed either (i) $5,000,000 more than the Inventory component of the Borrowing Base from time to time under clause (b) above or (ii) an additional 5% of the Net Orderly Liquidation Value of the Borrowers’ Inventory identified as “eligible” in the most recent inventory appraisal ordered by the Administrative Agent above the Inventory component of the Borrowing Base from time to time under clause (b) above. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement.
“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Administrative Borrower, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its sole discretion.
“Borrowing Request” means a request by the Administrative Borrower for a Revolving Borrowing in accordance with Section 2.02.

“British Columbia Tax Lien” means the Lien evidenced by PPSA registration number 975855A filed on April 4, 2003 in the Province of British Columbia and naming International, as debtor, and Her Majesty the Queen in the Right of the Province of British Columbia, as secured party.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if such day relates to any Loan (including CDOR Loans) made or Letter of Credit issued as part of the Canadian Subfacility, means any such day other than a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City or Toronto, Ontario; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Canadian Applicable Percentage” shall mean as to any Canadian Lender, the percentage of the aggregate Canadian Revolving Commitments constituted by its Canadian Revolving Commitment (or, if the Canadian Revolving Commitments have terminated or expired, the percentage which such Canadian Lender’s Canadian Credit Exposure at such time constitutes of the Aggregate Canadian Credit Exposure at such time).
“Canadian Borrower” has the meaning set forth in the introduction paragraph of this Agreement.
“Canadian Credit Exposure” shall mean, at any time and as to each Canadian Lender, the Dollar Equivalent of the aggregate principal amount of the Canadian Revolving Loans made by such Canadian Lender outstanding as of such date.
“Canadian Dollar” and “Cdn.$” mean the lawful money of Canada.
“Canadian Funding Bank” shall mean Chase Canada, and any successor to Chase Canada, acting in such capacity.
“Canadian Lenders” means a Lender with a Canadian Revolving Commitment or is the holder of a Canadian Revolving Loan.
“Canadian Loans” means the Canadian Revolving Loans and the Canadian Swingline Loans.
“Canadian Prime Rate” shall mean on any day, the annual rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of: (a) the annual rate of interest announced from time to time by JPMorgan Canada as its prime rate in effect at its principal office in Toronto, Ontario Canada on such day being the reference rate used by JPMorgan Canada for determining interest rates on Cdn.$ denominated commercial loans to its customers in Canada; and (b) the annual rate of interest equal to the sum of (i) the one-month CDOR Rate in effect on such day, and (ii) 1%.
“Canadian Prime Rate Loans” shall mean Canadian Revolving Loans which, for greater certainty, will be Cdn.$ denominated and will bear interest at a rate based upon the Canadian Prime Rate.
“Canadian Priority Payables Reserve” shall mean Reserves established in the Permitted Discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s and/or Lenders’ Liens, including, without limitation, in the Permitted Discretion of the Administrative Agent, (i) Exposure Reserves for any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada) and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the Pension Benefits Act (Ontario) or any similar legislation, and (ii) a Collateral Reserve for amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property).

“Canadian Revolving Commitment” shall have the meaning assigned to the definition of Revolving Commitment.
“Canadian Revolving Loan” means a Canadian Revolving Loan made pursuant to Section 2.01.
“Canadian Subfacility” has the meaning set forth in Section 2.01 of this Agreement.
“Canadian Swingline Lender” means the Canadian Funding Bank, in its capacity as lender of Canadian Swingline Loans hereunder.
“Canadian Swingline Loan” means a Loan made pursuant to Section 2.05.
“Canadian Tobacco Tax Reserve” means a Reserve for Canadian tobacco tax liabilities net of or less restricted cash specifically reserved for such purpose, which Reserve will constitute a Collateral Reserve on the Effective Date, provided that in the event that either (a) a Default or Event of Default has occurred and is continuing or (b) Availability is less than $60,000,000, such Reserve shall constitute an Exposure Reserve.
“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.
“CDOR Rate” means, with respect to a CDOR Loan for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant Interest Period for Canadian dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Canadian Funding Bank after 10:00 a.m. Toronto, Ontario local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus 10bps; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR rate calculated on that day shall be calculated as the cost of funds quoted by the Canadian Funding Bank to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto, Ontario local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Canadian Funding Bank on the immediately preceding Business Day.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of Holdings by any Person or group; or (d) Holdings shall cease to own and control all of the economic and voting rights associated with all of the outstanding Equity Interests of any of its Subsidiaries (except in connection with any transaction expressly permitted by this Agreement).
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Chase Canada” means JPMorgan Chase Bank, N.A. acting through its Canadian branch.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Canadian Revolving Loans, Swingline Loans or Protective Advances or Overadvances.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that is subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Collateral Reserves” means any and all reserves established in accordance with Section 2.22(a) that are deducted from the Borrowing Base and which the Administrative Agent deems reasonably necessary, in its Permitted Discretion, to maintain (including, without limitation, the Canadian Priority Payables Reserve (only to the extent of amounts currently or past due and not paid for realty, municipal or similar taxes (to the extent impacting personal or moveable property)), the Canadian Tobacco Tax Reserve (to the extent included as a Collateral Reserve under the definition of “Canadian Tobacco Tax Reserve”), Dilution Reserves, reserves for contra Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit) with respect to the Collateral or any Loan Party; provided that the Administrative Agent will not establish any Collateral Reserves under this Agreement to the extent that the basis for such Collateral Reserve has already been addressed in the existing Reserves, determination of eligibility standards or advance rates hereunder.

“Collection Account” has the meaning assigned to such term in the Security Agreement.
“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment or Canadian Revolving Commitment, as applicable, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment or Canadian Revolving Commitment, as applicable is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, as to (i) any Canadian Lender at any time, the Canadian Credit Exposure, and (ii) any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time, plus (b) an amount equal to its Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all cash discounts, returns and allowances, shortages, credit memos, damages, corrections, bad debt write-offs and other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Borrower.
“Dilution Ratio” shall mean, at any date, the excess (if any) of (a) the amount (expressed as a percentage) equal to (i) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (ii) total gross sales for the twelve (12) most recently ended fiscal months, over (b) 5.0%.
“Dilution Reserve” shall mean a Collateral Reserve in an amount equal to, at any date, the applicable Dilution Ratio (if greater than zero) multiplied by the Eligible Accounts on such date.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Document” has the meaning assigned to such term in the Security Agreement.
“Dollar Equivalents” means, with respect to any amounts of Canadian Dollars, an equivalent amount of dollars determined at a rate of exchange quoted by Chase Canada on the date of determination for the spot purchase in the foreign exchange market of Canadian Dollars with dollars.

“dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary non-cash gains and any non-cash items of income for such period, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Accounts” means, at any time, the Accounts of the Borrowers which the Administrative Agent determines in accordance with Section 2.22(a) in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans, Canadian Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account:
(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;
(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance or other Lien permitted by this Agreement which does not have priority over the Lien in favor of the Administrative Agent;
(c) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of any Borrower or otherwise designated as uncollectible;
(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under the criteria set forth in clause (c) above;
(e) which is owing by an Account Debtor to the extent of the amount by which the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowers exceeds (i) in the case of investment grade (defined as rated at least BBB- (or its equivalent) by S&P or Ba2 (or its equivalent) by Moody’s) Account Debtors, 20% of the aggregate Eligible Accounts, and (ii) in the case of all other Account Debtors, 10% of the aggregate Eligible Accounts;
(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Security Agreement has been breached or is not true;
(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrower’s completion of any further performance, or (v) represents a guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis;

(h) that constitutes a customer deposit, an unaccounted for customer credit, clean invoice, credit reclass or for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowers or if such Account was invoiced more than once, in each case to the extent of such deposit, credit or other basis for ineligibility under this clause;
(i) with respect to which any check or other instrument of payment has been returned uncollected for 30 days or more;
(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, monitor, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, monitor, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operations; provided that Accounts owed by any Account Debtor that has successfully exited bankruptcy pursuant to a confirmed reorganization plan shall not be ineligible under this clause if the Administrative Agent has determined in its Permitted Discretion that such Account Debtor has adequate ability to pay amounts owing to the Borrowers;
(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets if the Administrative Agent determines in its Permitted Discretion that such Account constitutes a collection risk;
(l) which is owed (i) by an Account Debtor that (A) does not maintain its chief executive office in the U.S. or Canada or (B) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent, or (ii) in any currency other than U.S. or Canadian dollars;
(m) which is owed by (i) the government (or any department, agency, public corporation, Crown corporation or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent, (ii) the federal government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, (iii) any state government in the United States unless any steps necessary (if any) to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction, or (iv) the Canadian federal government, a Canadian provincial, territorial or municipal government, or any department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act (Canada) and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate, employee, officer, director, agent or stockholder (holding 10% or more of the stock of any Loan Party) of any Loan Party unless approved in writing by the Administrative Agent in its Permitted Discretion;
(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
(p) which (i) is subject to any counterclaim, deduction, defense, setoff or dispute or with respect to which any Borrower or any Subsidiary thereof is liable for any goods sold or services rendered by the applicable Account Debtor to such Borrower or Subsidiary, in each case only to the extent of the potential offset, or (ii) constitutes a manufacturers’ representative Account to the extent subject to offset for any amount payable to the manufacturer in connection therewith;
(q) which is evidenced by any promissory note, chattel paper, or instrument;
(r) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Borrower to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrower has filed such report or qualified to do business in such jurisdiction;
(s) with respect to which any Borrower has made any agreement with the Account Debtor for any reduction thereof (only to the extent of such reduction), other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and any Borrower created a new receivable for the unpaid portion of such Account;
(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Borrowers has or has had an ownership interest in such goods, or which indicates any party other than the Borrowers as payee or remittance party;
(v) which was created on cash-on-delivery or cash-and-carry terms;
(w) in the case of any Account acquired pursuant to a Permitted Acquisition, which has not been the subject of an audit and field examination reasonably satisfactory to the Administrative Agent or as permitted by the Administrative Agent in accordance with Section 2.22(b);
(x) to the extent that such Account is pre-billed by any Borrower in excess of one (1) day or otherwise constitutes a sale on bill and hold;
(y) any Account of a Borrower that is subject to an unreconciled variance between such Borrower’s general ledger and accounts receivable aging;
(z) that constituted unapplied cash;

(aa) to the extent such Account constitutes a “charge back”, re-bill or similar adjustment for unauthorized deductions made by the Account Debtor;
(bb) to the extent that such Account is subject to customer rebates in the ordinary course of business consistent with past practices, but only to the extent of the amount of such customer rebates; or
(cc) which the Administrative Agent determines, in its Permitted Discretion, is unlikely to be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any legal, credit or likelihood of collectability reason.
In the event that a material Account which was previously an Eligible Account ceases to be an Eligible Account hereunder (for any reason other than repayment of the Account), the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Borrower may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Account.
“Eligible Equipment” means the equipment owned by the Borrowers, which equipment is described on Exhibit E to the Security Agreement as of the Effective Date and equipment hereafter approved by the Administrative Agent as part of the PP&E Component, and which equipment meets each of the following requirements:
(a) the Borrowers have good title to such equipment;
(b) the Borrowers have the right to subject such equipment to a Lien in favor of the Administrative Agent; such equipment is subject to a first priority perfected Lien in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Encumbrances or other Liens permitted by this Agreement, in each case which do not have priority over the Lien in favor of the Administrative Agent);
(c) the full purchase price for such equipment has been paid by the Borrowers;
(d) such equipment is located on premises (i) owned by a Borrower, or (ii) leased by a Borrower where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;
(e) such equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the Borrowers in the ordinary course of business of the Borrowers;
(f) such equipment is not subject to any agreement which restricts the ability of the Borrowers to use, sell, transport or dispose of such equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such equipment; and

(g) such equipment does not constitute “fixtures” under the applicable statutory laws or common law of the jurisdiction in which such equipment is located.
“Eligible Inventory” means, at any time, the Inventory of the Borrowers which the Administrative Agent determines in accordance with Section 2.22(a) in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and the issuance of Letters of Credit hereunder. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory shall not include:
(a) any Inventory which is not subject to a first priority perfected Lien in favor of the Administrative Agent;
(b) any Inventory which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance or other Lien permitted by this Agreement which does not have priority over the Lien in favor of the Administrative Agent;
(c) any Inventory with respect to which any covenant, representation, or warranty contained in this Agreement or the Security Agreement as to such Inventory has been breached or is not true and which does not conform to all standards imposed by any applicable Governmental Authority;
(d) any Inventory in which any Person other than the Borrowers shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein, including, without limitation, goods held on consignment;
(e) any Inventory which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, equipment displays or display items, bill-and-hold goods, repossessed goods, or goods which are not of a type held for sale in the ordinary course of business;
(f) any Inventory which is not located in the U.S. or Canada or is in transit with a common carrier from vendors, suppliers or outside processors, provided that, up to $500,000 of Inventory in transit from vendors and suppliers may be included as eligible pursuant to this clause (f) so long as (i) the Administrative Agent shall have received (1) a true and correct copy of the bill of lading and other shipping documents for such Inventory, (2) evidence of satisfactory casualty insurance naming the Administrative Agent as loss payee and otherwise covering such risks as the Administrative Agent may reasonably request, and (3) if the bill of lading is (A) non-negotiable, a duly executed Collateral Access Agreement from the applicable customs broker (if any) for such Inventory or (B) negotiable, confirmation that the bill is issued in the name of a Borrower and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with the Borrowers’ customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory and (ii) the common carrier is not an Affiliate of the applicable vendor, supplier or outside processor;
(g) any Inventory which (i) is located in any location leased by any Borrower unless (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion, or (ii) is being processed offsite at a third party location or outside processor unless such third party or processor has delivered to the Administrative Agent a Collateral Access Agreement and evidence reasonably satisfactory to the Administrative Agent that such Inventory is segregated from the Inventory of such third party or outside processor and all other Inventory being processed by such third party or outside processor;

(h) any Inventory which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document (other than bills of lading to the extent permitted pursuant to clause (f) above), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(i) any Inventory which is the subject of a consignment by a Borrower as consignor;
(j) any Inventory which is perishable (with a shelf life less than 21 days);
(k) any Inventory which contains or bears any intellectual property rights licensed to a Borrower unless it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;
(l) any Inventory which is not reflected in a current perpetual inventory report (or other accounting system acceptable to the Administrative Agent in its Permitted Discretion) of the Borrowers (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory), except for “dry room” and “excise tax” Inventory to the extent that such Inventory is otherwise eligible hereunder;
(m) in the case of any Inventory acquired pursuant to a Permitted Acquisition, which has not been the subject of an audit and field examination reasonably satisfactory to the Administrative Agent or as permitted by the Administrative Agent in accordance with Section 2.22(b);
(n) 35% of Inventory that consists of goods which have been returned by the applicable buyer which constitutes “dry room” inventory;
(o) the amount of Inventory equal to the monthly “shrink” which the Borrowers accrue for;
(p) (i) 50% of non-cigarette Inventory on hand over 180 days but less than 360 days, (ii) 100% of non-cigarette Inventory on hand over 360 days, and (iii) 25% of cigarette Inventory on hand over 180 days;
(q) any Inventory which is, in the Administrative Agent’s reasonable opinion, slow moving, obsolete, unmerchantable, defective, unfit for sale, or not saleable at prices approximating at least the cost of such Inventory in the ordinary course of business;
(r) any Inventory the value of which is attributable to intercompany profits among the Borrowers and their Subsidiaries;
(s) 25% of the portion of Inventory of any Borrower that represents the difference between the standard cost and discounted purchase price of such Inventory due to discounts, rebates, allowances and manufacturer incentives;

(t) Inventory of any Borrower which constitutes United States cigarette tax stamps of a jurisdiction in which such Borrower has a cigarette tax liability greater than the amount of a surety bond or other similar arrangement backing such liability, provided that such Inventory shall be ineligible under this clause (t) only to the extent of any such shortfall;
(u) the amount of Inventory of any Borrower which represents an unreconciled variance between the book accounts and the physical Inventory counts conducted by the Administrative Agent or its representatives in accordance with this Agreement; or
(v) any Inventory which the Administrative Agent otherwise determines, in its Permitted Discretion, is unacceptable for any legal reason or for any reason related to saleability, value or merchantability of such Inventory.
In the event that a material portion of the Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“Eligible Unaffixed Tax Stamps” shall mean State unaffixed tax stamps which (a) have been fully paid for by the Borrowers or otherwise reserved by the Administrative Agent, (b) are subject to a first priority Lien in favor of the Administrative Agent, and (c) are (i) freely saleable by the Borrowers (or by the Administrative Agent in the event of foreclosure pursuant to the terms of the Loan Documents) to a third party without restrictions or (ii) returnable to the issuing State for full payment thereon without offset or reduction.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, or a Termination Event with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing, pursuant to Section 412(d) of the Code or Section 303(d) of ERISA or pursuant to any other applicable legislation (including the PBA), of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of their respective ERISA Affiliates of any liability under Title IV of ERISA, the PBA or other applicable law of any jurisdiction with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or other applicable Governmental Authority or from a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, including, without limitation, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is doing business, (b) any branch profits taxes imposed by the United States of America, Canada, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is doing business, or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.17(a).
“Existing Letters of Credit” means the letters of credit or guarantees of letters of credit issued for the account of a Borrower by a Lender (or an Affiliate of a Lender) and listed on Schedule 2.06 attached hereto, which letters of credit will, as of the Effective Date, be deemed outstanding as Letters of Credit issued pursuant to Section 2.06.

“Exposure Reserves” means any and all reserves established in accordance with Section 2.22(a) that are deducted from Availability and which the Administrative Agent deems reasonably necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for interest on the Secured Obligations that has not been paid when due, Banking Services Reserves, Canadian Priority Payables Reserves (to the extent not taken as a Collateral Reserve), the Canadian Tobacco Tax Reserve (to the extent included as an Exposure Reserve under the definition of “Canadian Tobacco Tax Reserve”), Withholding Reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges unless waived (in each case, to the extent not adequately addressed by an executed Collateral Access Agreement), reserves for Swap Obligations, reserves for unpaid or unsaleable stamp taxes (including, without limitation, United States tobacco stamp liabilities to the extent greater than stamps on hand) and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided that the Administrative Agent will not establish any Exposure Reserves under this Agreement to the extent that the basis for such Exposure Reserve has already been addressed in the existing Reserves, determination of eligibility standards or advance rates hereunder.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of any Borrower.
“Fixed Charges” means, with reference to any period, without duplication, cash Interest Expense, plus prepayments (other than prepayments in connection with refinancings of Indebtedness permitted by this Agreement) and scheduled principal payments on Indebtedness (other than any such payments on intercompany Indebtedness permitted by this Agreement) made during such period (including payments made under the RCT Guarantee and the PCT Guarantee, but excluding all prepayments of the Tranche B Notes), plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, plus cash contributions to any Plan to the extent not expensed, all calculated for Holdings and its Subsidiaries on a consolidated basis.
“Fixed Charge Coverage Ratio” means, the ratio, determined as of the end of each of fiscal quarter of Holdings for the most-recently ended four fiscal quarters, of (a) EBITDA minus the unfinanced portion of Capital Expenditures minus expense for income taxes paid in cash, to (b) Fixed Charges, all calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is organized or has a permanent establishment. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funding Account” has the meaning assigned to such term in Section 4.01(h).
“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise that is required to be recorded on such Person’s books under GAAP, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person (but excluding obligations under operating leases to the extent charged on the income statement of such Person), (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information Memorandum” means the Confidential Information Memorandum dated August 2005 relating to the Borrowers and the Transactions.
“Interest Election Request” means a request by the Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of Holdings and its Subsidiaries for such period with respect to all outstanding Indebtedness of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for Holdings and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan or Canadian Swingline Loan), the first day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan or CDOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing or a CDOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing or CDOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing or CDOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing or CDOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Inventory” has the meaning assigned to such term in the Security Agreement.
“Issuing Bank” means (a) Chase, in its capacity as the issuer of Letters of Credit hereunder, (b) with respect to the Existing Letters of Credit, the Lenders set forth in Schedule 2.06, (c) any other Lender approved by the Administrative Borrower and the Administrative Agent, and (d) their successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joinder Agreement” has the meaning assigned to such term in Section 5.13.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed (from the proceeds of Revolving Loans or otherwise) by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“Lenders” means the Persons (including the Canadian Lenders) listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders and the Canadian Swingline Lender.
“Letter of Credit” means any letter of credit or guarantee of a letter of credit issued pursuant to this Agreement and shall include the Existing Letters of Credit.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset (but not including the interest of a lessor under any operating lease), (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other lien, charge, privilege, secured claim, title retention, garnishment right, deemed trust, encumbrance or other right affecting property, choate or inchoate, arising by any statute, act of law of any jurisdiction at common law or in equity or by agreement.
“Loan Documents” means (a) this Agreement, any promissory notes issued pursuant to the Agreement, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements, (b) all certificates and other materials required to be delivered to the Administrative Agent or any Lender under this Agreement or any of the Collateral Documents, and (c) all other material information contained in any other written communication delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the Collateral Documents, but excluding any forecasts or projections. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” each Loan Party (other than the Borrowers’ foreign Subsidiaries).

“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means the Borrowers, the Borrowers’ material domestic Subsidiaries that are parties to this Agreement and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Canadian Swingline Loans, Overadvances and Protective Advances.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition, financial or otherwise, of the Borrowers and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties taken as a whole to pay any of the Obligations when due or to perform any of their other material obligations under the Loan Documents, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrowers and their Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means October 12, 2010 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.
“Maximum Liability” has the meaning assigned to such term in Section 10.10.
“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Borrower or is merged into or consolidated with any Borrower or any of the Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any Borrower) in which any Borrower or any of the Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.
“Net Orderly Liquidation Value” means, with respect to Inventory, Equipment or intangibles of any Person, the orderly liquidation value thereof as determined in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Canadian Funding Bank, the Issuing Bank or any indemnified party arising under the Loan Documents.
“Off-Balance Sheet Liability” of a Person means in accordance with GAAP (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person. For the avoidance of doubt, operating leases are not Off-Balance Sheet Liabilities.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Overadvance” has the meaning assigned to such term in Section 2.05(c).
“Participant” has the meaning set forth in Section 9.04.
“Paying Guarantor” has the meaning assigned to such term in Section 10.11.
“PBA” means the Pensions Benefit Act (Ontario) and all regulations thereunder as amended from time to time, and any successor legislation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“PCT Guarantee” means that certain Amended and Restated Administrative Claims Guaranty Agreement dated as of August 31, 2004, made by and between Core-Mark Holding Company, Inc. (a Delaware corporation), and the Post-Confirmation Trust (a trust established under a Post-Confirmation Trust Agreement dated as of August 19, 2004), as the same may be amended or supplemented from time to time.
“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:
(a) such Acquisition is not a hostile acquisition or contested by the company to be acquired;
(b) the business acquired in connection with such Acquisition is (i) located in the U.S. or Canada, (ii) organized under U.S., Canadian or applicable state or provincial laws, and (iii) not primarily engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;

(c) both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent and the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;
(d) as soon as available, but not less than fifteen days prior to such Acquisition, the Borrowers have provided the Lenders (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by the Agent including pro forma financial statements, statements of cash flow, and Availability projections;
(e) the aggregate purchase price (whether in cash, notes or any other form of non-equity consideration) of all Acquisitions made during the term of this Agreement shall not exceed $75,000,000; provided, however, that if at the effective date of any proposed Acquisition that otherwise meets the requirements of this definition of “Permitted Acquisitions”, the Borrowers have pro forma Availability (on both a 60-day look-back and a 60-day look-forward basis and including all non-equity consideration given in connection with such Acquisition as having been paid in cash at the time of making such Acquisition) not less than $125,000,000, such Acquisition shall not be counted against this $75,000,000 total basket;
(f) if such Acquisition is an acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Borrower and, in accordance with Section 5.13, a Loan Party pursuant to the terms of this Agreement;
(g) if such Acquisition is an acquisition of assets, the Acquisition is structured so that a Loan Party (or a newly organized Subsidiary that becomes a Loan Party) shall acquire such assets;
(h) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(i) no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that would reasonably be expected to have a Material Adverse Effect;
(j) in connection with an Acquisition of the Equity Interests of any Person, all Liens (other than Permitted Encumbrances and other Liens permitted by Section 6.02 which were not created in contemplation of such Acquisition) on property of such Person shall be terminated unless the Administrative Agent in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens (other than Permitted Encumbrances and other Liens permitted by Section 6.02 which were not created in contemplation of such Acquisition) on such assets shall be terminated; and
(k) no Default or Event of Default exists or would result therefrom.
“Permitted Discretion” means a determination made in the Administrative Agent’s reasonable good faith judgment in consideration of any factor which (a) would reasonably be expected to adversely affect (i) the value of any Collateral, (ii) the ability to realize upon any Collateral, (iii) the enforceability or priority of the Administrative Agent’s Liens on the Collateral or (iv) the amount that the Administrative Agent and the Lenders would be likely to receive from the liquidation of the Collateral, or (b) materially increases the likelihood that the Administrative Agent and the Lenders would not receive payment for all of the Obligations.

“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or public liability laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) non-consensual statutory Liens (other than Liens securing the payment of taxes) arising in the ordinary course of the Loan Parties’ business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the Loan Parties, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on their books; and
(g) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, an investment grade credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, guaranteed investment certificates, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated investment grade by S&P or Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” means April 1, 2003, the date of the filing of Chapter 11 petitions for Core-Mark International, Inc.; Fleming Companies, Inc.; ABCO Food Group, Inc.; ABCO Markets, Inc.; ABCO Realty Corp.; ASI Office Automation, Inc.; C/M Products, Inc.; Core-Mark Interrelated Companies, Inc.; Core-Mark Mid-Continent, Inc.; Dunigan Fuels, Inc.; Favar Concepts, Ltd.; Fleming Foods Management Co., L.L.C.; Fleming Foods of Texas, L.P.; Fleming International, Ltd.; Fleming Supermarkets of Florida, Inc.; Fleming Transportation Service, Inc.; Food 4 Less Beverage Company, Inc.; Fuelserv, Inc.; General Acceptance Corporation; Head Distributing Company; Marquise Ventures Company, Inc.; Minter-Weisman Co.; Piggly Wiggly Company; Progressive Realty, Inc.; Rainbow Food Group, Inc.; Retail Investments, Inc.; Retail Supermarkets, Inc.; RFS Marketing Services, Inc.; and Richmar Foods, Inc.
“Plan” means any employee pension benefit plan, pension plan or plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA or the applicable laws of any other jurisdiction including the PBA, and in respect of which any Borrower or any ERISA Affiliate (i) sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years, and/or (ii) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“PP&E Component” shall mean, at the time of any determination, an amount equal to 75% of the Net Orderly Liquidation Value of the Borrowers’ Eligible Equipment less Reserves related to the Eligible Equipment established by the Administrative Agent in its Permitted Discretion; provided that the PP&E Component shall be subject to straight-line annual amortization from the date of any Loan on the PP&E Component through the date which is the fifth anniversary of the Effective Date. As of the Effective Date, the Net Orderly Liquidation Value of the Borrowers’ Eligible Equipment is $3,629,266. Upon request by the Borrowers, the Administrative Agent may agree in its Permitted Discretion to the addition of new Eligible Equipment to the PP&E Component; provided that (A) the PP&E Component shall never exceed $20,000,000 at any time prior to the first anniversary of the Effective Date, (B) the PP&E Component shall not exceed $0 at any time after the fifth anniversary of the Effective Date, and (C) prior to inclusion in the PP&E Component, all Equipment must be appraised in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent.

“PPSA” means the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation (including, without limitation, the Civil Code) of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Projections” has the meaning assigned to such term in Section 5.01(f).
“Protective Advance” has the meaning assigned to such term in Section 2.04.
“RCT Guarantee” means, collectively, (i) that certain Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Class 3(B) TLV Reclamation Claims as the same may be amended or supplemented from time to time, and (ii) that certain Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004 by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Net Non-TLV Reclamation Claims, as the same may be amended or supplemented from time to time.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of any Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.
“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means the Collateral Reserves and the Exposure Reserves, as applicable.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, other than common stock of Holdings) with respect to any Equity Interests in any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, other than common stock of Holdings), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, Overadvances and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.21 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that the aggregate Revolving Commitments shall not at any time exceed $325,000,000. The initial amount of each Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000. The Revolving Commitments include the Canadian Revolving Commitments available pursuant to the Canadian Subfacility in an aggregate amount not to exceed Cdn.$110,000,000.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Canadian Revolving Loans, as applicable and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amount of Swingline Loans or Canadian Applicable Percentage of the aggregate principal amount of the Canadian Swingline Loans, as applicable, at such time, plus an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.
“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan (including Canadian Revolving Loans) made pursuant to Section 2.01(a).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors and assigns.
“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Swap Obligations owing to one or more Lenders or their respective Affiliates; provided that at or prior to the time that any transaction relating to such Swap Obligation is executed (or, in the case of foreign exchange swaps, promptly thereafter), the Lender party thereto (other than Chase or Chase Canada) shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Collateral Documents.
“Security Agreement” means (i) that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and (ii) any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of Holdings or a Loan Party, as applicable.
“Supermajority Revolving Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 66 2/3% of the sum of the total Credit Exposure and unused Commitments at such time.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Taxes” means any and all present or future taxes, excise taxes, goods and services taxes, provincial sales taxes, levies, imposts, duties, deductions, fees, charges or withholdings imposed by any Governmental Authority.
“Termination Event” means (a) the whole or partial withdrawal of the Borrower(s) or any Subsidiary from a Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Plan or the treatment of a Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Plan.

“Tranche B Facility” means that certain Note and Warrant Purchase Agreement dated as of August 20, 2004 among Core-Mark Holding Company, Inc. and the other Issuers identified therein, Wells Fargo Bank, N.A. as Administrative Agent, Wells Fargo Bank, as the LC Issuer, and the Purchasers listed therein, as the same may be amended or supplemented from time to time.
“Tranche B Notes” means the notes issued under the Tranche B Facility.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the CDOR Rate, the Alternate Base Rate or the Canadian Prime Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Reserves” shall mean an Exposure Reserve established by the Administrative Agent in its Permitted Discretion in the event that either (a) Availability at any time is less than $35,000,000 or (b) an Event of Default has occurred, which reserve shall be in an amount reasonably deemed adequate by the Administrative Agent to cover any potential withholding tax liabilities accruing from the Effective Date in the United States or Canada in connection with the Canadian Borrower’s status as a Canadian taxpayer or “permanent establishment” under Canadian law or in connection with the Canadian Subfacility; provided that the Administrative Agent may in its Permitted Discretion thereafter decrease or eliminate any Withholding Reserves.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time in dollars (or, specifically with respect to Canadian Revolving Loans made under the Canadian Subfacility, Canadian Dollars) during the Availability Period in an aggregate principal amount that will not result in either (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05; provided that with respect to Canadian Revolving Loans, the sum of the aggregate principal amount of Canadian Revolving Loans and the LC Exposure for Canadian Dollar Letters of Credit issued (under the Letter of Credit facility available pursuant to Section 2.06 hereof) shall not exceed Cdn.$110,000,000 (the “Canadian Subfacility”). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or Canadian Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance, any Overadvance and any Swingline Loan or Canadian Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05. Notwithstanding anything to the contrary herein, (i) all Canadian Loans shall be made available to the Canadian Borrower only and shall be made by Canadian Lenders under the Canadian Subfacility, and by the Canadian Funding Bank, by way of Canadian Swingline Loans, and (ii) the only financial accommodations available to the Canadian Borrower (in its capacity as Canadian Borrower) under the Canadian Subfacility shall be Canadian Revolving Loans, Canadian Swingline Loans and Letters of Credit; for greater certainty, no other bank products or accommodations, such as, without limitation, Swaps and Swingline Loans (that are not Canadian Swingline Loans), shall be made available under the Canadian Subfacility.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans, Canadian Prime Rate Loans, Eurodollar Loans or CDOR Loans as the Administrative Borrower may request in accordance herewith, provided that all Borrowings (that are not Canadian Prime Rate Borrowings) made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan and each Canadian Swingline Loan shall be a Canadian Prime Rate Loan. Each Lender at its option may make any Eurodollar Loan or CDOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and shall not increase the cost of such Loan to the Borrowers.
(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of (i) $100,000 and not less than $500,000, in respect of Eurodollar Revolving Borrowings, and (ii) Cdn.$100,000 and not less than Cdn.$500,000, in respect of CDOR Revolving Borrowings. At the time that each ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000 or Cdn.$500,000, as applicable; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan or Canadian Swingline Loan shall be in an amount that is not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time and may be made on the same date; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings and CDOR Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing as a Eurodollar Loan or CDOR Loan if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Administrative Borrower shall notify the Administrative Agent and (in the case of a Borrowing under the Canadian Subfacility) the Canadian Funding Bank of such request either in writing (delivered by hand or facsimile) substantially in the form attached hereto as Exhibit F and signed by the Administrative Borrower or by telephone (a) in the case of a Eurodollar Borrowing or CDOR Borrowing, not later than 12:00 p.m. (noon), Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or Canadian Prime Rate Borrowing, not later than 12:00 p.m. (noon), Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent and (in the case of a Borrowing under the Canadian Subfacility) the Canadian Funding Bank of a written Borrowing Request in a form approved by the Administrative Agent and the (in the case of a Borrowing under the Canadian Subfacility) Canadian Funding Bank and signed by the Administrative Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be made in dollars (or, in the case of Borrowings under the Canadian Subfacility, Canadian Dollars);
(iv) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and
(v) in the case of a Eurodollar Borrowing or a CDOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent and the Canadian Funding Bank, as applicable shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable at any time after the occurrence and during the continuance of any Default (i) to preserve or protect the Collateral, or any portion thereof, (ii) to pay any other amount chargeable to or required to be paid by any Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents which the Borrowers have not paid out at the times required by this Agreement, or (iii) after the occurrence and during the continuation of an Event of Default, to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not exceed $10,000,000; provided further that, the aggregate amount of outstanding Protective Advances plus the aggregate Revolving Exposure shall not exceed the aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings or Canadian Prime Rate Borrowings, as applicable, and shall be payable within one (1) Business Day after demand by the Administrative Agent. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Supermajority Revolving Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage or Canadian Applicable Percentage, as applicable. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.
SECTION 2.05. Swingline Loans, Canadian Swingline Loans and Overadvances. (a) (i) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers (excluding the Canadian Borrower in its capacity as Canadian Borrower) from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (B) the sum of the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Swingline Loans. To request a Swingline Loan, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Administrative Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 3:00 p.m., Chicago time, on the requested date of such Swingline Loan.
(ii) Subject to the terms and conditions set forth herein, the Canadian Swingline Lender agrees to make Canadian Swingline Loans to the Canadian Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Canadian Swingline Loans (other than Single-Day Canadian Swingline Loans) exceeding $5,000,000 or (B) the sum of the total Canadian Credit Exposure exceeding the lesser of the total Canadian Credit Commitments and the Borrowing Base; provided that the Canadian Swingline Lender shall not be required to make a Canadian Swingline Loan to refinance an outstanding Canadian Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Canadian Borrower may borrow, repay and reborrow Canadian Swingline Loans. To request a Canadian Swingline Loan, the Administrative Borrower shall notify the Administrative Agent and the Canadian Funding Bank of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., Chicago time, on the day of a proposed Canadian Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Canadian Swingline Loan. The Canadian Funding Bank will promptly advise the Canadian Swingline Lender of any such notice received from the Administrative Borrower. The Canadian Swingline Lender shall make each Canadian Swingline Loan available to the Canadian Borrower by means of a credit to the Funding Account (or, in the case of a repayment of another Canadian Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Canadian Funding Bank to be distributed to the Canadian Lenders) by 3:00 p.m., Chicago time, on the requested date of such Canadian Swingline Loan. For purposes of this Section 2.05(a)(ii), “Single-Day Canadian Swingline Loans” shall mean Canadian Swingline Loans that are made by the Canadian Swingline Lender as an accommodation to Canadian Lenders that are unable to fund on the same day as a requested Canadian Prime Rate Borrowing, which Single-Day Canadian Swingline Loans shall be funded by the applicable Canadian Lenders on the first Business Day following the date of such Canadian Prime Rate Borrowing. The Canadian Swingline Lender is not required to make any Single-Day Canadian Swingline Loan hereunder and will not make any Single-Day Swingline Loan that would cause its outstanding Canadian Revolving Loans to exceed its Canadian Revolving Commitment.
(b) (i) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Chicago time, on any Business Day require the Revolving Lenders (who are not Canadian Lenders) to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which such Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each such Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each such Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from such Revolving Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to such Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(ii) The Canadian Swingline Lender may by written notice given to the Administrative Agent and Canadian Funding Bank not later than 9:00 a.m., Chicago time, on any Business Day require the Canadian Lenders to acquire participations on such Business Day in all or a portion of the Canadian Swingline Loans outstanding. Such notice shall specify the aggregate amount of Canadian Swingline Loans in which Canadian Lenders will participate. Promptly upon receipt of such notice, the Canadian Funding Bank will give notice thereof to each Canadian Lender, specifying in such notice such Lender’s Canadian Applicable Percentage of such Canadian Swingline Loan or Loans. Each Canadian Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Canadian Funding Bank, for the account of the Canadian Swingline Lender, such Lender’s Canadian Applicable Percentage of such Canadian Swingline Loan or Loans. Each Canadian Lender acknowledges and agrees that its obligation to acquire participations in Canadian Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Canadian Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Canadian Funding Bank shall promptly pay to the Canadian Swingline Lender the amounts so received by it from the Canadian Lenders. The Canadian Funding Bank shall notify the Canadian Borrower of any participations in any Canadian Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Canadian Swingline Loan shall be made to the Canadian Funding Bank and not to the Canadian Swingline Lender. Any amounts received by the Canadian Swingline Lender from the Canadian Borrower (or other party on behalf of the Canadian Borrower) in respect of a Canadian Swingline Loan after receipt by the Canadian Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Canadian Funding Bank; any such amounts received by the Canadian Funding Bank shall be promptly remitted by the Canadian Funding Bank to the Canadian Lenders that shall have made their payments pursuant to this paragraph and to the Canadian Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Canadian Swingline Lender or to the Canadian Funding Bank, as applicable, if and to the extent such payment is required to be refunded to the Canadian Borrower for any reason. The purchase of participations in a Canadian Swingline Loan pursuant to this paragraph shall not relieve the Canadian Borrower of any default in the payment thereof.
(c) Any provision of this Agreement to the contrary notwithstanding, at the request of the Administrative Borrower, the Administrative Agent may in its reasonable discretion (but with absolutely no obligation), make Revolving Loans to the Borrowers, on behalf of the Revolving Lenders, in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute ABR Borrowings or Canadian Prime Rate Borrowings. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed $10,000,000 at any time, no Overadvance may remain outstanding for more than thirty days, all Overadvances shall be payable within one (1) Business Day after demand by the Administrative Agent and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Supermajority Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(d) Upon the making of an Overadvance by the Administrative Agent, each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Applicable Percentage or Canadian Applicable Percentage, as applicable, of the Revolving Commitment. The Administrative Agent may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for the account of any Borrower, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Except as set forth in Section 2.06(k), all Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 12:00 noon, Chicago time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name of the Borrower for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $160,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., Chicago time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m., Chicago time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 1:00 p.m., Chicago time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 11:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers hereby request in accordance with Section 2.03 or 2.05, unless the Administrative Borrower specifically gives notice to the Administrative Agent to the contrary, that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.
(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or by its gross negligence or willful misconduct.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that any Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment by such Revolving Lender.
(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization and Backstop Letter of Credit. If any Event of Default shall occur and be continuing, on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral or the delivery of a Backstop Letter of Credit pursuant to this paragraph, the Borrowers shall either (a) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon (if any); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII, or (b) provide to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a letter of credit in form and substance, on terms and from a lending institution reasonably satisfactory to the Administrative Agent, which letter of credit shall be in a face amount equal to 103% of the L/C Exposure as of such date plus accrued and unpaid interest thereon (if any) (the “Backstop Letter of Credit”). With respect to any LC Collateral Account: (i) such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations; (ii) the Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each of the Borrowers hereby grants the Administrative Agent a security interest in the LC Collateral Account; (iii) other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest; (iv) interest or profits, if any, on such investments shall accumulate in such account; (v) moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations in accordance with Section 2.18(b); and (vi) any remaining amount shall be promptly returned to the Borrowers. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Events of Default have been cured to the satisfaction of the Administrative Agent or waived in writing. With respect to any Backstop Letter of Credit: (A) the Administrative Agent shall be the named beneficiary of such letter of credit; (B) drawings upon such letter of credit shall be made in the Administrative Agent’s reasonable discretion to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations in accordance with Section 2.18(b); and (C) if the Borrowers are required to provide a letter of credit hereunder as a result of the occurrence of an Event of Default, such letter of credit (to the extent not drawn as aforesaid) shall be cancelled and returned to the issuing bank within five Business Days after all such Events of Default have been cured or waived.
(k) Existing Letters of Credit. Notwithstanding anything to the contrary in this Agreement, the terms of payment of the Existing Letters of Credit (and any issuance fees paid in connection therewith) shall be governed by the terms relating thereto set forth in the loan documents under which such Existing Letters of Credit were issued.
Any reference to (i) Borrowers in this Section 2.06 shall not include the Canadian Borrower (in its capacity as Canadian Borrower), and (ii) any reference to Revolving Lenders in this Section 2.06 shall not include the Canadian Lenders. For the avoidance of doubt, Letters of Credit issued under this Section 2.06 may be denominated in either United States or Canadian dollars, provided that any Letters of Credit issued in Canadian dollars are subject to both the Letter of Credit sublimit contained in this Section 2.06 and the Canadian Subfacility sublimit contained in Section 2.01.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago time, to the account of the Administrative Agent or the Canadian Funding Bank, as applicable, most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or Canadian Applicable Percentage, as applicable; provided that, Swingline Loans and Canadian Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent or the Canadian Funding Bank, as applicable, will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the respective Funding Account; provided that ABR Revolving Loans and/or Canadian Prime Rate Loans, as applicable, made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.
(b) Unless the Administrative Agent or the Canadian Funding Bank, as applicable, shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent or the Canadian Funding Bank, as applicable, such Lender’s share of such Borrowing, the Administrative Agent or the Canadian Funding Bank, as applicable, may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers or the Canadian Borrower, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent or the Canadian Funding Bank, as applicable, then the applicable Lender agrees to pay to the Administrative Agent or the Canadian Funding Bank, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent or the Canadian Funding Bank, as applicable, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; provided that nothing herein shall discharge the Borrowers of any obligation to pay interest on the Loans in the manner and amounts set forth in this Agreement. If such Lender pays such amount to the Administrative Agent or the Canadian Funding Bank, as applicable, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing or CDOR Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Canadian Swingline Borrowings, Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.
(b) To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent and (in the case of a Borrowing under the Canadian Subfacility) the Canadian Funding Bank of a written Interest Election Request in the form attached hereto as Exhibit H signed by the Administrative Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Eurodollar Borrowing or a CDOR Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing or a CDOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing or a CDOR Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent or the Canadian Funding Bank, as applicable, shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or a CDOR Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing or CDOR Revolving Borrowing shall be converted to an ABR Borrowing or a Canadian Prime Rate Borrowing, as applicable, at the end of the Interest Period applicable thereto.
SECTION 2.09. Termination of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit or a Backstop Letter of Credit equal to 103% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees (including, without limitation all the Issuing Bank’s fees), and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination of the Commitments shall be permanent.
(d) Upon termination of this Agreement, the Administrative Agent may, if either (i) a claim is asserted or threatened or a notice of assessment has been received or is threatened for withholding liabilities by any Governmental Authority in either the United States or Canada arising in connection with this Agreement or the transactions contemplated hereby or (ii) all or substantially all of the assets of the Borrowers are (or are contemplated to be) liquidated or otherwise disposed of or the Borrowers have otherwise substantially ceased (or are contemplating ceasing) business operations, the Administrative Agent may require the Borrowers to obtain a letter of credit for the benefit of the Lenders or pledge cash collateral in an amount that the Administrative Agent reasonably determines will be sufficient to protect the Administrative Agent and the Lenders from any liability accrued and unpaid for withholding tax liabilities (actual or contingent) accrued under United States or Canadian laws during the term of this Agreement.
SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally, jointly and severally, promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, (iii) to the Swingline Lender and the Canadian Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan and Canadian Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan and Canadian Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans and Canadian Swingline Loans then outstanding from the proceeds of Revolving Loans or otherwise, and (iv) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and the 30th day after such Overadvance is made.
(b) At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, on each Business Day, at or before 1:00 p.m., Chicago time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account first to apply to any Protective Advances and Overadvances that may be outstanding, pro rata, and second to apply to the Revolving Loans (including Swingline Loans and Canadian Swingline Loans) and to cash collateralize outstanding LC Exposure (if and to the extent that such cash collateral is required under Section 2.06(j)).
(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan and the date such Loan is made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent and the Canadian Funding Bank hereunder for the account of the Lenders and each Lender’s share thereof.
(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender, the Administrative Agent or the Canadian Funding Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its successors and assigns) and substantially in the form attached hereto as Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.11. Repayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to repay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.
(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the total Revolving Exposure exceeds the lesser of (A) the aggregate Revolving Commitments or (B) the Borrowing Base, the Borrowers shall repay the Revolving Loans, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.
(c) The Borrowers shall notify the Administrative Agent (and, in the case of repayment of a Swingline Loan or Canadian Swingline Loan, the Swingline Lender or the Canadian Funding Bank, as applicable) by telephone (confirmed by facsimile) of any repayment hereunder (i) in the case of repayment of a Eurodollar Revolving Borrowing or a CDOR Revolving Borrowing, not later than 12:00 p.m. (noon), Chicago time, three Business Days before the date of repayment, (ii) in the case of repayment of an ABR Revolving Borrowing or Canadian Prime Rate Revolving Borrowing, not later than 12:00 p.m. (noon), Chicago time, on the date of repayment or (iii) in the case of repayment of a Swingline Loan or Canadian Swingline Loan, not later than 1:00 p.m., Chicago time, on the date of repayment. Each such notice shall be irrevocable and shall specify the repayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of repayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of repayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent and the Canadian Funding Bank, if applicable, shall advise the Lenders of the contents thereof. Each repayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Repayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender an unused commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued unused commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All unused commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender (who is not a Canadian Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue (A) with respect to standby Letters of Credit, at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), and (B) with respect to documentary Letters of Credit, at a rate equal to the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans minus 0.25% on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), in each case during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees (including standard fees with respect to the Existing Letters of Credit) with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate and the Loans comprising each Canadian Prime Rate Borrowing (including each Canadian Swingline Loan) shall bear interest at the Canadian Prime Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each CDOR Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d) Each Protective Advance and each Overadvance shall bear interest at the Alternate Base Rate for Revolving Loans plus 2%.
(e) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.
(f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. The Canadian Borrower shall pay to the Canadian Funding Bank, for the ratable benefit of the Canadian Lenders, in accordance with this Subsection 2.13(f), interest accrued on all Canadian Prime Rate Loans and CDOR Loans (which shall be payable by the Canadian Funding Bank to the Canadian Lenders on the next Business Day after payment by the Canadian Borrower).
(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Prime Rate and to the Alternate Base Rate, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, the CDOR Rate or the Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(h) For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent to the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example).
SECTION 2.14. Alternate Rates of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Borrowing:
(a) the Administrative Agent or the Canadian Funding Bank, as applicable, determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing or CDOR Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests (x) a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing, or (y) a CDOR Revolving Borrowing, such Borrowing shall be made as a Canadian Prime Rate Borrowing.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or CDOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or CDOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, this Section 2.15(a) shall not apply to any matter governed by Section 2.17.
(b) If any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, to the extent actually incurred by such Lender. In the case of a Eurodollar Loan or CDOR Loan, such loss, cost or expense to any Lender shall include the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17. Taxes. (a) Any and all payments by or on account of or in lieu of any obligation of the Loan Parties hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions or withholdings and (iii) the Loan Parties shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) The Loan Parties shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Loan Parties hereunder (including Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, but only to the extent that such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Loan Parties to a Governmental Authority, the Loan Parties shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law (including, without limitation, as set out in Article VIII) or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.
(f) If the Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Loan Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Loan Parties, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its taxes which it deems confidential) to the Loan Parties or any other Person.
(g) Notwithstanding anything to the contrary contained in this Section 2.17, the Loan Parties shall not be liable to any Lender under this Section 2.17 for any payments required to be made as a result of willful acts made by such Lender, including, without limitation, any breach or inaccuracy of such Lender’s representation contained in the last paragraph of Article VIII hereof.
SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Chicago time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent or the Canadian Funding Bank, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 120 South LaSalle Street, Chicago, Illinois, except payments to be made directly to the Issuing Bank (including payments under any Existing Letters of Credit), Swingline Lender, Canadian Swingline Lender or the Canadian Funding Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars (except that payments made under the Canadian Subfacility shall be made in Canadian dollars). At all times that full cash dominion is in effect pursuant to Section 7.3 of the Security Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the day of receipt, subject to actual collection.

(b) Any proceeds of Collateral received by the Administrative Agent or the Canadian Funding Bank, as applicable, (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers) or (B) amounts to be applied from the Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank (including with respect to the Existing Letters of Credit) from the Borrowers (other than in connection with Banking Services), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to repay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing with respect to Banking Services, ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers, and tenth, payment to Issuing Bank for issuance of standby L/C in favor of the Administrative Agent in an amount to be determined by the Administrative Agent with respect to Section 212(13.2) of the Income Tax Act (Canada). Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or CDOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, as applicable, of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
(c) All payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.03 or a deemed request as provided in this Section or, if there is not sufficient Availability to make such payment or if all conditions to Borrowing have not been satisfied, may be deducted from any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Funding Bank, as applicable. The Borrowers hereby irrevocably authorize (i) the Administrative Agent or the Canadian Funding Bank, as applicable, to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, Canadian Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) if there is not sufficient Availability to make such payment or if all conditions to Borrowing have not been satisfied, the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent or the Canadian Funding Bank, as applicable, for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(e) Unless the Administrative Agent and the Canadian Funding Bank shall have received notice from the Borrowers prior to the close of business on the date on which any payment is due to the Administrative Agent or the Canadian Funding Bank for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent and the Canadian Funding Bank may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent and the Canadian Funding Bank, as applicable, forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent and the Canadian Funding Bank, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent or the Canadian Funding Bank, as applicable, may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent or the Canadian Funding Bank, as applicable, for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. If any Lender requests compensation under Section 2.15 or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant Section 2.17, then:
(a) such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) in the sole good faith judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (and the Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment);
(b) the Borrowers may, at their sole expense and effort, require such Lender (but, in the case of a Lender requesting compensation under Section 2.15, only if the majority of the other Lenders are not similarly affected) or any Lender that defaults in its obligation to fund Loans hereunder (herein, a “Departing Lender”), upon notice to the Departing Lender and the Administrative Agent within thirty (30) days after such default by the Departing Lender, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans or Canadian Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
SECTION 2.20. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Canadian Funding Bank or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Canadian Funding Bank or such Lender. The provisions of this Section 2.20 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Canadian Funding Bank or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.20 shall survive the termination of this Agreement.

SECTION 2.21. Increase In Commitments. Notwithstanding anything to the contrary contained in this Agreement:
(a) Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may from time to time request an increase in the aggregate Revolving Commitments by an amount not less than $10,000,000 for any such increase and not exceeding $75,000,000 for all such increases; provided that any increase in the aggregate Revolving Commitments pursuant to this Section 2.21 shall not result in an increase in the amount of any of the subfacilities contained in this Agreement. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment with respect to Loans and Letters of Credit and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase such Commitment. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld), invite additional lending institutions to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(b) If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Financial Officer or otherwise acceptable officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists.
SECTION 2.22. Adjustments of Advance Rates and Reserves; Permitted Acquisition Eligibility and Reporting. (a) The Administrative Agent may from time to time, in its Permitted Discretion, reduce the advance rates used in the calculation of the Borrowing Base or adjust or establish one or more Collateral Reserves against the Borrowing Base or Exposure Reserves against Availability, with such changes to be effective (A) if no Default or Event of Default has occurred and is continuing, three (3) days after delivery of notice thereof to the Borrowers and the Lenders, and (B) after the occurrence and during the continuation of a Default or an Event of Default, immediately. Notwithstanding the foregoing, (i) the Administrative Agent will not use a single basis for adjustment to both establish new Reserves and to reduce advance rates, (ii) the size of any required Reserves and/or advance rate reductions will be reasonably related to the Administrative Agent’s and the Lenders’ increased risk with respect to the basis for adjustment, and (iii) no single Reserve will count against both the Borrowing Base and Availability. The Administrative Agent may use its Permitted Discretion to determine whether future Reserves should constitute Collateral Reserves or Exposure Reserves and may from time to time in its Permitted Discretion determine that a Reserve should be recategorized from a Collateral Reserve or Exposure Reserve to the other type of Reserve hereunder.
(b) Notwithstanding anything to the contrary contained in this Agreement, Accounts and Inventory acquired in connection with a Permitted Acquisition that is permitted pursuant to the terms of this Agreement may be included as Eligible Accounts and Eligible Inventory without the requirement of a field audit or other appraisal thereof by the Administrative Agent to the extent that (x) such Accounts and Inventory meet the requirements of the definitions of Eligible Accounts and Eligible Inventory, respectively, and (y) in the case of Accounts, the Accounts are owed by Account Debtors that already have Accounts included in the calculation of Eligible Accounts, and, in the case of Inventory, the type of Inventory acquired is already a type of Inventory sold by the Borrowers and entered as an SKU in the Borrowers’ inventory system. Notwithstanding anything to the contrary contained in the definition of “Permitted Acquisition” or in Section 6.04, the Borrowers shall not be required to make any prior reports to the Administrative Agent or the Lenders in connection with “Permitted Acquisitions” made by the Borrowers in an aggregate amount during the term of this Agreement not to exceed $5,000,000.

ARTICLE III
Representations and Warranties
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and subsisting and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrowers have heretofore furnished to the Lenders Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2004, reported by PricewaterhouseCoopers, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since December 31, 2004.
SECTION 3.05. Properties. (a) As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party under any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.02.
(b) Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted the absence of which would reasonably be expected to have a Material Adverse Effect, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05(b), and the use thereof by the Loan Parties and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and except as set forth on Schedule 3.05, the Loan Parties’ rights thereto are not, as of the date of this Agreement, subject to any licensing agreement or similar arrangement.
SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability (including any property now or previously in its charge, management or control).
(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07. Compliance with Laws and Agreements. Except with respect to matters governed by Section 3.09, each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08. Investment and Holding Company Status. No Loan Party nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all material federal income tax returns and reports (including the Canadian Borrower’s Canadian Tax returns) required to have been filed after the Petition Date and has paid or caused to be paid all material Taxes required to have been paid by it after the Petition Date, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. To the knowledge of the Loan Parties, no tax liens, other than the British Columbia Tax Lien, have been filed after the Petition Date and no material claims have been asserted with respect to any such taxes after the Petition Date. The Borrowers have provided the Administrative Agent with true and complete copies of the Canadian federal income tax returns of the Canadian Borrower for the years 2003 and 2004. The British Columbia Tax Lien relates to tobacco tax liabilities that are accounted for in the monthly computation of the Canadian Tobacco Tax Reserve.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. No Lien has arisen, choate or inchoate, in respect of any Loan Party or its property in connection with any Plan. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and its terms, including timely filing of all reports and funding as required under the Code or ERISA. Except as set forth on Schedule 3.10 no Plan has any material unfunded pension liability.
SECTION 3.11. Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Borrower or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. Except for such defaults which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.
SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in the light of all facts and circumstances then existing, represents the amount that can reasonably be expected to become actual or matured liabilities.
(b) No Loan Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the Borrowers and the Subsidiaries is adequate.
SECTION 3.15. Capitalization and Subsidiaries. Schedule 3.15 sets forth, as of the Effective Date, (a) a correct and complete list of the name and relationship to each Borrower of each and all of such Borrower’s active Subsidiaries, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, of which all of such issued and outstanding shares are validly issued and outstanding, fully paid and non-assessable, and, in the case of each Borrower other than Holdings, owned beneficially and of record by the Persons identified on Schedule 3.15, and (c) the type of entity of each Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders. For Liens in Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office, such Liens shall constitute continuing perfected Liens on the Collateral, securing the Secured Obligations, upon (a) filing of a financing statement under the UCC and the completion of the filings and other necessary actions, (b) the delivery to the Administrative Agent of all Collateral consisting of instruments and certificated securities, (c) the execution of control agreements with respect to investment property not in certificated form and deposit accounts and (d) appropriate filings with the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral except for (a) Permitted Encumbrances or Liens otherwise permitted under this Agreement, to the extent any such Permitted Encumbrances or other Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
SECTION 3.17. Labor Disputes. Except for matters that, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) as of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters, and (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.
SECTION 3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, as of the date of this Agreement, there are no existing or proposed agreements, arrangements, understandings, or transactions involving more than $250,000 individually or $1,000,000 in the aggregate between any Loan Party and any of the officers, members, managers, directors, stockholders (holding 20% or more of equity interests in the case of Holdings), parents, other interest holders (holding 20% or more of equity interests in the case of Holdings), employees, or Affiliates (other than Subsidiaries) of any Loan Party or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly indebted to or have any direct or indirect ownership, partnership, or voting interest in any Affiliate of any Loan Party or any Person with which any Loan Party has a business relationship or which competes with any Loan Party.

SECTION 3.19. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Loan Parties and (ii) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the first date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit B.
(b) Financial Statements, Projections and Canadian Tax Returns. The Administrative Agent shall have received (i) audited consolidated financial statements of Holdings for the December 31, 2003 and 2004 fiscal years, (ii) unaudited interim consolidated financial statements of Holdings for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available including the period ended June 30, 2005, (iii) satisfactory projections for the period commencing with the beginning of Borrower’s fiscal year 2006 through the end of the fiscal year ending December 31, 2010, and (iv) copies of the federal and provincial (if applicable) Canadian income Tax returns of the Canadian Borrower for Fiscal Years 2003 and 2004.
(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates; etc. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or other Officer, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate or certificate of status for each Loan Party from its jurisdiction of organization.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower and each other Loan Party, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.
(e) Fees. The Lenders and the Administrative Agent shall have received (i) all fees required to be paid, and (ii) all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Effective Date.
(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.
(g) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized, supported by a Letter of Credit or rolled over as an Existing Letter of Credit.
(h) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers and the Canadian deposit account of the Canadian Borrower (domiciled in Canada) (the “Funding Account”) to which the Administrative Agent, Canadian Funding Bank or any Lender is authorized by the Borrowers and the Canadian Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement. Any reference to the Funding Accounts in this Agreement, in respect of Canadian Borrowings, shall mean the Canadian Borrower’s deposit account domiciled in Canada.
(i) Collateral Access and Control Agreements. The Administrative Agent shall have received each (i) Collateral Access Agreement required to be provided pursuant to Section 4.13 of the Security Agreement and (ii) Deposit Account Control Agreements required to be provided pursuant to Section 4.14 of the Security Agreement.
(j) Solvency. The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from a Financial Officer.
(k) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a mutually agreed Business Day, which Business Day shall be as recent as practicable and in no event shall be more than 15 days prior to the Effective Date.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.
(o) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application if the issuance of a Letter of Credit will be required on the Effective Date.
(p) Consents and Approvals. The Administrative Agent shall have received evidence from the Borrowers that all governmental and third party consents and approvals necessary in connection with the Transactions and the continuing operations of the Borrowers and their Subsidiaries shall have been obtained on satisfactory terms and shall be in full force and effect.
(q) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or the Issuing Bank may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on October 15, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except in the case of representations and warranties that relate by their terms to a specified date).
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c) After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:
SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
(a) within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows (all with segment information for Canadian operations consistent with the 10-K filed by Holdings with the SEC for that fiscal year) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, followed by any management letter prepared by said accountants;
(b) within 45 days after the end of each of the first three fiscal quarters of Holdings, its consolidated balance sheet and related statements of operations and cash flows (all with segment information for Canadian operations, consistent with the 10-Q filed by Holdings with the SEC for that fiscal quarter) as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c) within 30 days after the end of each fiscal month of Holdings, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP (on a FIFO basis), subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a) or (b) or (c) above, a certificate of a Financial Officer of the Administrative Borrower in substantially the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 (if such compliance has been triggered pursuant to the terms of this Agreement) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(e) within 45 days of the filing thereof, copies of the Canadian Borrower’s federal and provincial (if applicable) Canadian income Tax returns for the Fiscal Year to which such financial statements in clause (a) apply;
(f) as soon as available, but in any event not more than 30 days following the end of each fiscal year of the Borrowers, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of Holdings and its Subsidiaries on a consolidated basis for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;
(g) as soon as available but in any event within 20 days of the end of each calendar month, and at such other times as may be necessary to re-determine availability of Advances hereunder or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; and the PP&E Component of the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Administrative Agent’s asset valuation experts, (ii) concurrent with the sale or commitment to sell any material assets constituting part of the PP&E Component, (iii) in the event such assets constituting a material part of the PP&E Component are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, or (iv) in the event that the value of such assets is otherwise impaired, as determined in the Administrative Agent’s Permitted Discretion; provided that (A) at the option of the Borrowers at any time or (B) at the request of the Administrative Agent in the event that either (x) an Event of Default has occurred and is continuing or (y) Availability is less than $35,000,000 (subject to Availability increases to more than $40,000,000 as set forth in Section 6.13), the reports required pursuant to this clause will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently;
(h) as soon as available but in any event within 20 days of the end of each calendar month and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion, as of the period then ended, to the extent practicable delivered electronically in a text formatted file:
(i) a detailed aging of the Borrowers’ Accounts (1) including all invoices aged by due date (with notation of the terms offered) and (2) reconciled to the Borrowing Base Certificate delivered as of such date prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor;
(ii) a schedule detailing the Borrowers’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class and by product type, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrowers are deemed by the Administrative Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers), and (3) reconciled to the Borrowing Base Certificate delivered as of such date;

(iii) a worksheet of calculations prepared by the Administrative Borrower to determine Eligible Accounts, Eligible Inventory and Eligible Equipment, such worksheets detailing the Accounts, Inventory and Equipment excluded from Eligible Accounts, Eligible Inventory and Eligible Equipment and the reason for such exclusion; and
(iv) a reconciliation of the Borrowers’ Accounts and Inventory between the amounts shown in the Borrowers’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above;
provided that (A) at the option of the Borrowers at any time or (B) at the request of the Administrative Agent in the event that either (x) an Event of Default has occurred and is continuing or (y) Availability is less than $35,000,000 (subject to Availability increases to more than $40,000,000 as set forth in Section 6.13), the reports required pursuant to this clause will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently, provided that, with respect to the reports required in clauses (i) and (ii) above, weekly reporting shall include only summary schedules (and shall not include the report of variances required in clause (ii)(2) above) unless the detailed schedules are specifically requested by the Administrative Agent, with the detailed schedules continuing on a monthly basis, and the reconciliation required under clause (iv) above shall been delivered at all times on a monthly basis;
(i) as soon as available but in any event within 20 days of the end of each calendar month, as of the month then ended, a schedule and aging of the Borrowers’ accounts payable, to the extent practicable delivered electronically in a text formatted file;
(j) promptly upon the Administrative Agent’s reasonable request:
(i) copies of invoices in connection with the invoices issued by any Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;
(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;
(iii) a schedule detailing the Borrowers’ Equipment comprising the PP&E Component, in form satisfactory to the Administrative Agent, by location and type; and
(iv) a schedule detailing the balance of all intercompany accounts of the Loan Parties;
(k) promptly upon the Administrative Agent’s reasonable request, as of the period then ended, copies of the Borrowers’ sales journals, cash receipts journals (identifying trade and non-trade cash receipts) and debit memo/credit memo journals;

(l) promptly upon the Administrative Agent’s reasonable request, copies of certain income Tax returns filed by any Loan Party with the U.S. Internal Revenue Service or the Canada Revenue Agency, to be provided 45 days after filing, if requested;
(m) promptly upon the Administrative Agent’s request, a certificate of good standing or certificate of status, as applicable, for each Loan Party from the appropriate governmental officer in its jurisdiction of incorporation, formation, or organization;
(n) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with the Securities and Exchange Commission, Securities Commission of any Province of Canada or any Governmental Authority succeeding to any or all of the functions of said Commission(s), or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be;
(o) concurrently with the delivery of monthly Borrowing Base Certificates pursuant to this Section 5.01 (and once monthly in the event that Borrowing Base Certificates are delivered more frequently than monthly hereunder), a copy of the prior month’s account statement provided by the depository bank to the Borrowers for any bank account that contains amounts in trust for the payment of Canadian tobacco tax liabilities; and
(p) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.
SECTION 5.02. Notices of Material Events. The Borrowers will furnish to the Administrative Agent prompt written notice of any of the following of which any Borrower acquires knowledge:
(a) the occurrence of any Default;
(b) receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws with damages in excess of $5,000,000, or (vi) contests any tax, fee, assessment, or other governmental charge in excess of $5,000,000;
(c) any Lien (other than Permitted Encumbrances) or claim made or asserted against any of the Collateral in an amount in excess of $500,000;
(d) any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more per occurrence, whether or not covered by insurance (for the avoidance of any doubt, this provision excludes workers compensation, auto and general liability claims);
(e) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located;
(f) the fact that a Loan Party has entered into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendments thereto (which shall be delivered within two Business Days);

(g) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000; and
(h) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section (other than notices under clause (f) unless reasonably requested by the Administrative Agent) shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary (other than inactive Subsidiaries that have no material assets) to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and in substantially the same manner as it is presently conducted except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) none of the Collateral becomes subject to forfeiture or loss as a result of the contest.
SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except in each case where a failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of such Loan Party) independent accountants, all at such reasonable times and as often as reasonably requested. Any Lender may participate, at such Lender’s own expense, in any examination conducted by the Administrative Agent. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 5.07. Compliance with Laws. Except with respect to matters governed by Section 5.04, each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs of the Borrowers in the ordinary course of business, to refinance certain existing Indebtedness and for other general business purposes of the Borrowers. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A+ by A.M. Best Company insurance in such amounts and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrowers will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.
SECTION 5.10. Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents
SECTION 5.11. Appraisals and Field Examinations. At any time that the Administrative Agent reasonably requests, the Borrowers and the Subsidiaries will provide the Administrative Agent with appraisals or updates thereof of their Inventory and Equipment and other Collateral from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that (a) if no Default or Event of Default has occurred and is continuing, (i) only one such appraisal per calendar year of Inventory and one such appraisal per calendar year of Equipment shall be at the sole expense of the Loan Parties and (ii) only two field examinations of the Collateral and business operations of the Borrowers per calendar year shall be at the sole expense of the Loan Parties, and (b) upon the occurrence and during the continuation of a Default or an Event of Default, the Administrative Agent may conduct as many appraisals and field examinations as it deems appropriate in its Permitted Discretion and each such appraisal or field examination shall be at the sole expense of the Loan Parties.
SECTION 5.12. Depository Banks. Each Borrower and each Subsidiary (other than inactive Subsidiaries) will maintain one or more of the Lenders or another financial institution reasonably acceptable to the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.13. Additional Collateral; Further Assurances. (a) Subject to applicable law, each Borrower and each Subsidiary that is a Loan Party shall cause each of its domestic and Canadian Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing the Joinder Agreement set forth as Exhibit E-1 hereto (the “Loan Party Joinder Agreement”). Notwithstanding the foregoing, if the newly formed or acquired Subsidiary has assets that are to be included in the Borrowing Base, such Subsidiary shall become a Borrower hereunder by executing the Joinder Agreement set forth as Exhibit E-2 hereto (the “Borrower Joinder Agreement” and collectively with the Loan Party Joinder Agreement, the “Joinder Agreements”, and each individually a “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become either a Loan Guarantor or a Borrower, as appropriate in the reasonable judgment of the Administrative Agent, hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any material property of such Person which constitutes Collateral, including any material parcel of real property located in the U.S. or Canada owned by such Person, except for Equity Interests in a foreign subsidiary representing more than 65% of the total combined voting power in such foreign subsidiary.
(b) Each Borrower and each Subsidiary that is a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its domestic and Subsidiaries in Canada and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each foreign Subsidiary (excluding Subsidiaries in Canada) directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(c) Subject to the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.
(d) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrowers will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrowers will cause such assets, except for Equity Interests in a foreign subsidiary representing more than 65% of the total combined voting power in such foreign subsidiary, to be subjected to a Lien securing the Secured Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated (or been cash collateralized or backstopped in a manner reasonably satisfactory to the Administrative Agent) and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a) the Secured Obligations;
(b) Indebtedness existing on the date hereof (after giving effect to all Borrowings made on the Effective Date) and set forth in Schedule 6.01;
(c) Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Borrower or any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Borrower to any Subsidiary and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(d) Guarantees by any Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of any Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms (if any) as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;
(e) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (h), (j) and (k) hereof; provided that, (i) the principal amount of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Borrower that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (vii) in the case of extensions, refinancings or renewals of Indebtedness described in clause (l), the pro forma Fixed Charge Coverage Ratio required under that clause has been maintained;
(f) Indebtedness owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
(g) Indebtedness of any Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(h) Indebtedness secured by purchase money security interests, conditional sales or other title retention agreements (including Capital Leases) with respect to equipment, fixtures and/or facilities acquired by any Loan Party in the ordinary course of business, provided that (a) any Liens securing such Indebtedness attach only to the assets so acquired, (B) such Indebtedness is incurred no later than ninety (90) days following the acquisition of such assets and does not exceed 100% of the purchase price of such assets and (C) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any one time outstanding;
(i) Indebtedness arising in connection with swaps, hedges and other derivative transaction entered into in the ordinary course of business;
(j) Indebtedness under sale and leaseback transactions permitted by Section 6.06; and
(k) in the event that Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including the effect of proposed Indebtedness (for the twelve month period ending on the last month-end prior to the date on which proposed Indebtedness is incurred for which financial information is available) of at least 1.1 to 1.0, other unsecured Indebtedness of the Borrowers and the Subsidiaries in an aggregate principal amount not exceeding $75,000,000 at any time outstanding, which Indebtedness may include Indebtedness assumed or acquired in connection with, or consisting of the deferred purchase price of, any Permitted Acquisition.
SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Liens created pursuant to any Loan Document;
(b) Permitted Encumbrances;
(c) any Lien on any property or asset of any Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacement Lien in connection with the refinancing, replacement, renewal of the Indebtedness underlying such Liens to the extent such Indebtedness is permitted by Section 6.01; provided that (i) such Lien shall not apply to any other property or asset of any Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of any Borrower or any Subsidiary;
(e) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Borrower or any Subsidiary or existing on any property or asset (other than Accounts or Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Loan Party and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(g) Liens arising out of sale and leaseback transactions permitted by Section 6.06;
(h) Liens granted by a Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary; and
(i) Liens arising under operating leases on Equipment that does not constitute a portion of the PP&E Component.
SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge/amalgamate into or consolidate with any other Person, or permit any other Person to merge/amalgamate into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge/amalgamate into such Borrower in a transaction in which such Borrower is the surviving corporation, provided that in order for the assets of such Subsidiary to be included in the Borrowing Base, all eligibility requirement hereunder (including all appraisal and examination requirements) must be met, (ii) any Loan Party (other than any Borrower) may merge/amalgamate with any other Person in a transaction in which the surviving entity is or becomes a Loan Party, provided that if such other Person is not a Loan Party, the transaction must be permitted by Section 6.04, (iii) any Borrower other than Holdings may merge/amalgamate into any other Borrower, and (iv) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger/amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger/amalgamation shall not be permitted unless also permitted by Section 6.04.
(b) No Loan Party will, nor will it permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of its Subsidiaries and activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of its Subsidiaries and the cash proceeds of any Restricted Payments permitted by Section 6.08).
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger/amalgamation with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger/amalgamation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger/amalgamation or otherwise), except:
(a) Permitted Investments, subject to control agreements in favor of the Administrative Agent for the benefit of the Lenders or otherwise subject to a perfected security interest in favor of the Administrative Agent for the benefit of the Lenders;
(b) investments and guarantees in existence on the date of this Agreement and described in Schedule 6.04, and replacements thereof on terms not materially less favorable to the Loan Parties;

(c) investments by the Borrowers and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12) and (B) the aggregate amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(d) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to any Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(d)) shall not exceed $2,500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
(f) loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $2,500,000 in the aggregate at any one time outstanding;
(g) other equity investments in customers and third party vendors in the ordinary course of business in an aggregate amount not to exceed $2,500,000;
(h) subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(i) investments in the form of Swap Agreements permitted by Section 6.07;
(j) investments of any Person existing at the time such Person becomes a Subsidiary of any Borrower or consolidates or merges with any Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(k) investments received in connection with the dispositions of assets permitted by Section 6.05;
(l) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;
(m) in the event that at the date any Acquisition is made (i) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including the effect of such Acquisition (for the twelve month period ending as of the most recent month-end for which financial data is available) of at least 1.1 to 1.0 and (ii) the Borrowers have pro forma Availability of not less than $40,000,000, Permitted Acquisitions; provided that promptly after making any Permitted Acquisition, the Borrowers shall ensure that any assets acquired in such Acquisition shall be subject to a perfected security interest in favor of the Administrative Agent, subject only to Permitted Encumbrances and other Liens permitted under the terms of this Agreement;
(n) any other Permitted Acquisition (determined without regard to clause (e) of the definition of Permitted Acquisition), if at the effective time of such Acquisition the Borrowers have pro forma Availability (on a 60-day look-back and look-forward basis) of not less than $125,000,000; provided that promptly after making any Permitted Acquisition, the Borrowers shall ensure that any assets acquired in such Acquisition shall be subject to a perfected security interest in favor of the Administrative Agent, subject only to Permitted Encumbrances and other Liens permitted under the terms of this Agreement;
(o) any other investment made in exchange for, or with the proceeds of the issuance of, any Equity Interests of Holdings; and
(p) loans or advances evidenced by notes receivable from Account Debtors entered into in the ordinary course of the Borrowers’ business or other payments made to customers in the ordinary course of the Borrowers’ business.
SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrowers permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to a Borrower or another Subsidiary in compliance with Section 6.04), except:
(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property, or equipment or property that is replaced, in the ordinary course of business;
(b) sales, transfers and dispositions to any Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
(d) sales, transfers and dispositions of investments permitted by clauses (g), (i) and (k) of Section 6.04;
(e) sale and leaseback transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Subsidiary; and
(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $1,000,000 during any calendar year;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (a)(ii), (b), (c) and (f) above) shall be made for fair value.
SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any material property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided that the Borrowers may engage in a sale and leaseback of the real property located at 1055 Salt River Road, Leitchfield, Kentucky.
SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary; provided that the Borrowers may enter into other types of Swap Agreements in the ordinary course of business if the Borrowers have established appropriate reserves with respect to such Swap Agreements as determined by the Administrative Agent in its reasonable discretion.
SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i) each of the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,
(ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests,
(iii) the Borrowers may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or restricted stock plans for management or employees of the Borrowers and their Subsidiaries,

(iv) in the event that at the time of such Restricted Payment (A) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such Restricted Payment (for the twelve month period ending on the most recent month-end for which financial data is available) of at least 1.1 to 1.0, (B) the Borrowers have pro forma Availability of not less than $40,000,000 and (C) no Default or Event of Default has occurred or would result therefrom, Holdings may declare and pay cash dividends with respect to its capital stock in an aggregate amount during the term of this Agreement not to exceed $75,000,000,
(v) the Borrowers may make stock repurchases in an aggregate amount during the term of this Agreement not to exceed $10,000,000, and
(A) any Subsidiary or Borrower may make a Restricted Payment to any other Borrower.
(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:
(i) payment of Indebtedness created under the Loan Documents;
(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, or prepayments of principal in connection with assets sales permitted hereunder, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;
(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(v) on the Effective Date, the Borrowers may prepay all amounts outstanding under the current Tranche B Notes (including interest and applicable premium) in an amount not to exceed $8,000,000 in the aggregate, replace all letters of credit issued under the Tranche B Facility with Letters of Credit and pay all charges relating to such replacement; and
(vi) payments made under the PCT Guarantee and the RCT Guarantee, if any.
SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates that are not Loan Parties, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Borrower and any Subsidiary that is a Loan Party not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees to directors of any Borrower or any Subsidiary who are not employees of any Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of any Borrower or its Subsidiaries in the ordinary course of business and (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by any Borrower’s board of directors.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to Guarantee Indebtedness of any Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or property that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, and (vi) clause (a) of the foregoing shall not apply to agreements that permit the Liens on the Collateral in favor of the Administrative Agent under the Loan Documents, but prohibit other Liens.
SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent any such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.
SECTION 6.12. Interest Deduction. The Canadian Borrower will not in any fiscal year, without delivering to the Administrative Agent prior notice of such proposed deduction and evidence of compliance with all Canadian withholding tax requirements arising in connection with such proposed deduction, deduct any interest or other amounts paid to the Administrative Agent in respect of the Loans (excluding Canadian Revolving Loans and the Canadian Swingline Loans) in computing its taxable income earned in Canada for purposes of the Income Tax Act (Canada).
SECTION 6.13. Fixed Charge Coverage Ratio. In the event that at any time the Borrowers have Availability less than $35,000,000, the Borrowers will not permit the Fixed Charge Coverage Ratio of Holdings and its consolidated Subsidiaries, determined as of the end of each fiscal quarter of Holdings (for the period of four consecutive fiscal quarters ending on such date), beginning with the fiscal quarter of Holdings most recently ended on the date that Availability was first less than $35,000,000, to be less than 1.1 to 1.0; provided, however, that if, at any time after this Section 6.13 has been triggered, the Borrowers maintain (i) average Availability greater than or equal to $40,000,000 for a 90-day period and (ii) Availability not less than $35,000,000 at all times during such 90-day period, the requirements of this Section 6.13 shall no longer be deemed to be triggered.

ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrowers (i) shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable or (ii) shall fail to pay the Administrative Agent or any Lender for any out-of-pocket expenses owed to a third party payable under and arising in connection with the Loan Documents within 5 days of the due date thereof;
(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate (including, without limitation, any Borrowing Base Certificate), financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(g), 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 6.03, 6.05, 6.06, 6.12 or 6.13 of this Agreement or in Section 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.11 or 4.12 or Article VII of the Security Agreement;
(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement, the Security Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) 10 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of Section 5.01 (other than Section 5.01(g)), 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.09, 5.10 or 5.12 of this Agreement or Section 4.1 (other than Section 4.1(a) through 4.1(d)), 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.13, 4.14, 4.15 or 4.16 of the Security Agreement or (ii) 15 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders) if such breach relates to terms or provisions of any other Section of this Agreement, the Security Agreement or any other Loan Document;
(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and as a result, or as a result of any other event or condition occurs, any Material Indebtedness becomes or is declared due prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g) an involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization, consolidation or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, or which seeks a stay or has the effect of staying any creditor, under any federal, state, provincial or foreign bankruptcy, insolvency, receivership , liquidation, winding up, corporate or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, monitor, sequestrator, conservator, administrator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding, petition or proposal shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition, proposal or intent to file a proposal seeking liquidation, reorganization, consolidation or other relief under any federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, petition, proposal or intent to file a proposal described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, sequestrator, conservator, administrator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition or proposal filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j) one or more judgments for the payment of money in an aggregate amount in excess of $2,500,000 which is not covered by insurance (or an indemnity for which the obligor thereunder has admitted liability and, in the Administrative Agent’s reasonable estimation, has the ability to pay) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(k) (x) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to either (i) result in a Material Adverse Effect or (ii) result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000 for all periods, or (y) any Lien arises in connection with any Plan;
(l) a Change in Control shall occur;
(m) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail in any material respect to comply with any of the material terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(n) (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral having an aggregate value in excess of $500,000 purported to be covered thereby, except as permitted by the terms of this Agreement or (ii) any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or (iii) any Loan Party shall fail to comply in any material respect with any of the material terms or provisions of any Collateral Document and in the case of this clause (iii), such failure shall continue unremedied for a period of 10 Business Days after the earlier of the date on which an officer of any Loan Party obtains knowledge of such breach or notice thereof from the Administrative Agent; or
(o) any material provision of this Agreement or any material Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of this Agreement or any material Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of this Agreement or any of the other material Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(p) any Loan Party is criminally indicted or convicted under any law and such indictment or conviction would, in the Administrative Agent’s reasonably determination, be likely to result in a Material Adverse Effect;
then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC, the PPSA, the BIA or the Companies’ Creditors Arrangement Act (Canada).
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
The Syndication Agents and the Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
Each Lender (including, without limitation, any assignee or transferee of all or any part of any of the Obligations owing by any Borrower) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent two original copies (one for the Borrowers) of:
(i) properly completed IRS Form W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year (if it is then permitted to do so under law) during which interest may be paid to such Lender under this Agreement properly claiming such Lender is eligible for an exemption from or a reduction of withholding tax under a United States of America tax treaty or a provision of the Code or the regulations thereunder;

(ii) properly completed IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year (if it is then permitted to do so under law) of such Lender during which interest may be paid to such Lender under this Agreement properly claiming such Lender is exempt from United States of America withholding tax or interest paid under this Agreement because it is effectively connected with a United States of America trade or business of such Lender; or
(iii) such other form or forms as may be required under the Code or other laws of the United States of America (if it is then permitted to do so under law) as a condition to exemption from, or reduction of, United States of America withholding tax.
Such Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, pursuant to Section 9.04 hereof, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of the respective Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.
Each Canadian Lender (including, without limitation, any assignee or transferee of all or any part of any of the Obligations owing by the Canadian Borrower) that is not a Canadian resident, or an “authorized foreign bank” (as such term is defined in the Income Tax Act (Canada)), for Canadian tax purposes shall deliver to the Administrative Agent (if it is then permitted to do so under law) two original copies (one for the Borrower) of such other form or forms as may be required under a Canadian tax treaty or any provision of Canadian federal or provincial law as a condition to or exemption from, or reduction of, Canadian withholding tax, if such Lender is so qualified. Such Canadian Lender agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent (acting through its Canada Branch or otherwise) may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) or subsection (c), as applicable, of this Section are not delivered to the Administrative Agent (acting through its Canada Branch or otherwise), then the Administrative Agent (acting through its Canada Branch or otherwise) may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including reasonable attorneys’ fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

Each Canadian Lender hereby certifies that it is an “authorized foreign bank” as defined in the Income Tax Act (Canada) and it holds its interest in the Canadian Loans in the course of its “Canadian banking business” as defined in the Income Tax Act (Canada).
The Canadian Funding Bank, to the extent any of its functions, actions or obligations under this Agreement, including, the administration of any Loans, shall be afforded the same protections, agreements, etc. available to the Administrative Agent under this Article VIII.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)	if to any Loan Party, to the Administrative Borrower at:
Core-Mark International, Inc.
395 Oyster Point Blvd. #415
South San Francisco, California 94080
Attention: Treasurer
Facsimile No: (650) 589-4010
(ii)	if to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Canadian Swingline Lender, to Chase at:
JPMorgan Chase Bank, N.A.
2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Attention: Courtney Jeans
Facsimile No: (214) 965-4731)
(iii)	if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Canadian Funding Bank, as applicable; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers (on behalf of the Loan Parties) may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (v) increase the advance rates set forth in the definition of Borrowing Base, add new categories of eligible assets or make less restrictive the non-discretionary criteria for the exclusion of eligible assets, without the written consent of each Revolving Lender, (vi) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, or (viii) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release a portion of the Collateral valued in the aggregate in excess of $50,000,000 during any calendar year, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank, the Canadian Funding Bank, the Swingline Lender or the Canadian Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank, the Swingline Lender or the Canadian Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect within thirty (30) days after the failure to obtain such consent, with the written consent of the Administrative Agent which written consent shall not be unreasonably delayed or withheld, to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, provided that the Borrowers shall not be obligated to make any payment to such Lender on the day of such replacement under Section 2.16.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank (including with respect to the Existing Letters of Credit), including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, (iv) after the occurrence and during the continuance of a Default or an Event of Default, all reasonable out-of-pocket expenses incurred by any Lender, including the reasonable fees, charges and disbursements of any counsel for such Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (v) all reasonable out-of-pocket expenses incurred by the Administrative Agent or the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or the Issuing Bank, in connection with the Loans made or Letters of Credit issued hereunder. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing and subject to the terms of this Agreement, reasonable costs and expenses incurred in connection with:
(i) appraisals;
(ii) field examinations and the preparation of Reports based on (A) the fees charged by a third party retained by the Administrative Agent or (B) the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, including field examination fees equal to $850 per day per examiner (plus reasonable out-of-pocket-expenses);
(iii) lien and title searches and title insurance;
(iv) taxes, fees and other charges for filing financing statements and continuations, and other actions necessary or appropriate to perfect, protect, and continue the Administrative Agent’s Liens;
(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take as required; and
(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).
(b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, reasonably incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) in the case of the Administrative Agent, the Issuing Bank and their Related Parties, the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) the case of the Administrative Agent, the Issuing Bank and their Related Parties, any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(c) To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Issuing Bank, the Canadian Funding Bank, the Swingline Lender or the Canadian Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Canadian Swingline Lender, as the case may be, such Lender’s Applicable Percentage or Canadian Applicable Percentage, as applicable, (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Canadian Funding Bank, the Issuing Bank, the Swingline Lender or the Canadian Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A) the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (other than an assignment by a Canadian Lender to a Lender or an Affiliate which is not a resident of Canada, or an “authorized foreign bank” for purposes of the Income Tax Act (Canada)) or an Approved Fund or, if a Default or an Event of Default has occurred and is continuing, any other assignee;
(B) the Administrative Agent; and
(C) the Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) (i) no Lender (who is not a Canadian Lender) shall assign all or any part of its Commitment or US domestic Loans unless such Lender’s related Affiliate assigns the same percentage of its Canadian Revolving Commitment and Canadian Revolving Loans to the same assignee (or related Affiliate of the same assignee), (ii) no Canadian Lender shall assign all or any part of its Canadian Revolving Commitment or Canadian Revolving Loans unless such Lender’s related Affiliate assigns the same percentage of its US Commitment and US domestic Loans to the same assignee (or related Affiliate of the same assignee),
(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(e).

For the purposes of this Section 9.04(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) Notwithstanding the foregoing, the Swingline Lender shall not be permitted to make a partial assignment of the Swingline Loans and the Canadian Swingline Lender shall not be permitted to make a partial assignment of the Canadian Swingline Loans. Notwithstanding anything contained in this Agreement to the contrary, (i) no assignee of a Canadian Lender shall be permitted to seek any indemnification for, or the payment of, any Indemnified Taxes or Other Taxes described in Section 2.17 hereof or any penalties, interest and reasonable expenses arising therefrom or with respect thereto from the Canadian Borrower, unless amounts payable to the Lender from which the assignee received its assignment (the “assignor”) would have also been subject to, or such assignor would have also been required to pay, such Indemnified Taxes or Other Taxes and (ii) no assignee of a Lender (who is not a Canadian Lender) shall be permitted to seek any indemnification for, or the payment of, any Indemnified Taxes or Other Taxes described in Section 2.17 hereof or any penalties, interest and reasonable expenses arising therefrom or with respect thereto from the Borrowers, unless amounts payable to the assignor would have also been subject to, or such assignor would have also been required to pay, such Indemnified Taxes or Other Taxes; provided, however, that the limitations contained in this Section shall not apply to any assignees who are assigned their interests hereunder after a Default or Event of Default.
(v) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders (and any changes thereto, whether by assignment or otherwise), and the Commitment of, and principal amount of the Loans and LC Disbursements and interest thereon owing to and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant (A) in the case of a participant that would be a Foreign Lender if it were a Lender, shall not be entitled to the benefits of Section 2.17 unless the Borrowers are notified of the participation sold to such Participant, and (B) such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender. For greater certainty, any Canadian Lender that intends to sell a participation to a Person which is not a resident of Canada or an “authorized foreign bank” (for purposes of the Income Tax Act (Canada)) shall give prior written notice thereof to the Canadian Borrower. No Lender (who is not a Canadian Lender) shall sell any participation in its US Commitments or US domestic Loans unless such Lender’s related Affiliate sells a participation interest of an equal percentage of its Canadian Revolving Commitment and Canadian Revolving Loans to the same Participant or a related Affiliate of such Participant, and no Canadian Lender shall sell any participation in its Canadian Revolving Commitments or Canadian Revolving Loans unless such Lender (or its related Affiliate) sells an equal percentage of its US Commitment and US domestic Loans to the same Participant or a related Affiliate of such Participant.

(iii) Each Lender having sold a participation in any of its Obligations, acting solely for this purpose as agent for the Borrowers, shall maintain a register for the recordation of the names and addresses of such Participants (and each change thereto, whether by assignment or otherwise) and the rights, interests or Obligations of such Participants in any Obligation, in any Commitment and in any right to receive any payments hereunder.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and has not been cash collateralized or back-stopped and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrowers and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process; Judicial Reference. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court (including US and Canadian courts) referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e) If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any document related hereto, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee or referees to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of Lender, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors who need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority following notice to the Borrowers of such request by the Administrative Agent and an opportunity for the Borrowers to protest to such regulatory authority if practicable, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process following notice to the Borrowers of such requirement by the Administrative Agent and an opportunity for the Borrowers to contest if practicable, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrowers, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers, and (i) to a Lender’s regulatory authorities in the course of any examination of its books and records. For the purposes of this Section, “Information” means all information received from the Borrowers relating to any Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
SECTION 9.15. Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.18. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase in the Chicago foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the Chicago foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.18 means the spot rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

ARTICLE X
Loan Guaranty
SECTION 10.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all reasonable costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred after the occurrence and during the continuance of an Event of Default by the Administrative Agent, any Lender and the Issuing Bank in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations or a signed waiver or release executed by the Administrative Agent), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise other than as written; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party other than such Loan Guarantor, or their assets or any resulting release or discharge of any obligation of any Obligated Party other than such Loan Guarantor; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrowers for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.
SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08. Termination. The Lenders may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.
SECTION 10.09. [Intentionally omitted.]
SECTION 10.10. Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state or provincial corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.
SECTION 10.11. Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of both the Administrative Agent, the Issuing Bank, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12. Liability Joint and Several. The obligations of each Loan Party as a Loan Guarantor under this Article X is in addition to all obligations of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. The Loan Parties are jointly and severally liable for the repayment in full of the Obligations.
ARTICLE XI
Multiple Borrower Provisions
SECTION 11.01. Independent Obligations; Subrogation. The obligations of each Borrower, as guarantor of another Borrower’s Obligations hereunder, are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which it may now have or hereafter acquire against another Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Administrative Agent or any Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations hereunder are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against another Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against another Borrower with respect to the Obligations hereunder until such Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of any other Borrower until the Obligations hereunder are fully paid and finally discharged.
SECTION 11.02. Authority to Modify Obligations and Security. Each Borrower (a “Consenting Borrower”) authorizes the Administrative Agent and the Lenders, without notice or demand (except to the extent otherwise required under this Agreement) and without affecting such Consenting Borrower’s liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations hereunder, to:
(a) accept, substitute, waive, decrease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing any other Borrower’s (an “Affected Borrower”) Obligations;
(b) apply any and all such Collateral and direct the order or manner of sale thereof as the Administrative Agent, in its discretion, may determine;

(c) deal with any Affected Borrower as the Administrative Agent may elect;
(d) in the Administrative Agent’s reasonable discretion, settle, release on terms satisfactory to the Administrative Agent, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any Affected Borrower’s obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof;
(e) apply any and all payments or recoveries from an Affected Borrower as the Administrative Agent, in its discretion, may determine, whether or not such payment relates to the Obligations of the Consenting Borrower hereunder; and whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and
(f) apply any sums realized from Collateral furnished by an Affected Borrower upon any of its indebtedness or obligations to the Administrative Agent or any Lender as the Administrative Agent, in its discretion, may determine, whether or not such indebtedness relates to the Obligations of the Consenting Borrower hereunder.
SECTION 11.03. Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations hereunder, the Administrative Agent may, at its option and without notice to the other Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require the Administrative Agent to:
(a) proceed against any other Borrower or any other person whomsoever;
(b) proceed against or exhaust any Collateral given to or held by the Administrative Agent or any Lender in connection with the Obligations hereunder;
(c) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein or required by applicable law; or
(d) pursue any other remedy in the Administrative Agent’s power whatsoever.
A separate action or actions may be brought and prosecuted against a Borrower whether or not action is brought against any other Borrower and whether any other Borrower be joined in any such action or actions.
SECTION 11.04. Right to Dispose of Security; Impairment of Rights. Each Borrower hereby authorizes and empowers the Administrative Agent in its discretion, without any notice or demand to such Borrower whatsoever (except as otherwise required under this Agreement) and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which the Administrative Agent may have available to it against any other Borrower, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action, or taking a deed or an assignment in lieu of foreclosure as to any Collateral, and such Borrower hereby waives any defense to the recovery by the Administrative Agent against such Borrower of any deficiency after such action notwithstanding any impairment or loss of any right of reimbursement or subrogation or other right or remedy against another Borrower or against any Collateral for the Obligations hereunder.

SECTION 11.05. Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of any other Borrower or by reason of any cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of the Administrative Agent, any Lender or others which directly or indirectly results in or aids the discharge or release of any other Borrower or any Obligations hereunder or any Collateral by operation of law or otherwise. No exercise by the Administrative Agent of, and no omission of the Administrative Agent to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of the Administrative Agent against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations of Borrower hereunder or any Collateral furnished by any Borrower or give to any Borrower any right of recourse against the Administrative Agent. Each Borrower specifically agrees that the failure of the Administrative Agent: (a) to perfect any lien on or security interest in any property heretofore or hereafter given by any Borrower to secure payment of the Obligations hereunder, or to record or file any document relating thereto; or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.
SECTION 11.06. No Right To Information. Each Borrower waives the right, if any, to require the Administrative Agent to disclose to such Borrower any information it may now have or hereafter acquire concerning another Borrower’s character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrowers on a continuing basis financial and other information pertaining to such other Borrower’s business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations hereunder which diligent inquiry would reveal. The Administrative Agent need not inquire into the powers of any Borrower or the authority of any of its respective officers, directors, partners or agents acting or purporting to act in its behalf, and any Obligations hereunder created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All Obligations to the Administrative Agent heretofore, now, or hereafter created shall be deemed to have been granted at each Borrower’s special insistence and request and in consideration of and in reliance upon this Agreement.
SECTION 11.07. Notices, Demands, Etc. Except as expressly provided by this Agreement, the Administrative Agent shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations hereunder.
SECTION 11.08. Subordination. Except as otherwise provided in this Section 11.08, any indebtedness of any Borrower now or hereafter owing to another Borrower is hereby subordinated to the Obligations of the Borrowers to the Administrative Agent and the Lenders hereunder, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of the Administrative Agent, pay in whole or in part any of such indebtedness nor will any Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of the Administrative Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to the Administrative Agent all or any part of such subordinated indebtedness and any amount so paid to the Administrative Agent at its request shall be applied to payment of the Obligations hereunder. Each payment on the indebtedness of a Borrower to another Borrower received in violation of any of the provisions hereof shall be deemed to have been received by such Borrower as trustee for the Administrative Agent and shall be paid over to the Administrative Agent immediately on account of the Obligations hereunder, but without otherwise affecting in any manner such Borrower’s liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against any other Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of any other Borrower to such Borrower, and the Administrative Agent shall be entitled to all of any such Borrower’s rights thereunder. If for any reason any Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Administrative Agent, as such Borrower’s attorney-in-fact, is hereby authorized to do so in such Borrower’s name or, in the Administrative Agent’s discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, the Administrative Agent’s nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose such Borrower hereby assigns to the Administrative Agent all such Borrower’s rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than such Borrower’s liability hereunder, the Administrative Agent will pay the excess amount to the party entitled thereto.

SECTION 11.09. Revival. If any payments of money or transfers of property made to the Administrative Agent or any Lender by any Borrower should for any reason subsequently be declared to be fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called “voidable transfers”) under the bankruptcy code or any other federal or state or provincial law, and the Administrative Agent or such Lender is required to repay or restore any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all costs and expenses (including attorneys’ fees) of the Administrative Agent or such Lender related thereto, Borrower’s liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to the Administrative Agent or such Lender.
SECTION 11.10. Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Article XI are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.
SECTION 11.11. Unlimited Liability. The Obligations of the Borrowers hereunder shall be in addition to any obligations of the Borrowers to the Administrative Agent and the Lenders heretofore given or hereafter to be given to the Administrative Agent or any Lender unless such other obligations are expressly modified or terminated in writing. The Obligations of the Borrowers to the Administrative Agent and the Lenders shall at all times be deemed to be the aggregate liability of the Borrowers under the terms of this Agreement and of any other obligations heretofore or hereafter incurred by any Borrower to the Administrative Agent or any Lender under this Agreement or the Loan Documents and not expressly terminated or modified in writing.
SECTION 11.12. International as Agent for Borrowers. Each Borrower hereby irrevocably appoints International as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loans and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither the Administrative Agent nor any Lender shall incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Administrative Agent or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loans and Collateral of Borrowers as herein provided, (b) reliance by the Administrative Agent or any Lender on any instructions of the Administrative Borrower, or (c) any other action taken by the Administrative Agent or any Lender hereunder or under the other Loan Documents, except that Borrowers will have no liability to the Administrative Agent or any Lender under this Section 11.12 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS: CORE-MARK HOLDING COMPANY, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

CORE-MARK INTERNATIONAL, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

CORE-MARK HOLDINGS I, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

CORE-MARK HOLDINGS II, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

CORE-MARK HOLDINGS III, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

CORE-MARK MIDCONTINENT, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer
- Credit Agreement Signature Pages -

CORE-MARK INTERRELATED COMPANIES, INC.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

HEAD DISTRIBUTING COMPANY
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer

MINTER-WEISMAN CO.
By:	/s/ Stacy Loretz-Congdon
	Name:	Stacy Loretz-Congdon
	Title:	Treasurer
- Credit Agreement Signature Pages -

LENDERS: JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and a Revolving Lender
By:	/s/ Courtney Jeans
	Name:	Courtney Jeans
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Swingline Lender and a Canadian Lender
By:	/s/ Steve Voigt
	Name:	Steve Voigt
	Title:	Vice President
- Credit Agreement Signature Pages -

GENERAL ELECTRIC CAPITAL CORPORATION, as Co-Syndication Agent and a Revolving Lender
By:	/s/ Philip F. Carfora
	Name:	Philip F. Carfora
	Title:	Duly Authorized Signatory

GE CANADA FINANCE HOLDING COMPANY, as a Canadian Lender
By:	/s/
Name:
	Title:	Duly Authorized Signatory
- Credit Agreement Signature Pages -

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), as Co-Syndication Agent and a Revolving Lender
By:	/s/ Gary D. Cassianni
	Name:	Gary D. Cassianni
	Title:	Vice President

CONGRESS FINANCIAL CORPORATION (CANADA), as a Canadian Lender
By:	/s/ Enza Aposta
	Name:	Enza Aposta
	Title:	Vice President
- Credit Agreement Signature Pages -

BANK OF AMERICA, N.A., as Co-Documentation Agent and a Revolving Lender

By:	/s/ Stephen King
	Name:	Stephen King
	Title:	Vice President

BANK OF AMERICA, N.A., CANADIAN BRANCH, as a Canadian Lender
By:	/s/ L. M. Junior Del Brocco
	Name:	L. M. Junior Del Brocco
	Title:	Senior Vice President
- Credit Agreement Signature Pages -

WELLS FARGO FOOTHILL, LLC, as Co-Documentation Agent and a Revolving Lender
By:	/s/ Juan Barrera
	Name:	Juan Barrera
	Title:	Vice President

WELLS FARGO FINANCIAL CORPORATION CANADA, as a Canadian Lender
By:	/s/ Nick Scarfo
	Name:	Nick Scarfo
	Title:	Vice President
- Credit Agreement Signature Pages -

UNION BANK OF CALIFORNIA, N.A., as a Revolving Lender
By:	/s/ Michele Mojabi
Michele Mojabi
Vice President

UNION BANK OF CALIFORNIA, CANADA BRANCH, as a Canadian Lender
By:	/s/ James Chepyha
James Chepyha
Vice President
- Credit Agreement Signature Pages -

THE BANK OF NOVA SCOTIA, as a Revolving Lender and a Canadian Lender
By:	/s/ Chris Osborn
	Name:	Chris Osborn
	Title:	Managing Director
- Credit Agreement Signature Pages -

HARRIS N.A., as a Revolving Lender
By:	/s/ Graeme Robertson
	Name:	Graeme Robertson
	Title:	Vice President

BANK OF MONTREAL, as a Canadian Lender
By:	/s/ Ben Ciallella
	Name:	Ben Ciallella
	Title:	Vice President
- Credit Agreement Signature Pages -

COMMITMENT SCHEDULE

	Revolving	Canadian
Lender	Commitment	Commitment

JPMorgan Chase Bank, N.A.	$50,000,000	Cdn.$	22,000,000
General Electric Capital Corporation	$32,500,000		-0-
GE Canada Finance Holding Company	-0-	Cdn.$	14,300,000
Wachovia Capital Finance Corporation (Western)	$32,500,000		-0-
Congress Financial Corporation (Canada)	-0-	Cdn.$	14,300,000
Bank of America, N.A.	$32,500,000	Cdn.$	14,300,000
Wells Fargo Foothill, LLC	$32,500,000		-0-
Wells Fargo Financial Corporation Canada	-0-	Cdn.$	14,300,000
Union Bank of California, N.A.	$25,000,000	Cdn.$	11,000,000
The Bank of Nova Scotia	$22,500,000	Cdn.$	9,900,000
Harris N.A.	$22,500,000		-0-
Bank of Montreal	-0-	Cdn.$	9,900,000

Total	$250,000,000	Cdn.$	110,000,000
Commitment Schedule

Schedule 2.06 to Credit Agreement
Letters of Credit
As of September 30, 2005

Beneficiary	LOC #	LC Amount		Purpose	Issuing Bank

Reliance Insurance	P269131	55,177.00		Worker’s Comp	JPM

National Union Fire Insurance Pittsburgh	P203003	3,845,818.00		Worker’s Comp	JPM

Travelers Casualty	P226559	500,000.00		Florida Tobacco Tax Bond	JPM

Zurich American Insurance	S856307	6,250,000.00		Casualty Insurance	ABN AMRO/GECC

Hartford Fire Insurance	S856784	1,238,755.37		Bond for various juristictions	ABN AMRO/GECC

Greenwich Insurance Company	S856316	156,000.00		Bond surety for licensing	ABN AMRO/GECC

Alberta Used Oil Management (CD $25,000.00)	P324232T04983	21,525.74	[1]	Surety for oil material recycling	RBC/GECC

Imperial Tobacco Canada (CD $2,500,000.00)	P324852T04983	2,152,574.48	[1]	Credit terms & discounts	RBC/GECC

Saskatchewan Finance (CD $500,000.00)	P326443T04983	430,514.90	[1]	Tobacco tax	RBC/GECC

Manitoba Finance (CD $500,000.00)	P329985T04983	430,514.90	[1]	Tobacco tax	RBC/GECC

Ontario Minister of Finance (CD $1,000,000.00)	P326661T04983	861,029.79	[1]	Tobacco tax	RBC/GECC

Liberty Mutual Insurance	SM211657W	2,508,750.00		Insurance for casualty program	Wachovia

Affiliated Foods	SE445389W	300,000.00		Surety for membership	Wachovia/GECC

Old Republic Insurance Co	S04070	10,000,000.00		Insurance for Casualty program	Svenska Bank/GECC

	Total Letters of Credit	28,750,660.18
Note:

1- LC face value is in CD dollars. This summary shows the amount in US$ based on the Sept 30rd F/X rate	1.1614

Schedule 3.05(a) to Credit Agreement
Owned Real Estate and Leased Properties
SCHEDULE OF OWNED REAL ESTATE

		PROPERTY	PROPERTY
DIV	LESSOR	LOCATION	ADDRESS	TYPE

85	N/A	LEITCHHFIELD, KY	1055 SALT RIVER ROAD, 42754	WAREHOUSE AND LAND
SCHEDULE OF REAL ESTATE LEASES

		PROPERTY	PROPERTY
DIV	LESSOR	LOCATION	ADDRESS	TYPE

US WAREHOUSE
7	PRUDENTIAL Prisa	HAYWARD, CA	31300 MEDALLION DR, 94544	WAREHOUSE
16	SHELEY & BARBARA DEDRICK (LOUIS SCHULTZ CO)	SACRAMENTO, CA	3970 PELL CIRCLE, 95838	WAREHOUSE
68	NORTH MARKET CENTER L.P.	SACRAMENTO, CA	1520 National Drive, 95834	WAREHOUSE
21	West Vernon, LLC (ANTHONY BRENT CORP)	LOS ANGELES, CA	2311 E. 48TH ST., VERNON, 90058	WAREHOUSE
23	FGW PROPERTIES	BAKERSFIELD, CA	200 Core-Mark Court, 93307	WAREHOUSE
35	PROLOGIS CALIFORNIA I LLC	CORONA, CA	353 MEYER CIRCLE, 92879	WAREHOUSE
44	NL PROPERTIES;GVA Kidder Mathews	PORTLAND, OR	13551 S.E. JOHNSON RD,Milwaukie, OR 97222	WAREHOUSE
45	BROER CO.	GRANTS PASS, OR	303 N.E. F STREET, 97526	WAREHOUSE
48	MONTANO TENANTS IN COMMON	ALBUQUERQUE, N.M.	5600 SECOND NW, 87107	WAREHOUSE
53	DEVELOPMENT SVCS/AMER	SPOKANE,WA	NORTH 1015 DYER RD. 99212	WAREHOUSE
53	CROWN WEST REALTY LLC	SPOKANE,WA	3808 N. SULLIVAN ST BUILDING 35A 99216	WAREHOUSE
61	VASCONCELOS, LOU & ELAINE	RENO, NV	245 TELEGRAPH ST 89502	WAREHOUSE
65	VALLEY VIEW INDUSTRIAL CENTER C/O HARSCH INVESTMENTS PROPERTIES	LAS VEGAS, NV	3950 WEST HARMON RD, 89103	WAREHOUSE

71	CVP PARTNERSHIP INC.	SO. SALT LAKE CITY, UT	1030 WEST 3130 SOUTH, 84119	WAREHOUSE
75	MADISON WAREHOUSE CORP	FORT WORTH, TX	6401 Will ROGERS BLVD SUITE 200, 76134	WAREHOUSE
170	NATHAN LANE ASSOCIATES, LLP Paid by wire transfer	PLYMOUTH, MN	1035 NATHAN LANE NORTH, 55441	WAREHOUSE
178	NORTH CHURCH LANE PROPERTIES II. LLC	SMYRNA, GA	4820 CHURCH LANE, 30080	WAREHOUSE

92	THEOPACIFIC	CORONA, CA (AMI)	311 REED CIRCLE (AMI), 92879	WAREHOUSE

256	MAJESTIC REALTY CO	AURORA, CO	3797 N. Windsor Drive, Aurora, Colorado 80011	WAREHOUSE
256	MAJESTIC REALTY CO	AURORA, CO	3797 N. Windsor Drive, Aurora, Colorado 80011	WAREHOUSE

Schedule 3.05(a) to Credit Agreement
Owned Real Estate and Leased Properties
SCHEDULE OF REAL ESTATE LEASES

		PROPERTY	PROPERTY
DIV	LESSOR	LOCATION	ADDRESS	TYPE

US OTHER

21	WORLD M.A.P.	BURBANK, CA	1419 N SAN FERNANDO BLVD #100 burbank CA 91504	SALES
35	PROLOGIS	PHOENIX, AZ	5545 W LATHAM PHONIX AZ 85043	SALES
35	FUTURES REAL ESTATE PARTNERSHIP & INVESTORS PROPERTY mgmnt Group	OCEANSIDE, CA	2125 ELCAMINO REAL 92054	SALES
44	NW BUILDING CORP RE LAKE	LAKE WOOD, WA	9316 LAKEVIEW AVE S.W. SUITE A LAKEWOOD WA	SALES/DELIVERY
45	DAVID AND PEGGY FRANKE	REDMOND, OR	580 NE HEMLOCK, UNIT 102 97756	SALES
45	BILL & CATHY DAVIDSON	EUREKA, CA	10 WEST 7TH ST. 95501	SALES
45	LAND GROUP-LLC	GRANTS PASS, OR	1060 S.E. M Street 97526	outside storage
48	AADF WAREHOUSING CORP (Third Party)	ALB	5600 2nd ST NW, Alb NM 87107	outside storage
53	MT SALES JIM MEYER	MISSOULA, MT	2801 South Russel St., Missoula 59801	Sales office
56	PLATTE COUNTRY MINI WAREHOUSE	Plate City, MO	15905HWY 273	Mini warehouse
61	Rilite Aggregate (pd to BRUNO BENNA)	RENO, NV	TRUCK LOT, adjacent to S. of 245 Telegraph St 89502	LOT
71	Valley Storage (third Party)	SLC	1911 South 900 West	Outside Storage
71	Ninth West Properties (Third Party)	SLC	2313 South West 900 West, 84104	Outside Storage
75	US Cold Storage (Third Party)	FW	2554 Downing Drive, FortWorth TX 76106	Outside Storage

16	US Cold Storage (Third Party)	Sacramento	3100 52nd Avenue,CA 95823	frozen product storage

99	ERNESTO RUFINO	SAN FRANCISCO, CA	152 LOMBARD ST, #608	CORP. APT
99	KASHIWA FUDOSAN	SO SAN FRANCISCO, CA	395 OYSTER PT #415	CORP. HDQ
99	KASHIWA FUDOSAN	SO SAN FRANCISCO, CA	395 OYSTER PT #410	CORP. HDQ
99	KASHIWA FUDOSAN	SO SAN FRANCISCO, CA	395 OYSTER PT #114	storage / suite 114

$U.S. TOTAL

CANADIAN WAREHOUSE
20	MADISON PACIFIC	BURNABY, B.C.	7800 RIVERFRONT GATE Burnaby B.C., V5J 5L3	WAREHOUSE
30	Heathcliff properties and Bergen properties paid to Canreal Mgmnt	VICTORIA, B.C.	2924 JACKLIN ROAD V9B 3Y5	WAREHOUSE
79	MARION HOLDINGS LTD / APEX	WINNIPEG, MAN	99 BANNISTER RD., R2R 0S2	WAREHOUSE
172	Summit Reit	CALGARY, ALBERTA	8225 30TH ST., S.E. T2C 1H7	WAREHOUSE
previously alberta Paid to Western Spirit
Previously paid to BEUTEL GOODMAN REAL ESTATE
CANADIAN OTHER
88	GWL Realty Advisors (previously BENTALL Real Estate Services LP in trust for Knightsbridge	RICHMOND, B.C.	13211 DELF PLACE, V6V 2A2	MIS/TAX
172	Summit Reit Prop MGMNT	CALGARY/EDMON SALES	6028 - 103 Street	SALES
Previously Roycom (4.5) Property Fund LTD / remit to: O&Y Enterprise
172	MTE Logistix (third Party)	Calgary Alberta Outside storage	6505 48th E ST, Calgary Alberta	Outside
SCHEDULE OF REAL ESTATE LEASES

SCHEDULE 3.05(b)
to
CREDIT AGREEMENT
INTELLECTUAL PROPERTY
Trademarks

Mark	Legal Entity	Country	Classes	App. No.	App. Date	Reg. No.	Reg. Date	Status
CORE-MARK	Core-Mark International, Inc.	Canada	NA	480,956	1/15/82	TMA272,823	10/15/82	Registered
CORE-MARK	Core-Mark International, Inc.	United States	42	73/360,195	4/16/82	1,283,707	6/26/84	Registered
CORE-MARK & Design (new design)	Core-Mark International, Inc.	Canada	NA	729,697	5/19/93	TMA433,460	5/3/94	Registered
CORE-MARK INTERNATIONAL & Design (New Design Logo)	Core-Mark International, Inc.	United States	42	74/389,810	5/13/93	1,834,121	5/3/94	Registered
CORE-MARK & Design (YOU CAN COUNT ON US)	Core-Mark International, Inc.	Canada	NA	729,698	5/19/93	TMA432,801	5/3/94	Registered
CORE-MARK INTERNATIONAL & Design Logo (YOU CAN COUNT ON US)	Core-Mark International, Inc.	United States	42	74/391,973	5/18/93	1,834,123	5/3/94	Registered
SMARTSTOCK	Core-Mark International, Inc.	United States	35	75/334,833	8/2/97	2,271,065	8/17/99	Registered
Tradenames
The company uses and has registered a number of trade names including derivatives of the legal corporate names listed on schedule 3.15. In addition, the company runs its two consolidation warehouses using the names Allied Merchandising Industry and Artic Cascade and a number of derivatives thereof.

SCHEDULE 3.06
to
CREDIT AGREEMENT
LITIGATION AND ENVIRONMENTAL MATTERS
None.

SCHEDULE 3.10
to
CREDIT AGREEMENT
Plan Unfunded Pension Liability
Actuarially Underfunded Plans (on funding assumption basis)
1.	Core-Mark International, Inc. Non-Bargaining Employees Pension Plan for plan year 01/01/05: $1,442,741

2.	ABCO Markets, Inc. Retirement Plan for Arizona Warehouse and Distribution Employees for plan year 01/01/05: $59,042

3.	Godfrey Company Subsidiaries’ Pension Plan for plan year 01/01/05: $87,083

Disclosure Schedule 3.12
to
Credit Agreement
Material Agreements
1.	Amended and Restated Administrative Claims Guaranty Agreement dated as of August 31, 2004, by and between Core-Mark Holding Company, Inc. and the Post Confirmation Trust.

2.	Subordinated Secured Guaranty Agreement dated dated as of August 20, 2004, by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Class 3(B) TLV Reclamation Claims.

3.	Junior Subordinated Secured Guaranty Agreement dated as of August 20, 2004, by and between Core-Mark Holding Company, Inc. and the Reclamation Creditors’ Trust for the benefit of the holders of Allowed Net Non-TLV Reclamation Claims.

Schedule 3.14 to Credit Agreement
CORE-MARK INTERNATIONAL, INC.
2005 SCHEDULE OF INSURANCE — As of September 2, 2005

	Policy	Policy			Deductible
Policy	Number	Period	Carrier	Limits	Including ALAE	Premium
CASUALTY
1 Commercial General Liability	RG2-691-436369-025	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	$3,000,000 Per Occurrence $3,000,000 Products Agg $5,000,000 General Agg $1,000,000 Fire Legal ALAE Outside Policy Limit	$500,000 ALAE Outside Deductible	$213,955 Plus TRIA & Assessments $1,500 and $971

2 Business Automobile Liability & Physical Damage	AS2-691-436369-015	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	$2,000,000 CSL ALAE Outside Policy Limit	$500,000 ALAE Outside Deductible Comprehensive $500,000 Deductible Collision — $500,000 Deductible	$388,699 Plus TRIA $11,950

3 Excess Automobile Liability	AS2-691-436369-015	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	$3,000,000 Excess $2,000,000	None	$195,000

4 Workers’ Compensation & Employers’ Liability	WA7-69D-436369-045 All states except OR/WI & AZ	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	Coverage A: Statutory Coverage B:	$500,000 ALAE Outside Deductible	$802,450 Plus TRIA & Assessments
	WC7-691-436369-025 OR/WI			$1,000,000/BI by Accident $1,000,000/BI by Disease Each Employee $1,000,000/BI by Disease Policy Limit or Where Required by Law Unlimited		$27,940 and $109,924

5 General Liability (ADC/Core-Mark) Note: Coverage applies only to the contract between Core-Mark International, Inc. (ADC Corp.) and Circle-K Stores, Inc.	RG2-691-436369-065	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	$1,000,000 Per Occurrence $2,000,000 Products Aggregate $2,000,000 General Aggregate $2,000,000 Personal & Advertising Injury $300,000 Damages to Premises Rented to you $10,000 Medical Payments 8313 B West Latham Tolleson, AZ	Guaranteed Cost No Deductible	$65,556

6 Automobile Liability (ADC/Core-Mark) Incl. Auto Physical Damage (APD) Note: Coverage applies only to the contract between Core-Mark International, Inc. (ADC Corp.) and Circle-K Stores, Inc.	AS2-691-436369-055	1/1/05-1/1/06	Liberty Mutual Fire Insurance Company	$2,000,000 Any One Accident — CSL $100,000 Uninsured/Underinsured Motorists APD Comprehensive & Collision Coverage $50,000 Limit	Guaranteed Cost — No Deductible $2,500 Comprehensive Deductible $2,500 Collision Deductible	$121,026 $30,170

7 Workers’ Compensation & Employers’ Liability (AZ CM + ADC) Note: Coverage applies only to the contract between Core-Mark International, Inc. (ADC Corp.) and Circle-K Stores, Inc.	314525-8	6/1/04-5/31/05	State Compensation Fund of Arizona	Coverage A: Statutory Coverage B: $1,000,000 BI by Accident $1,000,000 BI by Disease Each Employee $1,000,000 BI by Disease Policy Limit	Guaranteed Cost	$304,384 Subject to Annual Audit incl. EL Limit Incr $6k

8 Workers’ Compensation & Employers’ Liability (AZ CM + ADC)	WC7 691 436369-075	6/1/05-12/31/05	Liberty Mutual Fire Insurance Company	Coverage A: Statutory	N/A Guaranteed Cost	$61,059

Note: Coverage applies only to the contract between Core-Mark International, Inc. (ADC Corp.) and Circle-K Stores, Inc.				Coverage B: $1,000,000/BI by Accident $1,000,000/BI by Disease Each Employee $1,000,000/BI by Disease Policy Limit or		Assumes $4,317,259 Annual Payroll

9 General Liability (RDC/Core-Mark) Note: Coverage applies only to the contract between Core-Mark International, Inc. (RDC Corp.) and Valero.	RG2 691-436369-095	3/1/05-12/31/05	Liberty Mutual Fire Insurance Company	$1,000,000 Per Occurrence $2,000,000 Products Agg $2,000,000 General Agg $300,000 Fire Legal (any one premise) $10,000 Medical Expense (any one person)	N/A Guaranteed Cost	$39,004 Plus TRIA $390 Assumes $249,000,000 Annual Sales

Schedule 3.14 to Credit Agreement
CORE-MARK INTERNATIONAL, INC.
2005 SCHEDULE OF INSURANCE — As of September 2, 2005

	Policy	Policy			Deductible
Policy	Number	Period	Carrier	Limits	Including ALAE	Premium
10 Business Auto Liability (RDC/CM)	AS2 691 436369-085	3/1/05-12/31/05	Liberty Mutual Fire Insurance Company	$2,000,000 CSL $5,000 Medical Payments	N/A Guaranteed Cost	$136,588 Plus TRIA $917

Note: Coverage applies only to the contract between Core-Mark International, Inc. (RDC Corp.) and Valero.				$100,000 Uninsured/Underinsured Motorist		Assumes 26 Power Units

11 Auto Physical Damage (RDC/CM)	AS2 691 436369-085	3/1/05-12/31/05	Liberty Mutual Fire Insurance Company	$115,000 Limit — Symbol 2 & 8	$2,500 Comp/Coll Deductible Retained Loss Projection $9,500	$33,733

Note: Coverage applies only to the contract between Core-Mark International, Inc. (RDC Corp.) and Valero.						Assumes 26 Power Units

12 Workers’ Compensation & Employers’ Liability (RDC/CM)	WC7 691 436369-105	3/1/05-12/31/05	Liberty Mutual Fire Insurance Company	Coverage A: Statutory	N/A Guaranteed Cost	$298,565 Plus TRIA $1,749

Note: Coverage applies only to the contract between Core-Mark International, Inc. (RDC Corp.) and Valero.				Coverage B: $1,000,000/BI by Accident $1,000,000/BI by Disease Each Employee $1,000,000/BI by Disease Policy Limit or		Assumes $6,996,240 Annual Payroll

13 Umbrella Liability — Lead	BE 297 9831	1/1/05-1/1/06	National Union Fire Insurance Company	$25,000,000	$10,000	$281,779

14 Excess Liability	LQ1871073620060	1/1/05-1/1/06	Liberty Insurance Underwriters, Inc. 55 Water Street, 18th Fl. New York, NY 10041 212.208.4179	$25,000,000 Excess $25,000,000 $10,000,000 Excess $50,000,000 (Added $10mm 3/1/05-12/31/05 $16,760 for RDC)	None	$85,000 $16,760 Charged RDC for add’l $10m Limits

15 Underground Storage Tank Liability	UST G21740883	2/27/05-2/27/06	Illinois Union Ins. Co. (ACE)	$2,000,000	$5,000	$860

16 Foreign Liability	CXC068011	7/1/04-12/31/05 Extended 6/1/05-12/31/05	ACE Master Liability Program Two River Way, Suite #1100 Houston, TX 77056 713.403.3000	$3,000,000	None	$5,095 US$ Plus extension premium $ 3,252 US$

17 Canadian General Liability	CGL322703	7/1/04-12/31/05 Extended 6/1/05-12/31/05	ACE-INA Canadian Liability Toronto, Canada	$3,000,000	None	$52,504 US$

18 Canadian Auto Liability	AF 9936550	6/1/04-12/31/05 Extended 6/1/05-12/31/05	Zurich Ins. Co. Toronto, Canada	C$4,000,000	C$1,000 for Auto Property Damage	$68,845 US$ $50,714
					Total Casualty (excl. Taxes/TRIA)	$3,254,998

Schedule 3.14 to Credit Agreement
CORE-MARK INTERNATIONAL, INC.
2005 SCHEDULE OF INSURANCE — As of September 2, 2005

	Policy	Policy			Deductible
Policy	Number	Period	Carrier	Limits	Including ALAE	Premium
PROPERTY
19 Property including Boiler & Machinery and including ADC	7558556	8/1/05-8/1/06	Lexington Insurance Co. Eastern Risk Specialists	$25,000,000 lead — US Locations Refer to Policy for additional sub-limits	$25,000/Core deductible
Earth Movement: $100,000 Per Occurrence EXCEPT
Earth Movement California Locations: 5% TIV per location /
$250,000 (min) Flood: $100,000 Per Occurrence EXCEPT
Flood-Zone A Buildings per location: 5%TIV /$500,000 (min.)
Flood-Zone A Contents per location: 5%TIV /$500,000 (min.)
Flood-Zone A — Time Element — 3 day waiting period
Windstorm: $100,000 EXCEPT
all of FL: 5%TIV per location /$100,000 (min)
					Named Windstorm: 5%TIV per location / $100,000 (min)	$773,962 Excluding taxes and surcharges

20 Property Including Boiler & Machinery and including ADC	TBD	8/1/05-8/1/06	American Home Assurance Co.	$25,000,000 lead — Canada Locations Refer to Policy for additional sub-limits	$25,000/Core Earth Movement: $100,000 Per Occurrence Flood: $100,000 Per Occurrence Windstorm: $100,000 Named Windstorm: 5%TIV per location / $100,000 (min)	USD 133,805

21 Property Including Boiler & Machinery and including ADC	PL218405	8/1/05-8/1/06	Lloyd’s of London	$50,000,000 Excess $25,000,000 Program Sublimits Apply (One policy issued for US & Canada but Marsh Dallas bills for the US Locations & Marsh Toronto bills for the Canada Locations)	Refer to Cover Note for Excess Wording Clause	$104,870 Excluding taxes and surcharges for US Locations USD 18,130 for Canada locations

22 Property / Boiler & Machinery (RDC) Note: Coverage applies only to the contract between Core-Mark International, Inc. (RDC Corp.) and Valero.	7596090	3/1/05-3/1/06	Lexington Insurance Co. Eastern Risk Specialists 1700 Market Street, Suite #1810 Philadelphia, PA 19103 215.255.6363	Policy Limit $19,000,000 Additional Sublimits Apply	$25,000/Core $100,000 Earth movement $100,000 Wind	$42,684 Annual Premium Includes surplus lines tax and stamping fee

					Total Property	$1,073,451 Excluding taxes and surcharges

Schedule 3.14 to Credit Agreement
CORE-MARK INTERNATIONAL, INC.
2005 SCHEDULE OF INSURANCE — As of September 2, 2005

	Policy	Policy			Deductible
Policy	Number	Period	Carrier	Limits	Including ALAE	Premium
PROFESSIONAL LIABILITY & FINANCIAL
23 Directors & Officers Liability	ELU086850-04	8/20/04-10/4/05	XL Specialty / ELU Executive Liability Underwriters (ELU) One Constitution Plaza, 16th Fl. Hartford, CT 06103 860.948.1800	$25,000,000	$0 Each Insured D&O (Non-Indemnified) under Insuring Agreement 1(A) $1,000,000 Each Securities Claim under Insuring Agreement 1(C)
					$250,000 All Other Claims under Insuring Agreement 1 (B) Pending & Prior Proceeding Date: 8/20/04	$1,100,000 $135,616

24 Directors & Officers Liability	14-MGU-04-A4200	8/20/04-10/4/05	HCC Global behalf of U.S. Specialty 8 Forest Park Drive Farmington, CT 06034 (860) 674-1900	$15,000,000 Excess $25,000,000	Pending & Prior Claim Date: 8/20/04	$341,000 $41,943

25 Directors & Officers Liability	EPG 0002748	8/20/04-10/4/05	RLI Insurance Company 909 Lake Carolyn Parkway, Suite 800 Irving, TX 75030 (972) 677-2155	$10,000,000 Excess $40,000,000	Pending & Prior Claim Date: 8/20/04	$180,000 $22,140

26 Fiduciary Liability	EPG 0002749	8/20/04-10/4/05	RLI Insurance Company 909 Lake Carolyn Parkway, Suite 800 Irving, TX 75030 (972) 677-2155	$10,000,000	$100,000 Each Claim Pending or Prior Litigation Date: 8/20/04	$67,870 $8,348

27 Commercial Crime	CCR 400 28G 05	4/5/05-4/5/06	Quanta Specialty Lines Insurance Co	$10,000,000	$250,000 Each Claim	$78,866

						Plus SLT taxes

28 Special Crime	647-1301	8/5/05-8/5/06	National Union Fire Insurance Co. of Pittsburgh, PA (AIG) 8144 Walnut Hill Lane, Suite #1600 Dallas, TX 75231 800.843.1765	$5,000,000	None	$4,398

					Total Professional Liability & Financial	$1,980,181

				GRAND PREMIUM TOTAL (Excl. Taxes, Assessments/TRIA)		$6,308,631

Schedule 3.15 to Credit Agreement
Core-Mark Holding Company, Inc. and Subsidiaries

				Organization
				Number assigned	Federal Employer
			State of	by State of	Identification	Authorized	Par Value of	Authorized	Par Value of	Issued as of	Issued as of Dec.
Company	Type of Entity	Active/Inactive	Incorporation	Incorporation	Number	Common Stock	Common Stock	Preferred Stock	Preferred Stock	August 23, 2004	31, 2004
Core-Mark Holding Company, Inc.	Corporation	Active	Delaware	3845035	20-1489747	50,000,000	$0.01	n/a	n/a	9,815,375	9,815,375
Core-Mark Holdings I, Inc.	Corporation	Active	Delaware	3843173	20-1489777	1,000	$0.01	n/a	n/a	1,000	1,000
Core-Mark Holdings II, Inc.	Corporation	Active	Delaware	3843174	20-1489798	1,000	$0.01	n/a	n/a	1,000	1,000
Core-Mark Holdings III, Inc.	Corporation	Active	Delaware	3843172	20-1489834	1,000	$0.01	n/a	n/a	1,000	1,000
Core-Mark International, Inc.	Corporation	Active	Delaware	2484265	91-1295550	100	$0.0001	n/a	n/a	100	100
Core-Mark Midcontinent, Inc.	Corporation	Active	Arkansas	CP00013272	74-2354997	2,000	$1.00	n/a	n/a	2,000	2,000
Minter-Weisman Company	Corporation	Active	Minnesota	1P-571	41-0809931	100,000	$1.00	n/a	n/a	1,000	1,000
Head Distributing Company	Corporation	Active	Georgia	7006574	58-1095258	10,000,000 shares [1,000,000 class A Voting] [9,000,000 class B non-voting]	$0.01 (for bothing voting & non-voting class)	n/a	n/a	773,136 [90,000 class A & 683,136 class B]	773,136 [90,000 class A & 683,136 class B]
Core-Mark Interrelated Companies, Inc.	Corporation	Active	California	734331	94-2317385	1,000,000	$1.00	n/a	n/a	1,000,000	1,000,000
C/M Products, Inc.	Corporation	Inactive	California	N/A	94-3104739	1,000	$1.00	n/a	n/a	100	100
ASI Office Automation, Inc.	Corporation	Inactive	California	N/A	95-3256944	300,000	$0.05	150,000	no par value	300,000	300,000
General Acceptance Corporation	Corporation	Inactive	California	N/A	95-3895935	400,000	none	n/a	n/a	200	200
Marquise Ventures Company, Inc.	Corporation	Inactive	California	N/A	95-3983880	75,000	none	n/a	n/a	75,000	75,000
Updated on Sept. 9, 2005

1 of 1

Schedule 3.18
to Credit Agreement
Affiliate Transactions
Transactions with Directors and Management
Harvey L. Tepner, a member of our board of directors (and a member of our compensation committee and chairman of our audit committee from August 2004 through September 2, 2005), is a Partner of Compass Advisers, LLP. Mr. Tepner is also a Managing Director of Compass SRP Associates LLP, a special purpose joint venture that provided financial advisory and investment banking services to the Official Committee of Unsecured Creditors of Fleming in connection with Fleming’s bankruptcy. Compass Advisers, LLP owns a 50% interest in Compass SRP Associates LLP. Pursuant to the Plan, Compass SRP Associates LLP has received total fees and expenses of approximately $4,781,000, of which $2,269,930 was distributed to Compass Advisers, LLP. All fees and expenses paid to Compass SRP Associates LLP were approved by the United States Bankruptcy Court for the District of Delaware after submission of applications by Compass SRP Associates LLP. Harvey L. Tepner is a member of the board of directors of the Post Confirmation Trust of the Fleming Companies but recused himself from any discussions regarding the compensation of Compass SRP Associates LLP.
One of our customers, Eureka Management Group LLC, is primarily owned by Ron McPherson, who is the father of Scott McPherson, one of our Vice Presidents. The Company recorded net sales to Eureka Management Group LLC of approximately $190,000 and $825,000 in the first six months of 2005 and 2004, respectively. These transactions were negotiated at arms-length and in the ordinary course. As of June 30, 2005, we held a non-recourse note receivable of approximately $220,000 related to these transactions, which is collateralized by a deed of trust on a convenience store owned by Eureka Management Group LLC.
Securities Issued Pursuant to Our 2004 and 2005 Long Term Incentive Plans
In August 2004, we approved the grant of options to purchase an aggregate of 1,060,422 shares of our common stock to certain of our officers and employees under our 2004 Long Term Incentive Plan. The options have an exercise price of $15.50, the fair value of a share of our common stock as determined pursuant to the Plan and have a three year vesting period. One third of the shares vested on August 23, 2005, and the remaining shares vest in equal monthly installments over the two year period commencing on August 23, 2005, for each consecutive month of service that individual provides to the Company. Certain members of our management are entitled to accelerated vesting of their option shares and restricted stock units in the event that they are terminated without cause or resign for good reason prior to the expiration of the vesting period or are terminated without cause or resign for good reason within one year after a change of control of the company.
In addition in 2004, we issued an aggregate of 190,876 shares of restricted common stock and restricted stock units to certain of our officers and employees under our 2004 Long Term Incentive Plan. The transfer restrictions with respect to one third of the shares of restricted common stock lapsed on August 23, 2005 and the transfer restrictions with respect to the remaining shares of restricted common stock lapse in equal monthly installments over the two year period commencing on August 23, 2005 for each month of service provided by the stockholder to the Company. The restricted stock units vest over a three year period. One third of the shares vested on August 23, 2005, and the remaining shares vest in equal monthly installments over the two year period commencing on August 23, 2005, for each consecutive month of service that the individuals provide services to Company. If we are acquired by a non-public company, then all unvested shares will immediately vest. In addition, if we are acquired by a public company and the holder of the restricted stock is terminated without cause within one year after we are acquired, then all unvested shares will immediately vest.

In February 2005, the Compensation Committee and the Board of Directors approved the grant of restricted stock units to certain of our officers and employees under our 2005 Long Term Incentive Plan having a value of approximately $5.0 million with a vesting commencement date of February 1, 2005. It is anticipated that such grants will be made in the fourth quarter of 2005.
Options Issued Pursuant to Our Directors Equity Incentive Plans
In August, 2004, we issued an option to purchase 7,500 shares to each of our non-employee directors under our 2004 Directors Equity Incentive Plan. The options have an exercise price of $15.50, the fair value of a share of our common stock as determined pursuant to the Plan. The options vest over three years. One third of the options vested on August 23, 2005, and the remaining options vest in equal quarterly installments over the two year period commencing on August 23, 2005, for each consecutive quarter that the grantee remains a director. Any unvested option shares will immediately vest upon a change of control of the Company.
In August, 2005, we issued an option to purchase 7,500 shares to two new non-employee directors under our 2005 Directors Equity Incentive Plan. The options have an exercise price of $27.03, the fair value of a share of our common stock as determined by our Board of Directors as provided in the plan on the basis of the average trading price of our common stock over the twenty trading days ending two trading days prior to the date of grant. The options vest over three years and expire after seven years. One third of the options vest on August 12, 2006, and the remaining options vest in equal quarterly installments over the two year period commencing on August 12, 2006, for each consecutive quarter that the grantee remains a director. Any unvested option shares will immediately vest upon a change of control of the Company.

SCHEDULE 6.01
to
CREDIT AGREEMENT
INDEBTEDNESS
(1) Trust Guarantees (See Schedule 3.12)
The Company guarantees the payment of all Post Confirmation Trust administrative claims in excess of $56 million. In addition, if the assets of the Reclamation Creditors Trust are inadequate to satisfy all of the allowed Trade Lien Vendor claims in the RCT, the Company must pay such claims in full plus any accrued interest. The Company also guarantees all eligible but unpaid non-TLV claims in the RCT up to a maximum of $15 million. The Plan of Reorganization limits the combined RCT guarantee amounts of the TLV and non-TLV claims to no more than $137 million. Based on the estimates provided by the Trusts and the Company’s analysis, the assets of the Trusts are sufficient to satisfy the claims against it; therefore, the Company believes that the fair value of its guarantee liability as of December 31, 2004 was not significant. However, if the assets of the Trusts prove insufficient to pay the claims, the Company could be required to satisfy the guarantees.
(2) Surety Bonds — Please refer to attached schedule of Surety Bonds.
(2) Capital Leases — None.

CORE-MARK INTERNATIONAL, INC.
BOND SCHEDULE
U.S. BOND LIABILITY

							EFFECTIVE	EXPIRATION	RENEWAL	CLOSING
PRINCIPAL	OBLIGEE	BOND NO.	SURETY	LIABILITY	PREMIUM	BOND TYPE	DATE	DATE	METHOD	METHOD
CORE-MARK MIDCONTINENT, INC.	STATE OF SOUTH DAKOTA	41010768	PLATTE RIVER	1,000.00	150.00	CIGARETTE DISTRIBUTOR	8/25/2005	8/25/2006	ANNUAL	60 DAY CANCELLATION NOTICE
HEAD DISTRIBUTING COMPANY DBA CORE-MARK	STATE OF FLORIDA	41046887	PLATTE RIVER	992,574.00	14,889.00	CIGARETTE DISTRIBUTOR	10/1/2005	10/1/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER WEISMAN CO. DBA COREMARK	STATE OF WISCONSIN	41046890	PLATTE RIVER	10,000.00	150.00	CIGARETTE TAX BOND	9/29/2005	9/25/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER WEISMAN CO. DBA COREMARK	STATE OF WISCONSIN	41046891	PLATTE RIVER	150,000.00	2,250.00	TOBACCO TAX SURETY BOND	9/29/2005	9/29/2006	ANNUAL	60 DAY CANCELLATION NOTICE
CORE-MARK MIDCONTINENT, INC. DBA CORE-MARK	STATE OF INDIANA	45035070	AVALON	$1,000.00	$100.00	CIGARETTE TAX REGISTRATION CERTIFICATE BOND	6/26/2005	6/26/2006	ANNUAL	60 DAY CANCELLATION NOTICE
CORE-MARK MIDCONTINENT, INC. DBA CORE-MARK	STATE OF INDIANA	45035071	AVALON	$1,000.00	$100.00	OTHER TOBACCO PRODUCTS DISTRIBUTOR’S LICENSE BOND	6/26/2005	6/26/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER-WEISMAN CO. DBA CORE-MARK	IOWA DEPARTMENT OF REVENUE & FINANCE	45035073	AVALON	$3,500.00	$100.00	DISTRIBUTION OR SALE OF CIGARETTES AND/OR TOBACCO PRODUCTS	6/30/2005	6/30/2006	ANNUAL	30 DAY CANCELALTION NOTICE
FLEMING COMPANIES, INC.	STATE OF NEW YORK	45035076	AVALON	$10,000.00	$200.00	WHOLESALE CIGARETTE DEALER’S BOND	11/14/2005	11/14/2006	ANNUAL	90 DAY CANCELLATION NOTICE
HEAD DISTRIBUTING COMPANY DBA CORE-MARK	STATE OF FLORIDA	45035079	AVALON	$27,000.00	$540.00	TOBACCO PRODUCTS DISTRIBUTOR BOND	10/30/2005	10/30/2006	ANNUAL	60 DAY CANCELLATION NOTICE
CORE-MARK MIDCONTINENT, INC. DBA CORE-MARK	STATE OF TENNESSEE, COMMISSIONER OF REVENUE	45035080	AVALON	$2,000.00	$100.00	TABOCCA STAMP AFFIXING AGENT BOND	11/14/2005	11/14/2006	ANNUAL	60 DAY CANCELLATION NOTICE
FLEMING COMPANIES, INC. DBA CORE-MARK	TENNESSEE COMMISSIONER OF REVENUE	45035081	AVALON	$6,800.00	$136.00	CIGARETTE AND TOBACCO TAX CREDIT BOND	11/14/2005	11/14/2006	ANNUAL	30 DAY CANCELALTION NOTICE
HEAD DISTRIBUTING COMPANY	STATE OF TENNESSEE, COMMISSIONER OF REVENUE	45035082	AVALON	$10,900.00	$218.00	TABOCCA STAMP AFFIXING AGENT BOND	11/14/2005	11/14/2006	ANNUAL	60 DAY CANCELLATION NOTICE
HEAD DISTRIBUTING COMPANY DBA CORE-MARK	STATE OF TENNESSEE, COMMISSIONER OF REVENUE	45035083	AVALON	$2,000.00	$100.00	CIGARETTE AND TOBACCO TAX CREDIT BOND	11/14/2005	11/14/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER-WEISMAN-DEBTOR IN POSSESSION DBA CORE-MARK	STATE OF NEBRASKA	45035085	AVALON	$1,000.00	$100.00	WHOLESALE CIGARETTE DEALER’S BOND	12/29/2004	12/29/2005	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	KANSAS DEPARTMENT OF REVENUE	45035086	AVALON	$1,000.00	$100.00	WHOLESALE CIGARETTE DEALER’S BOND	1/1/2005	1/1/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF NEBRASKA	45035087	AVALON	$1,000.00	$100.00	WHOLESALE CIGARETTE DEALER’S BOND	1/20/2005	1/20/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF LOUISIANA	45035088	AVALON	$10,000.00	$200.00	TOBACCO TAX SURETY BOND	3/2/2005	3/2/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC. DBA CORE-MARK	STATE OF MISSOURI, DIRECTOR OF REVENUE	45035089	AVALON	$1,000.00	$100.00	OTHER TOBACCO PRODUCTS FIDELITY BOND	3/2/2005	3/2/2006	ANNUAL	90 DAY CANCELLATION NOTICE
CORE-MARK INTERNATIONAL, INC. (SPOKANE DIVISION)	STATE OF WASHINGTON	45035090	AVALON	$5,000.00	$100.00	WHOLESALE CIGARETTE DEALER’S BOND	3/5/2005	3/5/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK INTERNATIONAL, INC. (PORTLAND, OR)	STATE OF WASHINGTON	45035091	AVALON	$5,000.00	$100.00	WHOLESALE CIGARETTE DEALER’S BOND	3/5/2005	3/5/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF OKLAHOMA	45035092	AVALON	$500.00	$100.00	UNSTAMPED TOBACCO PRODUCT TAX BOND	3/22/2005	3/22/2006	ANNUAL	30 DAY CANCELALTION NOTICE

CORE-MARK INTERNATIONAL, INC.
BOND SCHEDULE

							EFFECTIVE	EXPIRATION	RENEWAL	CLOSING
PRINCIPAL	OBLIGEE	BOND NO.	SURETY	LIABILITY	PREMIUM	BOND TYPE	DATE	DATE	METHOD	METHOD
CORE-MARK MIDCONTINENT, INC.	STATE OF OKLAHOMA	45035093	AVALON	$1,000.00	$100.00	CIGARETTE STAMP TAX BOND	3/22/2005	3/22/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF ARKANSAS	45035094	AVALON	$1,500.00	$100.00	CIGARETTE STAMP DEPUTY BOND	3/23/2005	3/23/2006	ANNUAL	60 DAY CANCELLATION NOTICE
CORE-MARK INTERNATIONAL, INC.	STATE OF UTAH	45035096	AVALON	$500.00	$100.00	BOND FOR CIGARETTES, CIGARETTE PAPERS, SNUFF, CIGARS OR TOBACCO DIST.	3/5/2005	3/25/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF NEBRASKA	45035097	AVALON	$1,000.00	$100.00	CIGARETTE TAX BOND	3/25/2005	3/25/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	IOWA DEPARTMENT OF REVENUE & FINANCE	45035098	AVALON	$3,500.00	$100.00	DISTRIBUTION OR SALE OF CIGARETTES AND/OR TOBACCO PRODUCTS	6/30/2005	6/30/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	STATE OF NORTH DAKOTA	45035099	AVALON	$1,000.00	$100.00	BOND FOR CIGARETTES, CIGARETTE PAPERS, SNUFF, CIGARS OR TOBACCO DIST.	3/25/2005	3/25/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK INTERNATIONAL, INC.	INTERSTATE COMMERCE COMMISSION	45035100	AVALON	$10,000.00	$200.00	PROPERTY BROKERS SURETY BOND	3/15/2005	3/15/2006	ANNUAL	30 DAY CANCELALTION NOTICE
HEAD DISTRIBUTING COMPANY DBA CORE-MARK	GEORGIA DEPARTMENT OF REVENUE	45035103	AVALON	$443,000.00	$8,860.00	CIGAR AND CIGARETTE DISTRIBUTORS LICENSE BOND	7/1/2005	6/30/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER-WEISMAN CO. DBA CORE-MARK	STATE OF NORTH DAKOTA	45035104	AVALON	$1,000.00	$100.00	BOND FOR CIGARETTES, CIGARETTE PAPERS, SNUFF, CIGARS OR TOBACCO DIST.	6/30/2005	6/30/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC.	US DEPARTMENT OF AGRICULTURE	45035105	AVALON	$25,000.00	$500.00	PERISHABLE AGRICULTUREAL COMMODITIES BOND	7/19/2005	7/19/2006	ANNUAL	30 DAY CANCELALTION NOTICE
HEAD DISTRIBUTING COMPANY DBA CORE-MARK	US DEPARTMENT OF AGRICULTURE	45035106	AVALON	$25,000.00	$500.00	PERISHABLE AGRICULTUREAL COMMODITIES BOND	7/19/2005	7/19/2006	ANNUAL	30 DAY CANCELALTION NOTICE
MINTER-WEISMAN CO. DBA CORE-MARK	US DEPARTMENT OF AGRICULTURE	45035107	AVALON	$30,000.00	$600.00	PERISHABLE AGRICULTUREAL COMMODITIES BOND	7/19/2005	7/19/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK INTERNATIONAL, INC.	US DEPARTMENT OF AGRICULTURE	45035108	AVALON	$80,000.00	$1,600.00	PERISHABLE AGRICULTUREAL COMMODITIES BOND	7/19/2005	7/19/2006	ANNUAL	30 DAY CANCELALTION NOTICE
CORE-MARK MIDCONTINENT, INC. DBA CORE-MARK	TENNESSEE COMMISSIONER OF REVENUE	45035109	AVALON	$2,000.00	$100.00	TABACCO TAX STAMP AFFIXING AGENT BOND	8/20/2005	8/20/2006	ANNUAL	60 DAY CANCELLATION NOTICE
MINTER-WEISMAN CO. DBA CORE-MARK	STATE OF MINNESOTA	45035110	AVALON	$20,000.00	$400.00	WHOLESALE PRODUCE DEALER	10/26/2005	10/26/2006	ANNUAL	60 DAY CANCELLATION NOTICE

TOTAL BOND LIABILITY & PREMIUM:				$1,886,774.00	$33,393.00	COLLATERAL TYPE:		U.S. COLLATERAL AMOUNT:
						LOC NO. S856316		$156,000.00
						CASH		$674,000.00
						CASH		$160,000.00
						U.S. TOTAL COLLATERAL AMOUNT:		$990,000.00

Schedule 6.02
to
CREDIT AGREEMENT
PART I – EXISTING LIENS AND REGNS
US debtor liens, notice given by the following UCC financing statements:

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	CA — Secretary of State	0101760233	01/12/01	UCC-1	Cisco Systems Capital Corporation	Specific equipment, subject to capital lease No. 3340

Core-Mark International, Inc.	CA — Secretary of State	0106860439	03/06/01	UCC-1	Ameritech Credit Corporation	Specific equipment, subject to capital lease No. 001-0027064-000

Core-Mark International, Inc.	CA — Secretary of State	0118060426	06/28/01	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-082

Core-Mark International, Inc.	CA — Secretary of State	05-7013736153	01/27/05	UCC-1	Smurfit-Stone Container Enterprises, Inc. dba Smurfit Recycling Company	60 Inch Baler made by Load King Model V6030 placed at this location.

1

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	CA — Secretary of State	9602260755	01/19/96	UCC-1	MFP Technology Services Inc.	Specific equipment, subject to capital lease No. 8166-1

		96149C0167	05/24/96	UCC-3 Assignment	Norwest Equipment Finance, Inc.	Refers to 9602260755 Assignment to Norwest Equipment Finance, Inc. from MFP Technology Services Inc.

		96296C0339	10/21/96	UCC-3 Amendment	Norwest Equipment Finance, Inc.	Amendment to 9602260755 Amendment to delete Appendix A and to add Appendix A-1 attached thereto.

		96309C0613	10/31/96	UCC-3 Amendment	Norwest Equipment Finance, Inc.	Amendment to 9602260755 Amendment to delete Appendix A and to add Appendix A-1 attached thereto.

		00300C0401	10/17/00	UCC-3 Assignment	MFP Financial Services Inc.	Refers to 9602260755 Assignment to MFP Financial Services Inc. from Norwest Equipment Finance, Inc.

		00334C0314	11/14/00	UCC-3 Continuation	MFP Financial Services Inc.	Continuation of 9602260755

		02028C0265	01/25/02	UCC-3 Amendment	MFP Financial Services Inc.	Amendment to 9602260755 Changes Secured Party’s address to 9150 South Hills Blvd., Suite 250, Cleveland, OH 44147

Core-Mark International, Inc.	DE — Secretary of State	1004639 6	01/11/01	UCC-1	Cisco Systems Capital Corporation	Specific equipment, subject to capital lease No. 3340

Core-Mark International, Inc.	DE — Secretary of State	1091616 8	08/27/01	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-086

Core-Mark International, Inc.	DE — Secretary of State	1091617 6	08/27/01	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-084

Core-Mark International, Inc.	DE — Secretary of State	1091622 6	08/27/01	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-085

2

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	DE — Secretary of State	2044477 2	01/25/02	UCC-1	MFP Financial Services Inc.	Specific equipment subject to capital lease No. 8166-1 In Lieu of the following:
9602260755 1/19/96 CA, SOS (Amended 10/31/96 and Continued 11/14/00)

Core-Mark International, Inc.	DE — Secretary of State	2136947 3	05/10/02	UCC-1	Kyocera Mita America Incorporated	The equipment described below and...relating to: 2- KYOCERA MITA VI-7360
Copier Systems 1- KYOCERA MITA 5530 Copier Systems 1- KYOCERA MITA 2530 Copier Systems

Core-Mark International, Inc.	DE — Secretary of State	2185571 1	07/26/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-092

Core-Mark International, Inc.	DE — Secretary of State	2185574 5	07/26/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-091

Core-Mark International, Inc.	DE — Secretary of State	2185575 2	07/26/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-090

Core-Mark International, Inc.	DE — Secretary of State	2185576 0	07/26/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-087

Core-Mark International, Inc.	DE — Secretary of State	2185582 8	07/26/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-089

Core-Mark International, Inc.	DE — Secretary of State	2293924 1	11/12/02	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-094

Core-Mark International, Inc.	DE — Secretary of State	3086762 5	04/03/03	UCC-1	GATX Technology Services Corporation	Specific equipment, subject to capital lease No. 2858-095

3

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	DE — Secretary of State	3311461 1	11/25/03	UCC-1	Winkler, Inc.	Purchase money security interest all of Debtor’s interest in personal property of every kind and nature including all receivables, contract rights...

		4234228 7	08/19/04	UCC-3 Amendment	Winkler, Inc.	Refers to 3311461 1 Restated Collateral Description - All goods purchased from Secured Party by Debtor...which goods shall constitute inventory of Debtor (including those types of goods described in Schedule A attached...)

Core-Mark International, Inc.	DE — Secretary of State	4021209 4	01/27/04	UCC-1	Raymond Leasing Corporation	Freight/Install RAYMOND R45TT 25018 Hawker 1812513 X3286

Core-Mark International, Inc.	DE — Secretary of State	4043212 2	02/17/04	UCC-1	Raymond Leasing Corporation	Freight/Install...Rentals Raymond OPC30TT 32454 HAWKER 12125F15 XL289355, XB391925, XB391235, XB391627, XB392723, XB392488 Raymond OPC30TT Freight/Install...HAWKER PH3R12865 39161E03, 39162E03, 3916E03

Core-Mark International, Inc.	DE — Secretary of State	5001946 4	01/04/05	UCC-1	CIT Technologies Corporation	Specific equipment, subject to capital lease No. 096

Core-Mark International, Inc.	DE — Secretary of State	5066035 8	03/02/05	UCC-1	CIT Technologies Corporation	Specific equipment, subject to capital lease No. 097

Core-Mark International, Inc.	KY — Secretary of State	2004-1993170-96	03/09/04	UCC-1	Winkler, Inc.	Purchase money security interest all of Debtor’s interest in personal property of every kind and nature including all receivables, contract rights, inventory...

			08/16/04	UCC-3 Amendment	Winkler, Inc.	Refers to 2004-1993170-96 Restated Collateral Description - All goods purchased from Secured Party by Debtor...which goods shall constitute inventory of Debtor (including those types of goods described in Schedule A attached...)

4

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	OR — Secretary of State	297278	01/25/96	UCC-1	MFP Technology Services Inc.	Specific equipment, subject to capital lease No. 8166-1

			05/29/96	UCC-3 Assignment	Norwest Equipment Finance, Inc.	Refers to 297278 Assignment to Norwest Equipment Finance, Inc. from MFP Technology Services, Inc.

			07/16/96	UCC-3 Amendment	Norwest Equipment Finance, Inc.	Refers to 297278 Amendment to delete Appendix A and to add Appendix A-1 attached thereto.

			10/17/00	UCC-3 Assignment	MFP Financial Services Inc.	Refers to 297278 Assignment to MFP Financial Services Inc. from Norwest Equipment Finance, Inc.

			11/14/00	UCC-3 Continuation	MFP Financial Services Inc.	Continuation of 297278

Core-Mark International, Inc.	OR — Secretary of State	596395	08/16/02	UCC-1	Les Schwab Tire Centers of Portland	Contractual Security Agreement in all present and future products and goods and proceeds thereof...

Core-Mark International, Inc.	OR — Secretary of State	482694	09/08/99	UCC-1	El Camino Resources Ltd.	Specific equipment, subject to capital lease No. 2858-062

Core-Mark International, Inc.	TX — Secretary of State	00-566197 05-00102499	08/16/00 04/04/05	UCC-1 UCC-3 Continuation	SierraCities.com SierraCities.com	Specific equipment, subject to capital lease No.244269/273537 Continuation of 00-566197

Core-Mark International, Inc.	WA — Department of Licensing	2000-257-0316	09/13/00	UCC-1	El Camino Resources Ltd.	Specific equipment, subject to capital lease 2858-073

5

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark Interrelated Companies Inc. (Debtor Tradename: American Merchandiser)	CA — Secretary of State	91109021	05/17/91	UCC-1	General Electric Company, GE Lighting	Inventory consisting of lamps and light bulbs, ballasts, wiring devices, and portable lighting products...Accounts receivable, contract rights, chattel paper, and any other right to the payment of money and security...arising from the sale, consignment or other transfer by the Debtor of said inventory.

		96032C0211	01/31/96	UCC-3 Continuation	General Electric Company, GE Lighting	Continuation of 91109021

		96094C0232	04/02/96	UCC-3 Amendment	General Electric Company, GE Lighting	Refers to 91109021 Deletes the tradename American Merchandiser. Amends Debtor’s Address. Amends Secured Party’s Address.

		01023C0008	01/16/01	UCC-3 Continuation	General Electric Company, GE Lighting	Continuation of 91109021

Core-Mark Mid Continent, Inc.	CO — Secretary of State	962030527	04/22/96	UCC-1	Advanta Business Services Corp.	9 — Elmo 1/3” B&W Chip Cameras, 9 — Pelco Wall/Ceiling Mounts, 6MM Auto Iris Lenses

		962092630	12/11/96	UCC-3 Continuation	Advanta Business Services Corp.	Continuation of 962030527

		19972126300	12/30/97	UCC-3 Continuation	Advanta Business Services Corp.	Continuation of 962030527

6

US judgment liens, notice given by the following filings:

Debtor	Jurisdiction	File Number	Filing Date	Type Of Filing	Secured Party	Judgment Amount

Core-Mark International, Inc.	TX — Denton County Clerk	2000-R0111437	11/17/00	Judgment Lien	Rayatparsar, Reza	$1,338.28

Core-Mark International, Inc.	OR — Secretary of State, County of Multnomah	303338 (former file no. S91331)	Filed: 03/20/96 Warrant Date: 01/31/96	Warrant and Writ of Execution	Employment Department	$2,275.87 (plus interest)
US tax liens, notice given by the following filings:

Debtor	Jurisdiction	File Number	Filing Date	Type Of Filing	Secured Party	Tax Amount

Head Distributing Company	GA — Cobb County Superior Court	2004-0027059	02/12/04	State Tax Lien, Writ of Fieri Facias	Wheels Inc.	$1,078.55

Core-Mark International, Inc.	NM — Bernalillo County Clerk	1996122649	11/12/96	State Tax Lien	New Mexico Department of Labor	$360.66
Canada regns, notice given by the following filings:

			Filing	Type Of
Debtor	Jurisdiction	Regn Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	Ontario	088182- 900881829	05/19/98	CSRA	National Trust Company	Trust Indenture in the amount of $20,000,000.00

Core-Mark International, Inc.	Ontario	895088286- 20030605 1316 1590 7166	06/05/03	PPSA	JPMorgan Chase Bank	Inventory, Equipment, Accounts, Other, Motor Vehicles

Core-Mark International, Inc.	BC	6529487	08/06/96	PPSA	The Chase Manhattan Bank, as Admin Agent	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	BC	8232387	04/30/99	PPSA	Inland Kenworth	Kenworth T300

Core-Mark International, Inc.	BC	8486064	09/29/99	PPSA	Inland Kenworth	Kenworth T300

7

			Filing	Type Of
Debtor	Jurisdiction	Regn Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc. Inland Kenworth	BC	8869850	05/15/00	PPSA	Paccar Leasing a division of Paccar of Canada Ltd.	2001 Kenworth T300

Core-Mark International, Inc.	BC	8955952	07/05/00	PPSA	Inland Kenworth	Kenworth T300

Core-Mark International, Inc.	BC	8971386	07/13/00	PPSA	Telecom Leasing Canada (TLC) Limited	Telecommunications Equipment Lease #2010000414

Core-Mark International, Inc.	BC	9152139	11/01/00	PPSA	Ensign Pacific Lease Ltd.	2001 Dodge Grand Caravan Sport

Core-Mark International, Inc. Inland Kenworth	BC	9539288	07/03/01	PPSA	Paccar Leasing a division of Paccar of Canada Ltd.	3 — 2001 Kenworth T800s

Core-Mark International, Inc.	BC	9696226	10/02/01	PPSA	Paclease, a division of Inland Kenworth Ltd.	Kenworth T300

Core-Mark International, Inc.	BC	150022A	01/03/02	PPSA	IBM Canada Limited	Office machines and other equipment

Core-Mark International, Inc.	BC	192737A	01/25/02	PPSA	Paclease, a division of Inland Kenworth Ltd.	Kenworth T800B

Core-Mark International, Inc.	BC	192743A	01/25/02	PPSA	Paclease, a division of Inland Kenworth Ltd.	2 — Kenworth T800Bs

Core-Mark International, Inc.	BC	950618A	03/24/03	PPSA	Tele-Mobile Company	Wireless communications handsets and accessories

Core-Mark International Inc.	BC	975855A	04/04/03	Miscellaneous Registrations Act	Her Majesty the Queen in the Right of the Province of British Columbia	All the debtor’s present and after-acquired personal property, including but not restricted to machinery, equipment, furniture, fixtures, inventory and receivables.

Core-Mark International Inc. Inland Kenworth	BC	000670B	04/21/03	PPSA	Paccar Leasing, a division of Paccar of Canada Ltd.	2004 Kenworth T300 Straight

Core-Mark International Inc.	BC	062854B	05/23/03	PPSA	Paclease, a division of Inland Kenworth Ltd.	Kenworth T300

Core-Mark International Inc	BC	087183B	06/05/03	PPSA	JPMorgan Chase Bank	All present and after-acquired personal property of the debtor.

Core-Mark International Inc.	BC	099061C	12/17/04	PPSA	Xerox Canada Ltd.	Xerox equipment

8

			Filing	Type Of
Debtor	Jurisdiction	Regn Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International Inc.	BC	133853C	01/12/05	PPSA	Konica Minolta Business Solutions (Canada) Ltd. Solutions D’Affaires Konica Minolta (Canada) Ltee	1 — Minolta DI5510 photocopier 1 — PI7200 print controller 1 — Minolta C350 photocopier 1 — Minolta DI1610 photocopier with all attachments, accessories and proceeds thereof

Core-Mark International Inc.	BC	482397C	07/25/05	PPSA	Ryder Truck Rental Canada Ltd.	2004 FRTL

Core-Mark International Inc.	BC	482398C	07/25/05	PPSA	Ryder Truck Rental Canada Ltd.	2004 FRTL

Core-Mark International, Inc. Core-Mark Internation (sic) Inc.	BC	554730C	09/31/05	Repairers Lien Act	Lions Gate Trailers Ltd.	1995 Trailmobile Van Amount: $1,932.51

Core-Mark International, Inc.	BC	573717C	09/12/05	Repairers Lien Act	Lions Gate Trailers Ltd.	1995 Trailmobile Van Amount: $2,275.61

Core-Mark International Inc	BC	599911C	09/26/05	PPSA	JPMorgan Chaser Bank, N.A., as Admin. Agent	All of the debtor’s present and after acquired personal property.

Core Mark International Inc.	BC	610705C	09/30/05	Repairers Lien Act	Kal Tire a Corporate Partnership	1995 Trlmbl Vanpup Amount: $2,534.28

Core Mark International Inc	Alberta	00110810413	11/08/00	PPSA	Xerox Canada Ltd.	Xerox equipment

Core Mark International Inc C.T.S. Lease & Rental	Alberta	04053107746	05/31/04	PPSA	Paccar Leasing a Division of Paccar of Canada Ltd.	2004 Wabash Trlr/Semi-Trailer

Core-Mark International Inc	Alberta	03031023603	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	1998 Intl 8100

Core-Mark International Inc	Alberta	03031023652	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	199 Intl F4900 (SBA)

Core-Mark International Inc	Alberta	03031023678	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	1999 Intl F4900 (SBA)

Core-Mark International Inc	Alberta	03031023785	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	2002 Intl 8100

Core-Mark International Inc	Alberta	03031023793	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	2002 Intl 8100

Core-Mark International Inc	Alberta	03031023827	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	2002 Intl 8100

9

			Filing	Type Of
Debtor	Jurisdiction	Regn Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International Inc	Alberta	03031023835	03/10/03	PPSA	Ryder Truck Rental Canada Ltd.	2002 Intl 8100

Core-Mark International Inc	Alberta	05030829849	03/08/05	PPSA	Ryder Truck Rental Canada Ltd.	2005 International 8600

Core-Mark International Inc	Alberta	05030829872	03/08/05	PPSA	Ryder Truck Rental Canada Ltd.	2005 International 8600

Core-Mark International Inc	Alberta	05030829914	03/08/05	PPSA	Ryder Truck Rental Canada Ltd.	2005 International F9400I

Core-Mark International, Inc.	Alberta	96080616228	08/06/96	PPSA	The Chase Manhattan Bank, as Admin. Agent	All of the debtor’s present and after acquired personal property.

Core-Mark International, Inc.	Alberta	02022705590	02/27/02	PPSA	Danka Canada Inc.	All goods supplied by the secured party.

Core-Mark International, Inc.	Alberta	03032503017	03/25/03	PPSA	Tele-Mobile Company	Wireless communications handsets and accessories

Core-Mark International, Inc.	Manitoba	200305641404	03/24/03	PPSA	Tele-Mobile Company	Wireless communications handsets and accessories

Core-Mark International, Inc.	Manitoba	200409496007	05/31/04	PPSA	Paccar Leasing a division of Paccar of Canada Ltd.	2005 Kenworth T800 Tractor

Core-Mark International, Inc.	Manitoba	200421037409	11/23/04	PPSA	Paccar Leasing a division of Paccar of Canada Ltd.	2005 Kenworth T300 Straight Truck

Core-Mark Internation (sic) Inc.	Manitoba	960808109194	08/08/96	PPSA	Paccar of Canada Ltd.	1997 Kenworth T300

Core-Mark International Inc	Manitoba	980401109620	04/01/98	PPSA	The Chase Manhattan Bank	All Assets.

Coremark (sic)	Manitoba	200121834501	06/13/01	PPSA	Paccar Leasing a Division of Paccar of Canada Ltd.	2001 Hino FB1817

Coremark International	Manitoba	200213346708	06/21/02	PPSA	Paccar Leasing a Division of Paccar of Canada Ltd.	2003 Kenworth T300

Coremark International	Manitoba	200118047701	04/27/01	PPSA	Paccar Leasing a Division of Paccar of Canada Ltd.	2001 Kenworth T800 Tractor

10

PART II — LIENS AND REGNS TO BE RELEASED AT CLOSING
US debtor liens to be released on or about October  _____, 2005, notice given by the following UCC financing statements:

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark Holding Company, Inc.	DE — Secretary of State	4239255 5	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Holding Company, Inc.	DE — Secretary of State	4239319 9	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark Holdings I, Inc.	DE — Secretary of State	4239244 9	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Holdings I, Inc.	DE — Secretary of State	4239317 3	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark Holdings II, Inc.	DE — Secretary of State	4239248 0	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Holdings II, Inc.	DE — Secretary of State	4239316 5	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark Holdings III, Inc.	DE — Secretary of State	4239250 6	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Holdings III, Inc.	DE — Secretary of State	4239314 0	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark International, Inc	DE — Secretary of State	4239253 0	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark International, Inc	DE — Secretary of State	4239318 1	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark Interrelated Companies Inc.	CA — Secretary of State	04-1002344583	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Interrelated Companies Inc.	CA — Secretary of State	04-1002430155	08/24/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

11

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark Midcontinent, Inc.	AR — Secretary of State	41265220678	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Core-Mark Midcontinent, Inc.	AR — Secretary of State	41265247960	08/25/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Core-Mark Midcontinent, Inc.	KY — Grayson County Clerk	Book 4, Page 116; 91166	10/08/04	UCC-1 Fixture Filing	General Electric Capital Corporation	Certain land and improvements located in Grayson County, Kentucky, more specifically described in Exhibit A thereto.

Head Distributing Company	GA — UCC Central Indexing System	0332004008386	08/25/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Head Distributing Company	GA — UCC Central Indexing System	0332004008407	08/25/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.

Minter-Weisman Co.	MN — Secretary of State	200412997595	08/24/04	UCC-1	General Electric Capital Corporation, as Agent	All assets.

Minter-Weisman Co.	MN — Secretary of State	200413011848	08/25/04	UCC-1	Wells Fargo Bank, N.A., as Agent	All assets.
Canada regns to be released on or about October  _____, 2005, notice given by the following filings:

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	Ontario	608244858- 20040818 0956 1590 6218	08/18/04	PPSA	Wells Fargo Bank, N.A., as Agent	Inventory, Equipment, Accounts, Other, Motor Vehicles

Core-Mark International, Inc.	Ontario	608162499- 20040816 0943 1590 6099	08/16/04	PPSA	General Electric Capital Corporation, as Agent	Inventory, Equipment, Accounts, Other, Motor Vehicles

Core-Mark International, Inc.	BC	880037B	08/16/04	PPSA	General Electric Capital Corporation	All present and after-acquired personal property of the debtor.

12

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark International, Inc.	BC	890556B	08/20/04	PPSA	Wells Fargo Bank, N.A.	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Alberta	04081309629	08/13/04	PPSA	General Electric Capital Corporation	All personal property and other assets.

Core-Mark International, Inc.	Alberta	04081310536	08/13/04	PPSA	General Electric Capital Corporation	All intellectual property

Core-Mark International, Inc.	Alberta	04081730022	08/17/04	PPSA	Wells Fargo Bank, N.A.	All personal property and other assets.

Core-Mark International, Inc.	Alberta	04081731053	08/17/04	PPSA	Wells Fargo Bank, N.A.	All intellectual property

Core-Mark International, Inc.	Saskatchewan	121139572	08/13/04	PPSA	General Electric Capital Corporation, as Agent	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Saskatchewan	121139598	08/13/04	PPSA	General Electric Capital Corporation, as Agent	All intellectual property.

Core-Mark International, Inc.	Saskatchewan	121164111	08/19/04	PPSA	Wells Fargo Bank, N.A.	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Manitoba	200414938000	08/19/04	PPSA	General Electric Capital Corporation, as Agent	All intellectual property.

Core-Mark International, Inc.	Manitoba	200414937003	08/19/04	PPSA	Wells Fargo Bank, N.A. as Agent	All intellectual property.

Core-Mark International, Inc.	Manitoba	200414935906	08/19/04	PPSA	Wells Fargo Bank, N.A., as Agent	All personal property and other assets.

Core-Mark International, Inc.	Manitoba	200414576809	08/13/04	PPSA	General Electric Capital Corporation, as Agent	All personal property and other assets.

Core-Mark International, Inc.	Northwest Territories	279810	08/13/04	PPSA	General Electric Capital Corporation	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Northwest Territories	281477	08/20/04	PPSA	Wells Fargo Bank, N.A., as Agent	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Nunavut	59402	08/13/04	PPSA	General Electric Capital Corporation	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Nunavut	59992	08/20/04	PPSA	Wells Fargo Bank, N.A., as Agent	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Yukon	24348	08/17/04	PPSA	General Electric Capital Corporation, as Agent	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Yukon	24355	08/17/04	PPSA	General Electric Capital Corporation, as Agent	All intellectual property.

Core-Mark International, Inc.	Yukon	25515	08/19/04	PPSA	Wells Fargo Bank, N.A.	All present and after-acquired personal property of the debtor.

Core-Mark International, Inc.	Yukon	25523	08/19/04	PPSA	Wells Fargo Bank, N.A.	All intellectual property.

13

PART III — EXISTING LIENS, SUBORDINATED OR PAID-OFF
The following financing statements give notice of liens given by debtor that are contractually subordinate to all liens granted under the Pledge and Security Agreement (as it may be amended or modified from time to time, the “Security Agreement”) dated as of October  _____, 2005 by and among the Grantors (as defined in the Security Agreement) and JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the lenders party to this Agreement:

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Core-Mark Holding Company, Inc.	DE — Secretary of State	4241931 7	08/26/04	UCC-1	Reclamations Creditors’ Trust	All assets.

Core-Mark Holding Company, Inc.	DE — Secretary of State	4241933 3	08/26/04	UCC-1	Reclamations Creditors’ Trust	All assets.
PART IV — FILINGS OF RECORD TO BE TERMINATED
The following financing statement gives notice of a lien given by debtor pursuant to a credit facility that has been terminated. All loans and other obligations previously secured by such lien have been discharged in full. The Borrowers acknowledge and agree that notwithstanding any other provision of this Agreement (a) this filing shall be terminated no later than December 1, 2005 and (b) at no time shall the Borrower or any of its Subsidiaries create any lien that would be perfected by this filing:

			Filing	Type Of
Debtor	Jurisdiction	File Number	Date	Filing	Secured Party	Description Of Collateral

Cardinal Wholesale, Inc.	MN — Secretary of State	20024457058	6/20/02	UCC-1	Deutsche Bank Trust Company Americas	All assets.

14

Schedule 6.04 to Credit Agreement
Existing Investments
Stock Holdings
1) Investments

	Number	Estimated Share	Holdings
Company Name	Shares	Price	Value	Exchange	Holder

ILD Holdings, Inc.	600	$120.00	$72,000	Non-Public	Head Distributing Company

Prudential Financial	51	$65.87	$3,359	NYSE	Minter - Weisman Co. Can

Altria Group, Inc. Direct Stock Purchase and Dividend Reinvestment Plan	6.084	$71.94	$438	NYSE	Minter - Weisman Co. Can
Altria Group, Inc. Direct Stock Purchase and Dividend Reinvestment Plan	6.102	$71.94	$439	NYSE	Adel Grocery Company
Altria Group, Inc. Direct Stock Purchase and Dividend Reinvestment Plan	6.148	$71.94	$442	NYSE	Core-Mark Distribution Inc

Duckwall-Alco Stores	262	$23.73	$6,217	NASDAQ	Core-Mark International, Inc.
Duckwall-Alco Stores	482	$23.73	$11,438	NASDAQ

Ames Department Stores	3,654	$0.0015	$5	Pink Sheet	Core-Mark Distributors

Affiliated Foods, Inc.	169	$207.10	$35,000		Core-Mark Midcontinent
Affiliated Foods, Inc.	6	$206.00	$1,236
Affiliated Foods, Inc.	25	$100.00	$2,500

			$133,075
2) Notes Receivable

Customer Name	Original Date	Note Receivable

BLUE CHIP (Eureka Management Group)	2/18/2003	218,510

MLK	11/10/1991	40,224

LOGANVILLE CHEVRON	11/1/2000	15,568
3) Guarantees
Include by reference Schedule 6.01, item (1) to the Credit Agreement

SCHEDULE 6.10
to
CREDIT AGREEMENT
Restrictive Agreements
1.) Restricted Cash Agreement
Agreement made as of the 29th day of July, 2003, between: Her Majesty the Queen in Right of the Province of Alberta, as represented by the Minister of Revenue and Core-Mark International, Inc., a Delaware Corporation, carrying on business in the Provinces of British Columbia and Alberta.

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The $250,000,000 Credit Agreement dated as of October [__], 2005 among Core-Mark Holding Company, Inc., certain of its Affiliates, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents and lenders parties thereto]

[1]	Select as applicable.
Exhibit A

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Lenders	Assigned	Commitment/Loans[2]

Revolving Commitment	$	$	%
	$	$	%
	$	$	%
Effective Date:                       _____, 20_____ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A

[Consented to and][3] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By:
Title:

[Consented to:][4] [NAME OF RELEVANT PARTY]
By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Administrative Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A

ANNEX 1
[                    ]5
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. If the Assignee will be a Canadian Lender under the Credit Agreement, the Assignee certifies that it is an “authorized foreign bank” as defined in the Income Tax Act (Canada) and it will hold its interest in the Canadian Loans in the course of its “Canadian banking business” as defined in the Income Tax Act (Canada).
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[5]	Describe Credit Agreement at option of Administrative Agent.
Exhibit A

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.
Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit A

EXHIBIT B
OPINION OF COUNSEL FOR THE BORROWERS
October __, 2005
To the Lenders and the Administrative
Agent Referred to Below
c/o JP Morgan Chase Bank, N.A.,
as Administrative Agent
270 Park Avenue
New York, New York 10017
Ladies and Gentlemen:
We have acted as counsel to Core-Mark Holding Company, Inc., Core-Mark International, Inc., Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc., and Core-Mark Holdings III, Inc., each a Delaware corporation (collectively, the “Delaware Corporate Opinion Parties”), Core-Mark Interrelated Companies, Inc., a California corporation (the “California Corporate Opinion Party” and together with the Delaware Corporate Opinion Parties, the “Corporate Opinion Parties”), and Core-Mark Midcontinent, Inc., an Arkansas corporation, Head Distributing Company, a Georgia corporation, and Minter-Weisman Co., a Minnesota corporation (collectively, the “Designated Companies” and together with the Corporate Opinion Parties, the “Credit Parties”) in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Credit Agreement dated as of September ____, 2005 (the “Credit Agreement”). Capitalized terms defined in the Credit Agreement and used (but not otherwise defined) herein are used herein as so defined.
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) (i) the Credit Agreement, (ii) the Security Agreement, (iii) the Deposit Account Control Agreements listed on Schedule 1 hereto (collectively, the “Transaction Documents”) and (b) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Credit Parties and upon the representations and warranties of the Credit Parties contained in the Agreement. We have also assumed (i) the valid existence of the Designated Companies, (ii) that the Designated Companies have the requisite corporate power and authority to enter into and perform the Transaction Documents and (iii) the due authorization, execution and delivery of the Transaction Documents by the Designated Companies. As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Credit Agreement.
Exhibit B

October _____, 2005

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:
1. Each Delaware Corporate Opinion Party is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Delaware Corporate Opinion Party is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction identified in Schedule 2 hereto.
2. The California Corporate Opinion Party is a corporation validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The California Corporate Opinion Party is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction identified in Schedule 2 hereto.
3. Each Corporate Opinion Party has all requisite corporate power and authority to execute and deliver each Transaction Document and to perform its respective obligations thereunder. The execution, delivery and performance by each of the Corporate Opinion Parties of each Transaction Document to which it is a party have been duly authorized by all necessary corporate action on the part of each Corporate Opinion Party. Each of the Transaction Documents has been duly and validly executed and delivered by each such Corporate Opinion Party. Assuming the due authorization, execution and delivery thereof by the other parties thereto, each of the Transaction Documents constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that (A) rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto, (B) no opinion is expressed with respect to rights of set-off under the Transaction Documents, (C) certain remedial provisions of the Transaction Documents are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Transaction Documents, and the Transaction Documents contain adequate provisions for the practical realization of the rights and benefits afforded thereby, (D) no opinion is expressed with respect to any provision of any Transaction Document providing for liquidated damages and (E) no opinion is expressed with respect to the enforceability of Section 9.09(e) of the Credit Agreement or the enforceability under the laws of the State of California of any provision of any Transaction Document providing for waiver of jury trial or reference to a referee. No opinion is expressed in this paragraph as to the attachment, perfection or priority of any liens granted pursuant to the Transaction Documents.
Exhibit B

October ___, 2005

4. The execution and delivery by each Credit Party of the Transaction Documents to which such Credit Party is a party and the performance by such Credit Party of its respective obligations thereunder will not conflict with, constitute a default under or violate (i) with respect to each Credit Party, any of the terms, conditions or provisions of the corporate charter or by-laws of such Credit Party, (ii) any of the terms, conditions or provisions of any material document, agreement or other instrument listed on Schedule 3 hereto, (iii) any New York, California, Delaware corporate or federal law or regulation (other than federal and state securities or blue sky laws, as to which we express no opinion in this paragraph), including without limitation, Regulation T, Regulation U and Regulation X of the Board of Governors of the Federal Reserve System or (iv) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on any Credit Party of which we are aware.
5. No consent, approval, waiver, license or authorization or other action by or filing with any New York, California, Delaware corporate or federal governmental authority is required in connection with the execution and delivery by any Credit Party of the Transaction Documents, the consummation by any Credit Party of the transactions contemplated thereby or the performance by any Credit Party of its respective obligations thereunder, except for (i) filings in connection with perfecting security interests created by the Transaction Documents, (ii) federal and state securities or blue sky laws, as to which we express no opinion in this paragraph, (iii) those already obtained and (iv) immaterial consents, approvals, waivers, license or authorizations or other actions.
6. [Except as set forth in                     ], to our knowledge, there is no litigation, proceeding or governmental investigation pending or overtly threatened against any Credit Party that relates to any of the transactions contemplated by the Transaction Documents or which, if adversely determined, would have a material adverse effect on the business, assets or financial condition of such Credit Parties and their respective subsidiaries taken as a whole.
7. (a) The execution and delivery of the Security Agreement creates a valid security interest in the Collateral (as defined in the Security Agreement), as security for the Obligations. Assuming the filing of the financing statements on Form UCC 1 attached hereto as Exhibit A with the Secretary of State of the States of Delaware and California, as applicable, such security interest is perfected, to the extent a security interest in the Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the State of Delaware (the “DE UCC”) and the Uniform Commercial Code in effect in the State of California (the “CA UCC”).
(b) The execution and delivery of the Security Agreement creates a valid lien on and security interest in the Pledged Collateral (as defined in the Security Agreement), as security for the Obligations. Assuming (i) delivery in the State of New York to the Administrative Agent (the “Pledgee”) of all certificates that represent the Pledged Collateral, together with stock powers properly executed in blank with respect thereto, and (ii) that the Pledgee was without notice of any adverse claim (as such phrase is defined in Section 8-105 of the Uniform Commercial Code in effect in the State of New York (the “NY UCC” and, together with the DE UCC and the CA UCC, the “UCC”) with respect to the Pledged Collateral, such security interest is perfected and is free of any adverse claim.
Exhibit B

October ___, 2005

The opinions in subparagraph (a) and, with respect to subclause A below, subparagraph (b) are subject to the following exceptions:
A. that with respect to rights in the Collateral of any Grantor (as defined in the Security Agreement), we express no opinion, and have assumed that such Grantor has rights in the Collateral;
B. that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the States of New York, Delaware or California, we express no opinion;
C. that with respect to security interests in real property leases or insurance policies, we express no opinion;
D. that with respect to any Collateral which is or may become fixtures (as defined in Section 9-102(a)(41) of the UCC) or a commercial tort claim (as defined in Section 9-102(a)(13) of the UCC), we express no opinion; and
E. that with respect to transactions excluded from Article 9 of the UCC by Section 9-109 thereof, we express no opinion.
The opinion set forth in subparagraph (b) is also subject to the following exceptions:
F. that with respect to (i) federal tax liens accorded priority under law and (ii) liens created under Title IV of the Employee Retirement Income Security Act of 1974 which are properly filed after the date hereof, we express no opinion as to the relative priority of such liens and the security interests created by the Security Agreement or as to whether such liens may be adverse claims; and
G. that with respect to any claim (including for taxes) in favor of any state or any of its respective agencies, authorities, municipalities or political subdivisions which claim is given lien status and/or priority under any law of such state, we express no opinion as to the relative priority of such liens and the security interests created by the Security Agreement or as to whether such liens may be adverse claims.
In addition, the opinions in subparagraphs (a) and (b) are subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to buyers in the ordinary course of business imposed by Sections 9-318 and 9-320 of the UCC; (iii) the limitations with respect to documents, instruments and securities imposed by Sections 8-302, 9-312 and 9-331 of the UCC; (iv) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (v) Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any Collateral acquired by a Grantor subsequent to the commencement of a case against or by a Grantor under the Bankruptcy Code.
We further assume that all filings will be timely made and duly filed as necessary (i) in the event of a change in the name, identity or corporate structure of a Grantor, (ii) in the event of a change in the location of a Grantor and (iii) to continue to maintain the effectiveness of the original filings.
Exhibit B

October ___, 2005

(c) The execution and delivery by the Grantors of the Security Agreement creates in favor of the Administrative Agent a valid security interest in each Deposit Account described therein. Upon the execution and delivery of the Deposit Account Control Agreements listed on Schedule 1 hereto by the Grantors, the Administrative Agent and the bank at which such Deposit Account referenced in Schedule 1 is maintained, the security interest granted to the Administrative Agent in such Deposit Account will be perfected.
The opinion set forth in this paragraph (c) is subject to the following exceptions:
A. that with respect to rights in or title to the Collateral of the Grantors (as such term is defined in the Security Agreement), we express no opinion, and have assumed that the Grantors have rights in the Collateral; and
B. that with respect to any Collateral as to which the perfection of a lien or security interest is governed by the laws of any jurisdiction other than the States of New York, Delaware or California, we express no opinion.
In addition, the opinion in paragraph (c) is subject to (i) the limitations on perfection of security interests in proceeds resulting from the operation of Section 9-315 of the UCC; (ii) the limitations with respect to securities imposed by Sections 8-302 and 9-312 of the UCC; (iii) the provisions of Section 9-203 of the UCC relating to the time of attachment; and (iv) Section 552 of Title 11 of the United States Code (the “Bankruptcy Code”) with respect to any Collateral acquired by a Grantor subsequent to the commencement of a case against or by a Grantor under the Bankruptcy Code.
8. No Credit Party is an “investment company” and none of the Credit Parties is a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
9. None of the Credit Parties is a “holding company” or “subsidiary company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
The opinions expressed herein are limited to the laws of the State of New York, the laws of the State of California, the corporate laws of the State of Delaware, Article 9 of the DE UCC, Article 9 of the CA UCC and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.
Very truly yours,
Exhibit B

Schedule 1 to Form of Legal Opinion
Deposit Account Control Agreements
Schedule 1-1

Schedule 2 to Form of Legal Opinion
Foreign Jurisdictions
Schedule 2-1

Schedule 3 to Form of Legal Opinion
Material Agreements
Schedule 3-1

Exhibit A to Form of Legal Opinion
UCC-1 Financing Statements

EXHIBIT C
BORROWING BASE CERTIFICATE
See attached.
Exhibit C

Credit Agreement
Core-Mark International Inc. Consolidated
Borrowing Base Certificate Smmary

Consolidated
Core-Mark
Gross A/R as of	7/31/2005	$0
Inter-company A/R		0
Net A/R as of	7/31/2005	$0

Less:
Past Due Accounts > 60 Days from Due Date		—
Credit Balances >60 Days from Due Date		—
Past Due Accounts > 90 Days from Invoice Date		—
Employee Receivables (status 79)		—
Cash & Carry Customers (status 81)		—
Factory Representatives (status 87)		—
Government Accounts (status 88)		—
Notes Receivable (status 91)		—
Bankruptcy/Collection/Court Action (status 92-94)		—
Cross-Age (=>50.0%)		—
COD Customers		—
Chargebacks		—
Contra Accounts		—
Unapplied Cash		—
Customer Rebates		—
Customer Deposits		—
Unreconciled Aging to G/L Variance (Jul)		—
Pre-Bill Reserve		—
Overconcentration 20%, 10%		—
Dilution Reserve > 5%		—
Clean Invoices		—
Others		—

Total Ineligible A/R		—

Eligible Accounts Receivable		—
Accounts Receivable Advance Rate		85.0%

(A) Available Accounts Receivable		—

Inventory as of	7/31/2005	$0

Less:
Dry-room Inventory (35.0%)		—
Equipment/Displays		—
Shrink Reserve		—
Non-Cigs Inventory on Hand 180 Days (50.0%)		—
Non-Cigs Inventory on Hand 360 Days (100.0%)		—
Cigs Inventory on Hand 180 Days (25.0%)		—
U.S. Tobacco Stamps Reserve		—
Merchandise Income Reserve (PEI) as of Jun-05 (50.0%)		—
Perishable Reserve		—
Unreconciled Perpetual to G/L Variance		—
Inter-Company Profits		—
Outside Dryroom (processed offsite by 3rd party only)		—
Other Ineligibles		—

Total Ineligible Inventory		—

Eligible Inventory		—

Available Inventory		—

Plus:
Unaffixed Stamps Add-in (90%)		—

(B) Net Available Inventory		—

(C) Total Revolver Availability (A+B)		$0

100% Unrestricted Cash		$0
PP&E Component		$0

(D) Plus: Total Unrestricted Cash and PP&E Component		$0

Inventory Overadvance — lesser of

Credit Agreement
Core-Mark International Inc. Consolidated
Borrowing Base Certificate Smmary

Consolidated
Core-Mark
(E) Plus: (I) $5000000 or (II) (90% of 78.4% NOLV)	NO	$0

(F) Less: Collateral Reserves

U.S. Tobacco Stamps Liability In Excess of Stamps		—
Landlord Lien Reserve		—
Canadian Priority Claims		—
Canadian Tax Liability		—
Cash Reserves to Offset Canadian Tax Liability		—

Total Reserves		—

Borrowing Base — Net of Collateral Reserves		—

Lesser of Borrowing Base (Net of Reserves) and Commitment		—

Less Exposure Reserves
Withholding Taxes		—
Banking Services		—
Canadian Priority Claims — Employee Related		—

Total Reserves		—

Availability after Exposure Reserves		—

Outstanding US Revolving Loan Balance as of	7/31/2005	—
Outstanding Canadian Revolving (US$) Loan Balance as of	7/31/2005	—
Outstanding US First Funded Revolving Loan Balance as of	7/31/2005	—

Total Loan Balance		—
Letter Of Credit Obligations		—

Excess Borrowing Base Availability		$0

Core-Mark Inc.
Borrowing Base
7/31/2005

	(000)’s	U.S.	Canada (US$)	Total
	Gross A/R	$—	$—	$—
	Inter-company A/R	—	$—	—
	Net A/R	$—	$—	$—
Ineligibles
c	Past Due Accounts > 60 Days from Due Date	—	—	—
c	Credit Balances >60 Days from Due Date	—	—	—
c	Past Due Accounts > 90 Days from Invoice Date	—	—	—
o	Employee Receivables (status 79)	—	—	—
x	Cash & Carry Customers (status 81)	—	—	—
r	Factory Representatives (status 87)	—	—	—
n	Federal Government Accounts (status 88)	—	—	—
s	Notes Receivable (status 91)	—	—	—
j	Bankruptcy/Collection/Court Action (status 92-94)	—	—	—
d	Cross-Age (=>50.0%)	—	—	—
x	COD Customers	—	—	—
cc	Chargebacks	—	—	—
q	Contra Accounts	—	—	—
bb	Unapplied Cash (Jul)	—	—	—
dd	Customer Rebates (Jul)	—	—	—
h	Customer Deposits (Jul)	—	—	—
aa	Unreconciled Aging to G/L Variance (Jul)	—	—	—
z	Pre-Bill Reserve	—	—	—
e	Overconcentration 20%, 10%	—	—	—
	Dilution Reserve > 5%	—	—	—
	Clean Invoice	—	—	—
	Others			—

	Total Ineligibles	$—	$—	$—

	Eligible Accounts Receivable	$—	$—	$—
	Advance Rate	85.0%	85.0%	85.0%

	Available Accounts Receivable	$0	$0	$0

		U.S.		Canada (US$)
		Cigs & Affx Stamps	Non-Cigarettes	Cigarettes	Non-Cigarettes	Total
	Inventory	$—	$—	$—	$—	$0
	Ineligibles
p	Dry-room Inventory (35.0%)	—	—	—	—	—
e	Equipment/Displays		—		—	—
q	Shrink Reserve (Jul)	—	—	—	—	—
r	Non-Cigs Inventory on Hand 180 Days (50.0%) — Jul		—		—	—
r	Non-Cigs Inventory on Hand 360 Days (100.0%) — Jul		—		—	—
r	Cigs Inventory on Hand 180 Days (25.0%)- Jul	—		—		—
v	U.S. Tobacco Stamps Reserve	—				—
u	Merchandise Income Reserve (PEI) as of Jun-05 (50.0%)	—	—	—	—	—
l	Perishable — Ju1		—		—	—
t	Inter-Company Profits Jul		—			—
i	Outside Dryroom (processed offsite by 3rd party only)					—
x	Unreconciled Aging to GL Variance					—
z	Others					—

	Total Ineligible	$—	$—	$—	$—	$—

	Eligible Inventory	$—	$—	$—	$—	$0

	Advance Rate — Lesser Of	65.0%	65.0%	65.0%	65.0%
	(I) 65% of eligible Inventory or	$0	$0	$0	$0	$0

	(II) (85% of 78.4% NOLV)					$0

						$0

	Unaffixed Stamps Add-in (90%)	$0	—	—	—	$0

	Available Inventory	$0	$0	$0	$0	$0

	100% Unrestricted Cash					$0
	PP&E Component					$0

	Total Unrestricted Cash and PP&E Component					$0

	Inventory Overadvance
	less of (I) $5000000 or (II) (90% of 78.4% NOLV)	NO	Overadvance not included			$0

						$0

	Collateral Reserves
v	U.S. Tobacco Stamps Liability In Excess of Stamps					0
	Landlord Lien Reserve (Jul)					—
	GST Tax					—
	Canadian Tax Liability (Jul)					—
	Cash Reserves to Offset Canadian Tax Liability (Jul)					—

	Total Reserves					$0

	Borrowing Base — Net of Collateral Reserves					$0

	Availability before Exposure Reserves					$0

	Exposure Reserves
	Witholding Taxes
	Banking Services
	Canadian Priority Claims — Employee Related					$0

	Availability after Exposure Reserves					$0

Schedule 2 to Borrowing Base
Canadian Priority Claims as of
July 31, 2005

Canadian Exchange Rate				25%	50%	75%	100%

Account Name	GL #	CDN$	US$	Week 1	Week 2	Week 3	Week 4
				percentages only applicable for GST
Goods and Services Taxes Collected and Not Yet Remitted	1186000			—	—	—	—

Employer Taxes Accrued and Not Yey Submitted	1175000			—	—	—	—

Accrued Quebec Pension Plan & Canada Pension Plan Employer Contributions and Employee Contribution Withholdings Not Yet Remitted (Accrued Medical)	1181001			—	—	—	—

Accrued Workers Compensation Premiums Not Yet Remitted	1180002			—	—	—	—

Employee Stock Purchase Plan	1181004			—	—	—	—

Accrued Workers Compensation Premiums Not Yet Remitted	1181002			0	0	0	0

Accrued Wages Payable Not Yet Remitted	1180004			0	0	0	0

Other Employee Benefits Not Yet Remitted (Nest Egg 401K)	1181005			0	0	0	0

Accrued Vacation Pay Not Yet Remitted	1180000			—	—	—	—

Accrued Employee Income Tax Withholdings Not Yet Remitted	1171000			—	—	—	—

Total Canadian Reserves		0	0	—	—	—	-

Schedule 3 to Borrowing Base Certificate
Letters Of Credit
July 31, 2005
Canadian Exchange Rate
1.2259
Description

	Canadian L/Cs (000)		US L/C’s (000)	Total L/C’s
	CDN$	US$	US$	US$

Svenska — Old Republic	0	0	0.0000	0.0000
ABN — Zurich	0	0	0.0000	0.0000
ABN — Hartford	0	0	0.0000	0.0000
ABN — St. Paul ABN — Greenwich	0	0	0.0000	0.0000
JPM — National Union Fire	0	0	0.0000	0.0000
JPM — Reliance	0	0	0.0000	0.0000
JPM — Travelers	0	0	0.0000	0.0000
WACHOVIA — Liberty Mutual Insurance	0	0	0.0000	0.0000
WACHOVIA — Affiliated Foods	0	0	0.0000	0.0000
RBC — Alberta Used Oil Mgmt	0.000	0.000	0	0.0000
RBC — Manitoba Finance	0.000	0.000		0.0000
RBC — Ontario Minister of Finance	0.000	0.0000	0	0.0000
RBC — Saskatchewan Finance	0.000	0.0000	0	0.0000
RBC — Imperial Tobacco Company	0.000	0.000	0	0.0000

Total L/C Reserve	0.000	0.000	0.000

Accounts Receivable Internal use only support to Schedule 1
Source AROR46C
As of	07/31/05
WSJ — FX rate	1.2259
noon rate

	US	Canada (CD$)	Canada (US$)	Total
Gross A/R			—	—

Intercompany			—	—

Other Ineligibles:
A/R >60 days			—	—
Credits >60 days			—	—
Employee (79)			—	—
Cash and carry (81)			—	—
Factory Reps (87)			—	—
Government (88)			—	—
Notes Rec (91)			—	—
Bankruptcy (92)			—	—
Collection (93)			—	—
Court Action (94)			—	—
Pct over 60 days>=50% (P)			—	—
O/T COD (T)			—	—
A/R chgbks (H)			—	—

Total Ineligible	—	—	—	—

Ineligibles excl credits	—	—
Per AROR46C
Difference	—	—

Source: AROD11D
Clean invoices			—	—

Inventory Balances -— Internal use only support to Schedule 1
As of            07/31/05

	Cigs	Stamps	Cigars & Tob	Other	Total
US
Inside					0
PM Buydown					0
Outside					0
X-Dock					0
Dry Room [1]					0

Total US	0	0	0	0	0
	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	100%
		#DIV/0!		#DIV/0!
Less Unaffixed Stamps

Net US	0	0	0	0	0

Canada ( C$ )
Inside					0
Outside					0
X-Dock					0
Dry Room [1]					0

Total CD Inventory	0	0	0	0	0
Excise Taxes [2]		0		0

Total Canadian (CD$)	0	0	0	0	0
Noon F/X 3	1.2259	--------------------------------------------------------->
Total Canadian (US$)	0	0	0	0	0
	#DIV/0!			#DIV/0!

Total Company (US$)	0	0	0	0	0

per BB

[1]	US and Canadian dry rooom inventory based on Jul 05 GL.

[2]	Excise Taxes (GL# S01405) as of Jul 2005 (n:\t\bb\ge\morptg\moinelig\month\CDexcisetaxes.xls)

[3]	Noon F/X as of 07/31/05
OTHER RESERVES
Intercompany Profits

	Year-to-date			July-05	Total I/C
	Sales[1]	Gross Profit[1]		Inventory[2]	Profits
AMI
ARTIC

Total I/C	—	—	#DIV/0!	—	#DIV/0!

[1]	Income Statement from White Book

[2]	Asset Analysis — Inventory

EXHIBIT D
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of,                      (as amended, modified, renewed or extended from time to time, the “Agreement”) among                      (each a “Borrower” and collectively the “Borrowers”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
1. I am the duly elected                      of each of the Borrowers;
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their respective Subsidiaries during the accounting period covered by the attached financial statements [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes];
3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;
4. I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Agent the notice required by Section 4.15 of the Security Agreement;
5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with Section 6.13 of the Agreement (if applicable under the terms of Section 6.13), all of which data and computations are true, complete and correct; and
6. Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, is taking, or proposes to take with respect to each such condition or event or (i) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

Exhibit D

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this  _____ day of                     ,  _______.

By:
Name:
Title:
Exhibit D

SCHEDULE I
Compliance as of                     ,                      with
Provisions of                      and                      of
the Agreement
Exhibit D

SCHEDULE II
Borrowers’ Applicable Rate Calculation
Exhibit D

EXHIBIT E-1
LOAN PARTY JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of                     , ___, 200_, is entered into between                                         , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of                     , _____, 200___ among                      (each a “Borrower” and collectively the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]* *[The New Subsidiary has delivered to the Administrative Agent an executed Loan Guaranty.]*
2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

Exhibit E

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.
5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:
Exhibit E

EXHIBIT E-2
BORROWER JOINDER AGREEMENT
THIS JOINDER AGREEMENT (this “Agreement”), dated as of _____,  _____, 200_, is entered into between                                         , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of                     ,  _____, 200_____ among                      (each a “Borrower” and collectively the “Borrowers”), the Loan Parties party thereto, the Lenders party thereto and the Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a “Borrower” for all purposes of the Credit Agreement and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Borrowers set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and (c) all of the multiple borrower provisions of Article XI of the Credit Agreement, including, without limitation, the appointment of Holdings as Administrative Borrower. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby agrees, jointly and severally with the other Borrowers, that it is responsible for the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.
3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Exhibit E

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:
Exhibit E

EXHIBIT F
FORM OF BORROWING REQUEST
Reference is made to that certain Credit Agreement, dated as of October [                    ], 2005, by and among Core-Mark Holding Company, Inc. and certain of its Affiliates, as borrowers (collectively, the “Borrowers”); the other Loan Parties signatory thereto; JPMorgan Chase Bank., N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other Lenders signatory thereto from time to time (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.
The undersigned hereby gives irrevocable notice, pursuant to Section 2.03 of the Credit Agreement, of a request hereby for a Revolving Borrowing as follows:

Aggregate Amount of Borrowing:	[$][Cdn.]

Date of Borrowing:

Amount of Borrowing	Type of Revolving Loan	Interest Period

[$][Cdn.$]	[ABR][LIBOR][CDOR] [Canadian Prime Rate] Loan	_____ Months
The requested Revolving Borrowing is to be wired as follows:
[Name of Bank]
[City of Bank]
Beneficiary:
Account No.:
ABA No.:
Attn:
The undersigned hereby certifies (as Administrative Borrower on behalf of each of the Borrowers) that on the date hereof and on the Date of Borrowing set forth above, and after giving effect to the Borrowings requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Credit Agreement; (ii) the proceeds of the Revolving Borrowings will be used in accordance with Section 5.08 of the Credit Agreement; (iii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except in the case of representations and warranties that relate by their terms to a specified date); and (iv) after giving effect to the requested Revolving Borrowings, Availability is not less than zero.
Exhibit F

IN WITNESS WHEREOF, the Administrative Borrower has caused this Notice of Borrowing Request to be executed and delivered by its duly authorized officer to the Administrative Agent and the Canadian Funding Bank as of the date first set forth above.

CORE-MARK INTERNATIONAL, INC.
By:
Name:
Title:
Exhibit F

EXHIBIT G
FORM OF REVOLVING NOTE
[                    , 20__]
Each of the undersigned (each a “Borrower” and, collectively, the “Borrowers”), promises to pay to the order of [                    ] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrowers pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, N.A., as Administrative Agent, located at [                    ] or at such other location as the Administrative Agent may designate from time to time in writing, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrowers shall pay the principal of and accrued and unpaid interest on the Revolving Loans and LC Disbursements in full on the Maturity Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Revolving Note is one of the promissory notes referred to in, and issued pursuant to, Section 2.10(f) of the Agreement, and is entitled to the benefits of, the Credit Agreement, dated as of October [_____], 2005 (which, as it may be amended, restated or modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers, the other Loan Parties, the lenders party thereto, including the Lender, the Issuing Bank and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. This Revolving Note is secured pursuant to the Collateral Documents. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
Demand, presentment, protest and notice of nonpayment of this Revolving Note are waived by the Borrowers to the extent set forth in the Agreement. Upon and after the occurrence of any Default or Event of Default, this Revolving Note may, to the extent set forth in the Agreement, and without demand or notice of legal process of any kind except as provided for in the Agreement, be declared and immediately shall become due and payable.
THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Exhibit G

BORROWERS: CORE-MARK HOLDING COMPANY, INC.
By:
Name:
Title:

CORE-MARK INTERNATIONAL, INC.
By:
Name:
Title:

CORE-MARK HOLDINGS I, INC.
By:
Name:
Title:

CORE-MARK HOLDINGS II, INC.
By:
Name:
Title:

CORE-MARK HOLDINGS III, INC.
By:
Name:
Title:

CORE-MARK MIDCONTINENT, INC.
By:
Name:
Title:

CORE-MARK INTERRELATED COMPANIES, INC.
By:
Name:
Title:
Exhibit G

HEAD DISTRIBUTING COMPANY
By:
Name:
Title:

MINTER-WEISMAN CO.
By:
Name:
Title:
Exhibit G

EXHIBIT H
FORM OF INTEREST ELECTION REQUEST
Reference is made to that certain Credit Agreement, dated as of October [_____], 2005, by and among Core-Mark Holding Company, Inc. and certain of its Affiliates, as borrowers (collectively, the “Borrowers”); the other Loan Parties signatory thereto; JPMorgan Chase Bank., N.A., as administrative agent for the Lenders (the “Administrative Agent”), and the other Lenders signatory thereto from time to time (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.
The undersigned hereby gives irrevocable notice, pursuant to Section 2.08(b) of the Credit Agreement, of a request hereby that the Revolving Borrowing set forth below be converted to the Type set forth below as follows:

Aggregate Amount of Borrowing:	[$][Cdn.]

Date of Borrowing:

Date of Conversion

Amount of Borrowing	Type of Revolving Loan	Interest Period

[$][Cdn.$]	[ABR][LIBOR][CDOR] [Canadian Prime Rate] Loan	_____ Months
Exhibit H

IN WITNESS WHEREOF, the Administrative Borrower has caused this Notice of Borrowing Request to be executed and delivered by its duly authorized officer to the Administrative Agent and the Canadian Funding Bank as of the date first set forth above.

CORE-MARK INTERNATIONAL, INC.
By:
Name:
Title:
Exhibit H